SCHEDULE 14A INFORMATION
                   Proxy Statement Pursuant to Section 14(a) of the Securities and Exchange Act of 1934
                              (Amendment No. ___)


Filed by the Registrant                           [X]
Filed by a Party other than the Registrant        [ ]


Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss 240.14a-11(c) or ss 240.14a-12


                           K-tel International, Inc.
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)


(Name of Person(s) Filing Proxy Statement if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2).

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[X]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)   Title of each class of securities to which transaction applies:
          Common Stock

     2)   Aggregate number of securities to which transaction applies:
          N/A

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined.)
          N/A

     4)   Proposed maximum aggregate value of transaction:
          $23,200,000 (estimated purchase price, as adjusted)

     5)   Total fee paid:
          $4,640

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:

     2)   Form, Schedule or Registration Statement No.:

     3)   Filing Party:

     4)   Date Filed:



                      (Logo of K-tel International, Inc.)

                                PROXY STATEMENT

                                       OF

                           K-TEL INTERNATIONAL, INC.
                           2605 FERNBROOK LANE NORTH
                       MINNEAPOLIS, MINNESOTA 55447-4736

                                 -------------

                        SPECIAL MEETING OF SHAREHOLDERS
                             _______________, 1995

                                  INTRODUCTION

         This Proxy Statement and the accompanying form of proxy are furnished in connection with the solicitation of proxies by the Board of Directors of K-tel International, Inc. (the "Company") to be used at the Special Meeting of the Shareholders of the Company to be held at 10:00 a.m., local time, on November 29, 1995, in the Company's executive offices located at 2605 Fernbrook Lane North, Minneapolis, Minnesota.

         Only shareholders of record as of the close of business on October 25, 1995, will be entitled to vote, as a single class with one vote per share, at the Special Meeting of Shareholders. At the close of business on October 25, 1995, the Company had outstanding ___________ shares of Common Stock, $.01 par value (the "Common Stock").

         At the Special Meeting of Shareholders ("Special Meeting"), shareholders will vote on the following proposals: (1) to approve an Agreement for Purchase and Sale, dated June 28, 1995 (the "Purchase Agreement") between the Company and Simitar, Inc. (the "Purchaser") and the transactions contemplated thereby (the "Transactions"), and (2) to transact any other business as may properly come before the meeting. The Transactions include the sale by the Company to the Purchaser of the consumer entertainment business of the Company through the sale of the stock of certain subsidiaries of the Company. The Purchaser is currently controlled by Mickey Elfenbein who is President, Chief Executive Officer and a director of the Company. After the consummation of the Transactions, the Purchaser will employ many of the Company's employees, including other officers. The sale of the consumer entertainment business of the Company is a sale of substantially all of the assets of the Company.

         THE TRANSACTIONS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTIONS NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

         The quorum required to hold the meeting is a majority of the shares of Common Stock entitled to vote at the meeting, present in person or by proxy. If a quorum is present, the affirmative vote, in person or by proxy, of a majority of the outstanding shares of Common Stock of the Company, voting together as a single class and with one vote per share, is required to approve the Transactions. Approval of the Transactions is assured because Philip Kives, Chairman of the Board, is the beneficial owner of more than a majority of the outstanding shares of Common Stock of the Company and intends to vote all of such shares in favor of approval of the Transactions.

         Each shareholder who signs and returns a proxy in the form enclosed with this Proxy Statement may revoke the same at any time prior to its use by giving notice of such revocation to the Company in writing or in open meeting. Presence at the Special Meeting of a shareholder who has signed a proxy does not alone revoke that proxy. Unless so revoked, the shares represented by each proxy will be voted as specified in the instructions indicated in such proxies at the Special Meeting and at any adjournments thereof. IF NO INSTRUCTIONS ARE INDICATED, SUCH PROXIES WILL BE VOTED FOR THE PROPOSAL TO APPROVE THE TRANSACTIONS AND, IN THE DISCRETION OF THE PERSONS NAMED IN THE PROXY, ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING. Abstentions and broker nonvotes will have the effect of a vote against the proposal to approve the Transactions. With respect to abstentions, the shares of Common Stock are considered present at the Special Meeting. They are not, however, affirmative votes for the matter and, therefore, they will have the same effect as votes against the matter. With respect to broker non-votes, the shares of Common Stock are not considered present at the meeting as to which the broker withheld authority. Consequently, broker non-votes are not counted.

         All expenses involved in preparing, assembling and mailing this Proxy Statement and the accompanying materials will be paid by the Company. In addition to solicitation by mail, directors, officers and regular employees of the Company may solicit proxies by telephone, telegram or by personal interviews. Such persons will receive no additional compensation for such services. The Company will reimburse brokers and certain other persons for their charges and expenses in forwarding proxy material to the beneficial owners of Common Stock held of record by such persons.

          Pursuant to Minnesota law, each shareholder has the right to exercise dissenters' rights. An explanation of dissenters' rights is included in this Proxy Statement, and a copy of Sections 302A.471 and 302A.473 of the Minnesota Business Corporations Act, is included as Annex C.

         This Proxy Statement and the preceding Notice of Special Meeting of Shareholders are first being mailed to shareholders on or about October ___, 1995.


         The date of this Proxy Statement is October ___, 1995.


                                EXPLANATORY NOTE

         The Transactions include the sale by the Company to the Purchaser of the consumer entertainment business of the Company through the sale of certain subsidiaries of the Company. The Purchaser is currently controlled by Mickey Elfenbein who is President, Chief Executive Officer and a director of the Company. After consummation of the Transactions, the Purchaser will employ many of the Company's employees who will resign their positions with the Company and its remaining subsidiaries, including Mr. Elfenbein, Mark Dixon who is Vice President-Finance, Chief Financial Officer, Treasurer and a director of the Company, and David Weiner who is Senior Vice President of the Company. In addition, the Transactions contemplate the prior or contemporaneous occurrence of certain other transactions (the "Related Entity Transactions") among the Purchaser, Mickey Elfenbein and K-5 Leisure Products, Inc. ("K-5"), a corporation controlled by Philip Kives, the Company's Chairman and principal shareholder. Upon consummation of the Transactions and the Related Entity Transactions, Philip Kives, Chairman of the Board of the Company, will beneficially own approximately 75.8% of the outstanding Common Stock of the Company. At some time after consummation of the Transactions, the Company may determine to approve a reverse stock split or a merger in which the shares owned by all shareholders other than Mr. Kives' company are cancelled, which would have the effect of causing the Company to cease to be a registered company under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). As a nonregistered company, the Company's Common Stock would not be designated on The Nasdaq Stock Market. In the event of such reverse stock split or merger, the holders of the Company's Common Stock whose shares are cancelled would be entitled to receive the fair value of their shares under the Minnesota Business Corporation Act. See "Special Factors--Privatization of the Company."

         In accordance with the rules and regulations of the Securities and Exchange Commission (the "Commission") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), on , 1995, concurrent with the initial filing of this Proxy Statement, the Company filed with the Commission a Rule 13e-3 Transaction Statement on Schedule 13E-3 (the "Schedule 13E-3") with respect to the Transactions.


                                                 TABLE OF CONTENTS

                                                                                                           PAGE NO.

Summary...........................................................................................................5
Special Factors..................................................................................................10
The Proposal.....................................................................................................13
The Transactions.................................................................................................14
         Background..............................................................................................14
         Terms of the Transactions...............................................................................15
         Other Agreements between the Company and
          the Purchaser..........................................................................................18
         Related Entity Transactions.............................................................................20
         Reasons For the Transactions............................................................................20
         Effects of the Transactions.............................................................................21
         Position of Company's Management; Potential
          Conflicts of Interest..................................................................................22
         Opinion of the Financial Advisor........................................................................22
         Plans for the Company after the Transactions............................................................24
         Accounting Treatment....................................................................................25
         Interests of Certain Persons............................................................................25
         Federal Income Tax Consequences.........................................................................26
Fees and Expenses................................................................................................26
Dissenters' Rights...............................................................................................27
Price Ranges of Common Stock; Dividends..........................................................................30
Possible Effect on the Market for the Common Stock...............................................................30
Selected Historical and Pro Forma Financial Data of
 the Company.....................................................................................................31
Certain Information Regarding the Purchaser......................................................................35
Security Ownership...............................................................................................35
Compliance with Section 16(a)....................................................................................37
Regulatory Approvals.............................................................................................37
Transaction of Other Business....................................................................................37
Independent Public Accountants...................................................................................38
Available Information............................................................................................38


Annex A - Agreement for Purchase and Sale
Annex B - Stock Transfer and Loan Repayment Agreement
Annex C - Sections 302A.471 and 302A.473, Minnesota Business Corporation Act
Annex D - Opinion of Van Kasper & Company


                                    SUMMARY

         The following summary is a brief summary of information contained elsewhere in this Proxy Statement. This summary is not intended to be complete and is qualified in its entirety by reference to the more detailed information set forth elsewhere in this Proxy Statement and the documents in the Annexes attached to this Proxy Statement. Certain capitalized terms used in this summary are defined elsewhere in this Proxy Statement. You are urged to read this Proxy Statement and the Annexes attached hereto in their entirety.

SPECIAL MEETING OF SHAREHOLDERS

         Meeting Date; Purposes. The Special Meeting of Shareholders of the Company will be held on Wednesday, November 29, 1995, at 10:00 a.m., local time, at the Company's executive offices located at 2605 Fernbrook Lane North in Minneapolis, Minnesota. At the Special Meeting, the shareholders will vote on the following proposals (1) to approve an Agreement for Purchase and Sale, dated June 28, 1995 (the "Purchase Agreement"), between the Company and Simitar, Inc. (the "Purchaser") and the transactions contemplated thereby (the "Transactions"), and (2) to transact such other business as may properly come before the meeting.

         Record Date; Shares Entitled to Vote. The Board of Directors of the Company has fixed the close of business on October 25, 1995, as the record date for the determination of shareholders entitled to notice of and to vote, either in person or by proxy, at the Special Meeting and any adjournments or postponements thereof.

THE TRANSACTIONS

         The Sale of the Entertainment Subsidiaries. The Company proposes to sell its consumer entertainment business to the Purchaser by selling to the Purchaser three domestic subsidiaries and ten foreign subsidiaries (the "Entertainment Subsidiaries") which own the master recording catalog rights to music recordings and through which the Company operates its consumer entertainment products business at a purchase price of $25,000,000 plus certain adjustments estimated at June 30, 1995 to increase the total purchase price to $31,400,000. In addition, the Purchaser has agreed to pay interest on the purchase price for the Entertainment Subsidiaries from November 30, 1995 to the date of closing if closing is delayed past November 30, 1995 due to the failure of Purchaser to close on its financing on November 30, 1995. Also, as part of the Transactions, the Company and the Remaining Subsidiaries will repay the net intercompany debt owed by them to the Entertainment Subsidiaries estimated to be approximately $8,200,000 at June 30, 1995 and will repay bank indebtedness estimated at June 30, 1995 to be approximately $1,500,000. The Company has a net operating loss carryover which the Company believes will be sufficient to eliminate any federal income tax consequences from the sale of the Entertainment Subsidiaries, except for alternative minimum tax of approximately $200,000 and state tax of approximately $400,000. If the Transactions had closed on June 30, 1995, the Company's net after-tax cash position would have been increased by an estimated $21,100,000. The Company will retain and continue to operate its consumer convenience products business through two U.S. subsidiaries (the "Remaining Subsidiaries"). As a result of the sale of the Entertainment Subsidiaries, the Company will also lose the ability to utilize the distribution capabilities of the Entertainment Subsidiaries to market consumer convenience products in Europe and will assign to the Purchaser the exclusive rights to the K-tel tradenames and trademarks in Europe, the former Soviet block countries, the Middle East and Africa, except that the Company will retain a non-exclusive license for products other than consumer entertainment products for two years in Europe and for four years in the other territories. The Purchase Agreement is attached to this Proxy Statement as Annex A. See "The Transactions--Terms of the Transactions."

         Other Agreements. Contemporaneously with the consummation of the Purchase Agreement, other agreements will be entered into by the Company in accordance with the Purchase Agreement. The Purchaser will acquire the rights to the K-tel tradenames and trademarks in Europe, the former Soviet block countries, the Middle East and Africa and will have the right to use the K-tel tradenames and trademarks to market and distribute consumer entertainment products throughout the world and other products in certain territories pursuant to a trademark agreement between the Company and the Purchaser. The Company will also enter into subleases with one of the Entertainment Subsidiaries acquired by the Purchaser for the use and occupancy of office and warehouse space leased by such subsidiary in Minneapolis, Minnesota. In addition, the Company and the Purchaser will enter into a record license agreement pursuant to which the Company will have the non-exclusive right to utilize the master recordings catalog acquired by the Purchaser to produce one album for sale by the Company through infomercials for certain royalty fees. See "The Transactions--Other Agreements between the Company and the Purchaser."

         Related Entity Transactions. Pursuant to the stock transfer and repayment agreement dated June 28, 1995 (the "Related Entity Agreement") among the Purchaser, Mickey Elfenbein and K-5 Leisure Products, Inc. ("K-5"), a company controlled by Philip Kives, the Chairman of the Board and principal shareholder of the Company, certain other transactions (the "Related Entity Transactions") will occur prior to or contemporaneously with the consummation of the Transactions. As a result of the Related Entity Transactions, K-5 will acquire 350,000 shares of the Company's Common Stock currently owned by Mr. Elfenbein and will receive a note for approximately $1.1 million from the Purchaser. As a result of the Related Entity Transactions, the percentage of the Company's outstanding Common Stock beneficially owned by Mr. Kives will increase to 75.8% from 66.4%. Also, the Purchaser will acquire K-5's 52% common stock interest in Simitar Entertainment, Inc. ("SEI"), a video entertainment production and distribution corporation, and Mr. Elfenbein will have repaid indebtedness owed to K-5 and its affiliates of approximately $928,000 at June 30, 1995. The Related Entity Agreement is attached to this Proxy Statement as Annex B. See "The Transactions--Related Entity Transactions."

         Shareholder Approval of the Transactions. The affirmative vote of at least a majority of the outstanding shares of the Company's Common Stock is required to approve the Transactions. Approval of the Transactions is assured because Philip Kives, Chairman of the Board of the Company, is the beneficial owner of more than a majority of the outstanding shares of Common Stock of the Company and intends to vote all of such shares in favor of approval of the Transactions. See "The Proposal."

         Dissenting Shareholders' Rights. Holders of the Common Stock of the Company who vote against approval of the Transactions may exercise dissenters' rights and receive cash for the fair value of their shares of Common Stock under certain circumstances and by following procedures prescribed by the Minnesota Business Corporations Act. The failure of a dissenting shareholder to follow the prescribed procedures will result in the termination or waiver of such rights. A copy of the provisions of the Minnesota Business Corporations Act relating to dissenters' rights is attached to this Proxy Statement as Annex C. See "Dissenters' Rights."

         Interests of the Company's Management. Philip Kives, Chairman of the Board of Directors, beneficially owns approximately 66.4% of the Company's outstanding Common Stock as of September 1, 1995. Mickey Elfenbein, President, Chief Executive Officer, and a director of the Company, beneficially owns approximately 10.7% of the Company's outstanding Common Stock as of September 1, 1995 and currently controls the Purchaser. Upon consummation of the Related Entity Transactions, Mr. Kives will beneficially own approximately 75.8% of the Company's outstanding Common Stock. The Purchaser is currently controlled by Mr. Elfenbein and, after consummation of the Transactions, will employ many of the Company's employees who will then resign their positions with the Company and the Remaining Subsidiaries, including Mr. Elfenbein, Mark Dixon who is Vice President-Finance, Chief Financial Officer, Treasurer and a director of the Company and David Weiner who is Senior Vice President of the Company. Mr. Elfenbein has also agreed to resign as an officer and director of the Remaining Subsidiaries and as Chief Executive Officer of the Company effective October 16, 1995, and, if the Purchaser has obtained the financing commitment to complete the Transactions by October 16, 1995, to resign as President of the Company effective October 16, 1995. In addition, Mr. Kives is Mr. Elfenbein's uncle.

         Effective Time. The Transactions will become effective at closing. There can be no assurance that all of the conditions to closing will be satisfied.

         Opinion of Financial Advisor. Van Kasper & Company ("Van Kasper") has been retained by the Company to act as financial advisor in connection with the merger and related matters. Van Kasper has delivered to the Company's board of directors its written opinion, dated August 31, 1995, which is attached hereto as Annex D, to the effect that, as of such date and based upon the matters described therein, the consideration to be received in the Transactions by the Company is fair to the Company's shareholders from a financial point of view. Reference is made to the full text of such opinion in Annex D to this Proxy Statement. The Company's shareholders are urged to read the opinion in its entirety. See "The Transactions--Opinion of Financial Advisor."

INCORPORATION OF CERTAIN FINANCIAL STATEMENTS BY REFERENCE

         The financial statements of the Company included in the following documents filed with the Commission are hereby incorporated by reference in this Proxy Statement: the Company's Annual Report on Form 10-K for the fiscal years ended June 30, 1994 and 1993, and the Company's Quarterly Report on Form 10-Q for the fiscal quarters ended March 31, 1995, December 30, 1994 and September 30, 1994.

         The Company will provide without charge to each person, including any beneficial owner, to whom this Proxy Statement is delivered, upon written or oral request of any such person, a copy of any and all documents which are incorporated herein by reference. Requests should be directed to the Company at 2605 Fernbrook Lane North, Minneapolis, Minnesota 55447, Attention: Mark Dixon, Vice President-Finance.

SELECTED COMPARATIVE FINANCIAL DATA

         The selected historical financial data for the two years ended June 30, 1994 are derived from the consolidated financial statements of the Company, which have been audited by Arthur Andersen LLP, independent public accountants, for the periods and as of the dates indicated in its reports which are incorporated by reference in this Proxy Statement. The interim financial data has not been audited but, in the opinion of management, includes all adjustments, consisting of normal, recurring adjustments and accruals, which the Company considers necessary for fair presentation of the Company's financial position and the results of operations for the periods indicated. The pro forma financial data has not been audited but, in the opinion of management, includes all adjustments necessary to present fairly the information set forth therein with respect to the divestiture of the Entertainment Subsidiaries. The following selected historical data should be read in conjunction with the Company's consolidated financial statements incorporated by reference in this Proxy Statement. The pro forma financial data is provided for comparative purposes only and may not be indicative of (i) the actual results that would have occurred had the divestiture of the Entertainment Subsidiaries been consummated at the beginning of the period for which pro forma information is presented or
(ii) the results to be expected in the future.


                                         SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

==================================================================================================================================
                                         Nine Months Ended       Nine Months Ended      Year Ended        Year Ended
                                           March 31, 1995          March 31, 1994      June 30, 1994     June 30, 1993
- ----------------------------------------------------------------------------------------------------------------------------------
                                     Historical       Pro Forma(1)   Historical   Historical      Pro Forma(1)     Historical
- ----------------------------------------------------------------------------------------------------------------------------------
                                                             (dollars in thousands except per share data)
- ----------------------------------------------------------------------------------------------------------------------------------
Income Statement Data:
- ----------------------------------------------------------------------------------------------------------------------------------
  Net Sales                            $ 49,905        $  9,485        $39,173       $54,270       $  8,789        $ 55,714
- ----------------------------------------------------------------------------------------------------------------------------------
  Operating Income (Loss)                  (171)         (1,320)         1,375           223         (1,546)          3,623
- ----------------------------------------------------------------------------------------------------------------------------------
  Net Income (Loss)                        (187)         (1,514)         1,292           376         (1,591)          2,701
- ----------------------------------------------------------------------------------------------------------------------------------
  Net Income (Loss) per Common
    and Common Equivalent Share        $   (.05)       $   (.40)       $   .34       $   .10       $   (.42)       $    .72
- ----------------------------------------------------------------------------------------------------------------------------------

- ----------------------------------------------------------------------------------------------------------------------------------
Balance Sheet Data
(at end of Period):
- ----------------------------------------------------------------------------------------------------------------------------------
  Total Assets                           31,423          26,340         25,750        26,874         22,479          21,922
- ----------------------------------------------------------------------------------------------------------------------------------
  Bank Debt                               2,312              86             60            --             --              60
- ----------------------------------------------------------------------------------------------------------------------------------
  Total Shareholders' Investment          4,578          28,575          5,484         4,546         31,241           4,150
- ----------------------------------------------------------------------------------------------------------------------------------

______________________

(1) Includes an increase in the Company's net after-tax cash position of an estimated $21,100,000, assuming $600,000 of federal alternative minimum tax and state tax because the Company's net operating loss carryover is expected to be sufficient to cover the gain on the sale for federal income tax purposes, and includes the repayment by the Company of $1.5 million of bank debt and $8.2 million representing the net consolidated amount owing to the Entertainment Subsidiaries which will be paid at closing. Excludes income and expenses of the Entertainment Subsidiaries sold in the Transactions.


                                SPECIAL FACTORS

         The following special factors regarding the Transactions and the business of the Company to be conducted after the Transactions are consummated should be considered carefully by shareholders before voting on the proposal to approve the Transactions.

POTENTIAL CONFLICTS OF INTEREST

         The Transactions involve inherent conflicts of interest between the interests of the Company, Philip Kives and Mickey Elfenbein. Mr. Kives and Mr. Elfenbein are directors of the Company, Mr. Kives is the Chairman of the Board and principal shareholder of the Company, and Mr. Elfenbein is the Chief Executive Officer and President of the Company. The Purchaser is currently controlled by Mr. Elfenbein and, after consummation of the Transactions, will employ many of the Company's employees who will then resign their positions with the Company and the Remaining Subsidiaries, including Mr. Elfenbein, Mark Dixon who is Vice President-Finance, Chief Financial Officer, Treasurer and a director of the Company and David Weiner who is Senior Vice President of the Company. Mr. Elfenbein has also agreed to resign as an officer and director of the Remaining Subsidiaries and as Chief Executive Officer of the Company effective October 16, 1995, and, if the Purchaser has obtained the financing commitment to complete the Transactions by October 16, 1995, to resign as President of the Company effective October 16, 1995. In addition, Mr. Kives is Mr. Elfenbein's uncle. The terms of the Transactions were negotiated between Mr. Kives and Mr. Elfenbein. Mr. Elfenbein and Mr. Dixon abstained from voting when the Board of Directors of the Company approved the Transactions, and the other members of the Board of Directors approved the Transactions after consideration of the analysis received from Van Kasper & Company, the Company's financial advisor, with respect to its ability to render a fairness opinion. Also, the Transactions will not be consummated unless the Related Entity Transactions are also completed. As a result of the Related Entity Transactions, the percentage of the Company's outstanding Common Stock beneficially owned by Mr. Kives will increase to 75.8% from 66.4%, and the indebtedness of Mr. Elfenbein, estimated to be approximately $928,000 at June 30, 1995, to companies controlled by Mr. Kives would be repaid. The relationship of Mr. Kives and Mr. Elfenbein to the Company and the Purchaser and the Related Entity Transactions, however, necessarily mean that the nature of the negotiations could not be as arms' length as would be negotiations with a third party.

CONTROL BY PRINCIPAL SHAREHOLDER

         Mr. Kives and Mr. Elfenbein beneficially own approximately 66.4% and 10.7%, respectively, of the outstanding Common Stock of the Company as of September 1, 1995. After giving effect to the Transactions and the Related Entity Transactions, Mr. Kives and Mr. Elfenbein will beneficially own approximately 75.8% and 0.3%, respectively, of the outstanding Common Stock. Accordingly, Mr. Kives will be able to exercise significant control over the Company's affairs, including but not limited to the election of directors.

CHANGE IN MANAGEMENT

         Upon consummation of the Transactions, Mr. Elfenbein and other employees of the Company will be employed by the Purchaser, including Messrs. Dixon and Weiner who are executive officers of the Company and will resign their positions with the Company. Mr. Elfenbein has also agreed to resign as an officer and director of the Remaining Subsidiaries and as Chief Executive Officer of the Company effective October 16, 1995, and, if the Purchaser has obtained the financing commitment to complete the Transactions by October 16, 1995, to resign as President of the Company effective October 16, 1995. The Company expects that Mr. Kives will serve as chief executive officer, and the Company's current controller for the North American operations will be the chief financial officer of the Company following consummation of the Transactions. Of the Company's 186 employees at June 30, 1995, 19 employees are designated to remain with the Company and 166 employees are expected to be employed by the Purchaser or the Entertainment Subsidiaries. Jeffrey M. Koblick, Senior Vice President-Purchasing and Operations of the Company, has not been designated to either the Company or the Purchaser. Mr. Koblick has not yet decided whether to continue his employment with the Company or to accept a position with the Purchaser. The Company and the Purchaser each agree for a period of two years following closing not to solicit or otherwise divert certain designated employees of the other, or hire any person who was an employee of the other within six months of the proposed date of hire.

         Although the Company and the Purchaser have each agreed to provide the other with transition administrative services reasonably required to effect the orderly transfer of the consumer entertainment product business and the division of the operations of the Company resulting from such transfer, the division of officers and employees between the Company and the Purchaser may present administrative and organizational complications which may be more than short-term in nature, depending on the ability of the Company to attract and hire additional personnel with expertise in the consumer convenience products business and to institute an organizational structure most conducive to the Company's business.

CHANGE IN DIRECTOR COMPOSITION

         Upon consummation of the Transactions, Mickey Elfenbein and Mark Dixon will resign as directors of the Company since they will be employed by the Purchaser. Mr. Elfenbein has also agreed to resign as President of the Company effective October 16, 1995 if the Purchaser has obtained a financing commitment to complete the Transactions by October 15, 1995. In addition, Sanford Sigoloff, a director of the Company, has indicated that he intends to resign after consummation of the Transactions because the Company's business will be more narrowly focused and because of the time requirements of his other business commitments. Seymour Leslie, a director of the Company, has indicated that his decision to remain a director of the Company after consummation of the Transactions will depend on the business plan to be formulated for the Company and his assessment of whether his advice and participation as a director will be meaningful to the enterprise. Both Messrs. Leslie and Sigoloff hAve indicated that they intend to resign as directors in the event the Transactions are not consummated. In the event the Company does not maintain at least two outside directors, the Company's Common Stock may no longer qualify for inclusion on The Nasdaq Stock Market.

CHANGE IN BUSINESS OF THE COMPANY

         The sale of the Company's consumer entertainment products business pursuant to the Transactions will result in a major change in the Company's business. For the fiscal year ended June 30, 1995, the net sales from the Entertainment Subsidiaries to be sold to the Purchaser were approximately 80% of consolidated net sales, and the balance of consolidated net sales were from the Company's Remaining Subsidiaries. The Company believes that the sale of the Entertainment Subsidiaries and its consumer entertainment products business will permit the Company to focus its resources on the sourcing, development, marketing and distribution of consumer convenience products, primarily in North America. However, the Company will lose the ability to utilize the distribution capabilities of the Entertainment Subsidiaries to market consumer convenience products in Europe, and the Company will only have a non-exclusive right to use the K-tel tradenames and trademarks for the sale of consumer convenience products for two years after closing in Europe and for four years after closing in the former Soviet block countries, the Middle East and Africa. There can be no assurance that concentration of the Company's business in the consumer convenience products business will be beneficial to the Company and its shareholders. Although the Company presently intends to expand its consumer convenience product business, the Company could also determine to expand into unrelated businesses which may not prove to be profitable to the Company.

PRIVATIZATION OF THE COMPANY

         The Company's Common Stock is currently registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and is a designated stock on The Nasdaq Stock Market. Such registration of the Common Stock may be terminated upon application of the Company to the Commission if there are fewer than 300 holders of record of the Common Stock. There are currently approximately 1800 holders of record of the Company's Common Stock. If the Company were to determine to approve a 250 to 1 reverse stock split, there would be fewer than 300 holders of record. In such event, the Company could make application on Form 15 to the Commission to deregister the Company's Common Stock under the Exchange Act and to suspend the Company's reporting obligations under Section 15(d) of the Exchange Act. Such deregistration would automatically take place 90 days after the filing of the Form 15. The Company's obligation to continue to file reports under Section 12 of the Exchange Act would cease as of Dhe date of filing the Form 15. Deregistration of the Common Stock under the Exchange Act reduces substantially the information required to be furnished by the Company to holders of the Common Stock and renders inapplicable certain of the provisions of the Exchange Act, such as short-swing profit recovery provisions of Section 16(b), the requirement of Section 14(a) that the Company furnish shareholders with proxy materials in connection with shareholders' meetings and the requirements of Rule 13e-3 promulgated under the Exchange Act with respect to "going private" transactions. If registration of the Common Stock under the Exchange Act is terminated, the Common Stock would no longer be eligible for continued inclusion on The Nasdaq Stock Market. In addition, Mr. Kives will beneficially own approximately 75.8% of the Company's outstanding Common Stock after giving effect to the Transactions and the Related Entity Transactions and could effect a merger in which the shares of all other shareholders are cancelled. In the event of such reverse stock split or merger, the holders of shares of Common Stock which are cancelled thereby will be entitled to the then fair value of their shares.

CLASSIFICATION AS AN INVESTMENT COMPANY

         If, as a result of the cash available to it from the sale of the Entertainment Subsidiaries, the Company were to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of "Government securities" and cash items) on an unconsolidated basis, the Company could be deemed to be an investment company subject to regulation under the Investment Company Act of 1940, as amended. "Government securities" means any securities issued or guaranteed as to principal or interest by the United States, or by a person controlled or supervised by and acting as an instrumentality of the Government of the United States pursuant to authority granted by the Congress of the United States, or any certificate of deposit for any of the foregoing. Because of the limited risk of Government securities, the yields of Government securities are lower than yields obtainable from investments with only somewhat more risk, such as investment grade corporate securities.

FAILURE OF TRANSACTIONS TO CLOSE

         There can be no assurance that all of the conditions to the transactions will be satisfied or that the transactions will be consummated. Failure to consummate the transactions will result in material expenses to the Company which will not be reimbursed. In such event, there may be other operational or management changes to address recent adverse results in certain of the Company's subsidiaries.

                                  THE PROPOSAL

         Except for where authority has been withheld by a shareholder, the enclosed proxy will be voted for the approval of the Agreement for Purchase and Sale, dated as of June 28, 1995, and the transactions contemplated thereby as approved by the Board of Directors of the Company on July 24, 1995. The Transactions include the sale by the Company to the Purchaser of the Company's consumer entertainment business through the sale of the stock of certain subsidiaries of the Company. The Purchaser is currently controlled by Mickey Elfenbein who is President, Chief Executive Officer and a director of the Company. For a description of the Transactions, see "The Transactions--Terms of the Transactions".

         The affirmative vote of at least a majority of the outstanding Common Stock of the Company is required for approval of the Transactions. Shareholders are urged to evaluate carefully all information contained in this Proxy Statement and to consult with their own advisors in order to make any decision to vote to approve the Transactions. Mr. Kives, Chairman of the Board and principal shareholder of the Company, beneficially holds approximately 66.4% of the Company's outstanding Common Stock and intends to vote such shares to approve the Transactions. Approval of a majority of the unaffiliated shareholders of the Company is not required under the Minnesota Business Corporation Act.

         The Board of Directors recommends a vote FOR approval of the Transactions.

                                THE TRANSACTIONS

BACKGROUND

         The Company is an international marketing and distribution company for packaged consumer entertainment products (music and video) and consumer convenience products (lower priced housewares, automotive accessories, exercise devices, and other goods). The Company was incorporated in 1968, and its corporate offices are located at 2605 Fernbrook Lane North, Minneapolis, Minnesota 55447.

         The Company's core business has been the marketing and selling of pre-recorded music, mainly in compilation format including various artists under a similar theme. Videos with a special theme concept have provided the Company with a product line compatible with its pre-recorded music and have been marketed and distributed throughout the Company's foreign subsidiaries, mainly the United Kingdom. The Company sells its products through both retail sales and direct response marketing. Retail sales have traditionally accounted for the majority of the Company's overall revenues. Television direct response marketing has been focused primarily in Europe, beginning in earnest in the late 1980's, using both terrestrial (local within a country) and Pan European satellite television. In the early 1990's, the Company expanded its level of consumer convenience product marketing in the United States and Europe. In the fiscal year ended June 30, 1995, consumer convenience product revenues accounted for approximately 38% of the Company's consolidated revenues.

         One of the Company's major assets is its music master catalog consisting of original recordings and re-recordings of music from the 1950s through the 1980s ("Master Recordings"). The Master Recordings are used for the Company's pre-recorded music products and are licensed to third parties. The Company markets and sells pre-recorded music both from its Master Recordings and from songs licensed from third party record companies. Sales of albums, cassettes and compact discs are made to rackjobbers, wholesalers and retailers in the United States and through subsidiaries and licensees in Europe and the Pacific region.

         The Company's products are manufactured by third-party suppliers with components supplied by independent vendors. At June 30, 1995, the Company employed 186 full time people worldwide. The Company's corporate offices and United States operations are located in leased facilities in a suburb of Minneapolis, Minnesota. The Company leases approximately 110,000 square feet of office and warehouse facilities. The Company's foreign subsidiaries lease a total of approximately 38,000 square feet of office and warehouse facilities.

TERMS OF THE TRANSACTIONS

         The following summary of the Transactions does not purport to be complete and is qualified in its entirety by reference to the Agreement of Purchase and Sale, dated June 28, 1995, between the Company and the Purchaser, and the Stock Transfer and Loan Repayment Agreement, dated June 28, 1995, between the Purchaser, Mickey Elfenbein and K-5 Leisure Products, Inc., an affiliate of Mr. Kives, which documents are attached hereto as Annexes A and B, respectively.

         On July 24, 1995, the Board of Directors of the Company, with Mickey Elfenbein and Mark Dixon abstaining from voting due to their conflict of interest, approved the sale to Simitar, Inc. (the "Purchaser") of the Company's consumer entertainment business through the sale of the stock of three domestic and ten foreign subsidiaries (the "Entertainment Subsidiaries") which own the master recording catalog rights to music recordings and through which the Company operates its consumer entertainment business, and certain related transactions between the Company and the Purchaser. The Purchaser is currently controlled by Mickey Elfenbein who is President, Chief Executive Officer and a director of the Company and, after consummation of the Transactions, will employ many of the Company's employees who will resign their positions with the Company and its remaining subsidiaries, including Mr. Elfenbein, Mark Dixon who is Vice President-Finance, Chief Financial Officer, Treasurer and a director of the Company, and David Weiner who is Senior Vice President of the Company. The Company will retain and continue to operate its consumer convenience products business, including the two domestic subsidiaries, primarily in North America. As a result of the Transactions, the Company will lose the ability to utilize the distribution capabilities of the Entertainment Subsidiaries to market consumer convenience products in Europe and will assign to the Purchaser the exclusive rights to the K-tel tradenames and trademarks in Europe, the former Soviet block countries, the Middle East and Africa, except that the Company will retain a non-exclusive license for products other than consumer entertainment products for two years in Europe and four years in the other territories. For the fiscal year ended June 30, 1995, the net sales of consumer convenience products by the Entertainment Subsidiaries was approximately 18% of consolidated net sales. For the fiscal year ended June 30, 1995, the net sales from the Entertainment Subsidiaries (including sale of consumer entertainment products and consumer convenience products) were approximately 80% of consolidated net sales, and the balance of consolidated net sales were from the consumer convenience product sales of the Remaining Subsidiaries.

         Upon consummation of the Transactions, Mr. Elfenbein and certain of the officers and other employees of the Company who will be employed by the Purchaser will resign their positions with the Company. Philip Kives, the Company's principal shareholder, will continue as Chairman of the Company. The Company and the Purchaser each agree for a period of two years following closing not to solicit or otherwise divert certain designated employees of the other, or hire any person who was an employee of the other within six months of the proposed date of hire.

         At the closing of the Transactions, the Company will sell to the Purchaser three domestic subsidiaries and ten foreign subsidiaries through which the Company operates its consumer entertainment business and which own the master recording rights to over 2,500 music recordings. The purchase price for the Entertainment Subsidiaries is $25,000,000 payable in immediately available funds at closing, subject to the following adjustments: (i) increased by the net profit in excess of $200,000 from the production and distribution of consumer convenience products by the Company and its Remaining Subsidiaries in the United States during the period from July 1, 1994 to September 30, 1995 (the "Consumer Products Profit Adjustment"), and (ii) increased by the amount by which the agreed value of the net assets of the Company and the Remaining Subsidiaries on a consolidated basis, after giving effect to the sale of the Entertainment Subsidiaries, but excluding receipt of the purchase price and expenses of the Transactions (the "Remaining Asset Value"), is less than $1,000,000 as of September 30, 1995. The Company will also retain the net profit or net loss from the consumer convenience products business operated by the Company and the Remaining Subsidiaries after September 30, 1995 and will not be impacted by the net profit or net loss of the Entertainment Subsidiaries after September 30, 1995. In addition, the Purchaser has agreed to pay interest on the purchase price for the Entertainment Subsidiaries from November 30, 1995 to the date of closing if closing is delayed past November 30, 1995 due to the failure of Purchaser to close on its financing on November 30, 1995. On the first anniversary of the closing, the purchase price will be increased by up to $400,000 or decreased, depending on the disposition of certain consumer convenience product inventory of the Remaining Subsidiaries classified as "slow moving" based on a formula under the Purchase Agreement. In addition, at closing all intercompany payables will be repaid in immediately available funds and certain bank indebtedness will be repaid by the primary obligors for the debt.

         As of June 30, 1995, the purchase price for the Entertainment Subsidiaries would have been $25,000,000 plus the following estimated amounts:
(i) zero for the Consumer Products Profit Adjustment, and (ii) $6,400,000 to bring the Remaining Asset Value to $1,000,000, or a total estimated purchase price of $31,400,000 before any additional adjustment for slow moving inventory on the first anniversary of the closing. In addition, as of June 30, 1995, the Company and the Remaining Subsidiaries owed approximately $8,200,000 to the Entertainment Subsidiaries and were responsible for approximately $1,500,000 of bank indebtedness. The Company has a net operating loss carryover which the Company believes will be sufficient to eliminate any federal income tax consequences from the sale of the Entertainment Subsidiaries, except for any alternative minimum tax. The alternative minimum tax and state tax payable by the Company as a result of the Transactions are estimated to be approximately $600,000. If the Transactions had closed on June 30, 1995, the Company's net after-tax cash position would have been increased by an estimated $21,100,000.

         The Purchase Agreement contains certain conditions to closing, including the following: (i) the Purchaser shall have obtained satisfactory financing for the acquisition of the Entertainment Subsidiaries and for its working capital needs, (ii) no material adverse litigation shall be pending or threatened with respect to the transactions contemplated by the Purchase Agreement, (iii) no material adverse change shall have occurred with respect to the Transactions (other than the discontinuance of certain operations in Europe), (iv) the approval of the Company's shareholders and all other necessary consents or approvals to the Transactions shall have been received, and (v) the Company's Board of Directors shall have received an opinion from a recognized investment banking firm to the effect that the Transactions are fair to the Company's shareholders from a financial point of view.

         As of the date hereof, the Purchaser has not yet obtained commitments for financing the purchase price for the Entertainment Subsidiaries and its working capital needs. The Purchaser has retained an investment banking firm to assist in placement of the financing and the placement is currently in process, but there can be no assurance that the Purchaser will be able to obtain satisfactory financing. The Company may terminate the Purchase Agreement if the Purchaser has not obtained a satisfactory financing commitment by September 8, 1995.

         The Company has retained Van Kasper & Company ("Van Kasper") as its investment banker. At the July 24, 1995 meeting of the Company's Board of Directors, Van Kasper indicated to the Board of Directors that it was in a position to render a fairness opinion on the Transactions to the Company's shareholders. Subsequently, Van Kasper has delivered its opinion, a copy of which is attached hereto as Exhibit D. See "The Transactions - Opinion of Financial Advisor."

         Mr. Kives beneficially owns approximately 63% of the Company's outstanding Common Stock, and he intends to vote such shares to approve the Transactions at the Special Meeting. There can be no assurance, however, that all of the conditions to the Transactions contemplated by the Purchase Agreement will be satisfied or that the Transactions will be consummated. Failure to consummate the Transactions will result in material expenses to the Company which will not be reimbursed. In such event, there may be other operational or management changes to address recent adverse results in certain of the Company's subsidiaries.

         The Purchase Agreement may be terminated by either the Company or the Purchaser if the Transactions do not close on or before November 30, 1995. The Company may terminate the Purchase Agreement in the event any person shall have commenced a tender offer for all outstanding shares of the Company's Common Stock or made an offer involving a merger or consolidation of the Company or the acquisition of all or substantially all of its assets and the Company's Board of Directors determines upon the advice of its legal counsel that if they failed to recommend such offer or accept such proposal then such failure would be likely to result in a breach of the directors' fiduciary or legal duties. The Purchaser may terminate the Purchase Agreement if any person has commenced a tender offer for the Company's Common Stock and the Company's Board of Directors has withdrawn or materially adversely modified or changed its recommendation of the Purchase Agreement to the Company's shareholders. Also, the Company or the Purchaser may terminate the Agreement upon ten days prior written notice if any condition to such party's obligations under the Purchase Agreement is not satisfied when it is required to be satisfied under the terms of the Purchase Agreement.

         In the event the Purchase Agreement is terminated without any default by a party of its obligations under the Purchase Agreement, neither the Company nor the Purchaser will have any further liability, except that the Purchaser is obligated to pay one-half of certain legal and accounting costs. In the event the Purchase Agreement is terminated by reason of a willful breach by a party, then the breaching party will be liable to the nonbreaching party for all actual, consequential and incidental damages suffered by the nonbreaching party arising from the willful breach.

OTHER AGREEMENTS BETWEEN THE COMPANY AND THE PURCHASER

         Contemporaneously with closing under the Purchase Agreement, the Company and the Purchaser will enter into certain additional agreements. The provisions of the Purchase Agreement also provide for certain post-closing obligations of the parties.

         Trademark Agreement. Pursuant to a Trademark Agreement, the Purchaser will acquire (a) the exclusive right to use the K-tel tradenames and K-tel trademarks (the "K-tel Marks") in the United States for consumer entertainment products during the four years after closing, except that the Company retains the right to sell consumer entertainment products through direct response advertising in the United States, and (b) the non-exclusive right to use the K-tel Marks for consumer convenience products in Mexico for four years and for two years in Asia and Canada. The Purchaser also has the right to sell off inventory bearing the K-tel Marks after the licenses expire for four years in the Untied States and Mexico and for two years in Canada and Asia. In addition, pursuant to the Trademark Agreement, the Company will assign the K-tel Marks to the Purchaser in Europe, the former Soviet block countries, the Middle East and Africa, except that the Company will retain a non-exclusive license to use the K-tel Marks with respect to products which are not consumer entertainment products for two years in Europe and for four years in the former Soviet block countries, the Middle Eat and Africa. The Company also has the right to sell off inventory bearing the K-tel Marks after its non-exclusive license expires for two years in Europe and for four years in the former Soviet block countries, the Middle East and Africa. In addition, the Company has a right of first refusal to acquire any K-tel Marks assigned to the Purchaser during the first four years after closing of the Transactions.

         Subleases. Pursuant to Sublease Agreements, the Company will sublease approximately 4,600 square feet of office space and 30,500 square feet of warehouse space for its consumer convenience products business in Minneapolis, Minnesota, from one of the Entertainment Subsidiaries through March 13, 1996, at a pass-through of the rent obligations, with an option to extend the sublease for six months.

         Record License Agreement. Pursuant to a Record License Agreement, the Company will have the nonexclusive right to utilize the master recordings catalog of the Entertainment Subsidiaries to produce one album for sale by the Company through infomercials for certain royalty fees.

         Transition Services. Under the Purchase Agreement, the Company and the Purchaser will provide each other with such administrative services as may be reasonably required to effect the orderly transition of the division of the operations of the Company resulting from the sale of the Entertainment Subsidiaries to the Purchaser.

         Employee Protection. During the two years after closing of the sale of the Entertainment Subsidiaries to the Purchaser, the Company and the Purchaser each agree that it will not employ, solicit, hire away or in any other manner attempt to divert any person who is a designated employee of the other under the Purchase Agreement. Pursuant to the Purchase Agreement, all of the current employees of the Company and its subsidiaries will be designated to be employed by either the Company or the Purchaser upon consummation of the Transactions, except for Jeffrey M. Koblick, Senior Vice PresidentPurchasing and Operations of the Company, who has not yet decided whether to continue his employment with the Company or to accept an employment offer with the Purchaser. Currently it is expected that 19 of the Company's 186 employees will continue with the Company. In addition, during the two years after closing, the Company and the Purchaser each agree that it will not employ, solicit, hire away or in any other manner attempt to divert any person who was an employee of the other within six months prior to the employment of such person, other than Mr. Koblick, who is not yet a designated employee of either the Company or the Purchaser.

         Indemnification. Under the Purchase Agreement, the Company will indemnify the Purchaser and the Entertainment Subsidiaries from any claims, liabilities or expenses relating to consumer products sold prior to the closing, including consumer convenience products sold by the Entertainment Subsidiaries and the contracts and litigation to be assigned to the Company pursuant to the Purchase Agreement. The Purchaser will indemnify the Company and the Remaining Subsidiaries from any claims, liabilities or expenses relating to entertainment products sold prior to the closing, including any consumer entertainment products sold by the Company or the Remaining Subsidiaries.

RELATED ENTITY TRANSACTIONS

         In addition to the Transactions between the Company and the Purchaser, contemporaneously with the closing under the Purchase Agreement, Mr. Elfenbein and the Purchaser will consummate certain transactions with K-5 Leisure Products, Inc., a corporation controlled by Mr. Kives, pursuant to the Stock Transfer and Loan Repayment Agreement dated June 28, 1995 (the "Related Entity Agreement"), a copy of which is attached hereto as Annex B. As a result of the Related Entity Transactions, K-5 will receive 350,000 shares of the Company's Common Stock currently owned by Mr. Elfenbein and a note for approximately $1,100,000 from the Purchaser in repayment of indebtedness (approximately $928,000 as of June 30, 1995) owed by Mr. Elfenbein to K-5 and affiliated entities and in exchange for the Purchaser receiving K-5's 52% interest in Simitar Entertainment, Inc., a video entertainment production and distribution company ("SEI"). Mr. Elfenbein currently owns 43% of SEI common stock and will contribute his interest in SEI to the Purchaser in connection with the Related Entity Transactions. The sale of the Entertainment Subsidiaries and the transactions contemplated by the Related Entity Agreement are conditioned on the simultaneous closings of each other.

REASONS FOR THE TRANSACTIONS

         Mr. Elfenbein determined that there would be operating and other synergies by combining the Company's consumer entertainment products business with the video marketing and distribution business of SEI. The common stock of SEI is owned 52% by K-5, a company controlled by Mr. Kives, and 43% by Mr. Elfenbein. As a result, Mr. Elfenbein proposed that he acquire K-5's interest in SEI and that the resulting company purchase the Company's consumer entertainment products business.

         After extensive negotiations, Mr. Kives and Mr. Elfenbein arrived at the terms for the Transactions and Related Entity Transactions as described above. Mr. Kives believes that the purchase price offered to the Company for the Entertainment Subsidiaries is sufficiently attractive in relation to the potential profitability of the business to proceed with the proposed Transactions. In addition, the profitability of certain Entertainment Subsidiaries has in recent periods been adversely affected by the unfavorable economic conditions in Europe, principally Germany, so that the sale of the Entertainment Subsidiaries also deals with these profitability issues which the Company would need to address if the Transactions did not occur.

         The Company determined to sell the Entertainment Subsidiaries to the Purchaser in a private transaction rather than making the business available through a broker because Mr. Elfenbein, currently the controlling shareholder of the Purchaser, has unique and direct knowledge of the Company's consumer entertainment business and the Entertainment Subsidiaries gained through various positions with the Company since 1969. Mr. Elfenbein's knowledge and experience increase the likelihood of the success of the Purchaser's business and, therefore, permit the Purchaser to pay an acceptable price for the Entertainment Subsidiaries.

EFFECTS OF THE TRANSACTIONS

         Increased Net Cash and Ability to Expand Business. As a result of the sale by the Company of its Entertainment Subsidiaries, the Company will have (i) streamlined its business to a core consumer convenience products business which the Company believes can be operated profitably, (ii) increased the Company's net after-tax cash position by an estimated $21,100,000, with the resultant ability of the Company to expand the consumer convenience products business, take advantage of other opportunities that may be available (although the Company has not identified any such opportunities), and invest the proceeds prior to use in such expansion, and (iii) utilized its net operating loss carryover to reduce the federal income tax consequences from the sale of the Entertainment Subsidiaries.

         Division of Personnel; Reorganization. Upon consummation of the transactions, the Purchaser intends to employ many of the Company's employees who will resign their positions with the Company and the Remaining Subsidiaries, including Mr. Elfenbein who is President, Chief Executive Officer and a director of the Company, Mark Dixon who is Vice President-Finance, Chief Financial Officer, Treasurer and a director of the Company, and David Weiner who is Senior Vice President of the Company. In addition, it is expected that other personnel of the Company will become employees of the Purchaser. Of the Company's 186 employees at June 30, 1995, 19 employees are designated to remain with the Company and 166 employees are expected to be employed by the Purchaser or the Entertainment Subsidiaries. Jeffrey M. Koblick, Senior Vice President-Purchasing and Operations, has not been designated to either the Company or the Purchaser. Mr. Koblick has not yet decided whether to continue his employment with the Company or to accept a position with the Purchaser. Although the Company and the Purchaser have each agreed to provide the other with transition administrative services reasonably required to effect the orderly transfer of the Entertainment Subsidiaries and the division of the operations of the Company resulting from such transfer, the division of officers and employees between the Company and the Purchaser may present administrative and organizational complications which may be more than short-term in nature, depending on the ability of the Company to attract and hire additional personnel with expertise in the consumer convenience products business and to institute an organizational structure most conducive to the Company's business. The Company expects that Mr. Kives will serve as chief executive officer, and the Company's current controller for the North American operations will be the chief financial officers of the Company following the consummation of the Transactions.

POSITION OF COMPANY'S MANAGEMENT; POTENTIAL CONFLICTS OF INTEREST

         The Transactions involve inherent conflicts of interest between the interests of the Company, Philip Kives and Mickey Elfenbein. Mr. Kives and Mr. Elfenbein are officers and directors of the Company. Mr. Kives is the principal shareholder of the Company and, after giving effect to the Related Entity Transactions which will be consummated contemporaneous with completion of the Transactions, will increase the percentage of his beneficial ownership of the Company's outstanding Common Stock to 75.8% from 66.4%. The Purchaser is currently controlled by Mickey Elfenbein who is the President, Chief Executive Officer and a director of the Company and, after consummation of the Transactions, will employ many of the Company's employees who will then resign their positions with the Company and the Remaining Subsidiaries, including Mr. Elfenbein, Mark Dixon who is Vice President-Finance, Chief Financial Officer, Treasurer and a director of the Company and David Weiner, who is Senior Vice President. Mr. Elfenbein has also agreed to resign as an officer and director of the Remaining Subsidiaries and as Chief Executive Officer of the Company effective October 16, 1995, and, if the Purchaser has obtained the financing commitment to complete the Transactions by October 16, 1995, to resign as President of the Company effective October 16, 1995. In addition, Mr. Kives is Mr. Elfenbein's uncle. The terms of the Transactions were negotiated between Mr. Kives and Mr. Elfenbein. Mr. Elfenbein and Mr. Dixon abstained from voting when the Board of Directors of the Company approved the Transactions on July 24, 1995, and the other directors approved the Transactions after consideration of terms of the Transactions and the analysis received from Van Kasper & Company with respect to its ability to render a fairness opinion. The relationship of Mr. Kives and Mr. Elfenbein to the Company and the Purchaser and the Related Entity Transactions, however, necessarily means that the nature of the negotiations could not be as arms' length as would be negotiations with a third party. Neither the Company nor its directors retained an unaffiliated representative to act solely on behalf of unaffiliated shareholders for the purpose of preparing an opinion concerning the fairness of the Transactions.

OPINION OF THE FINANCIAL ADVISOR

         The Company retained Van Kasper to act as its financial advisor in connection with the Transactions. Van Kasper was selected by the Company's Board of Directors as the Company's financial advisor based on Van Kasper's qualifications, experience, expertise and reputation, as well as Van Kasper's investment banking relationship and familiarity with the Company. Van Kasper is a well-recognized investment banking and advisory firm. As part of its investment banking business, Van Kasper is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwriting, competitive bidding, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

         Van Kasper has rendered to the Company's Board of Directors its written opinion dated August 31, 1995 that, as of such date, the Transactions were fair from a financial point of view to the shareholders of the Company. Van Kasper did not determine or make any recommendation with respect to the amount of consideration to be paid in connection with the Transactions.

         The full text of the opinion of Van Kasper, which sets forth assumptions made, matters considered and limitations on the review undertaken, is attached as Annex D to this Proxy Statement. The Company's shareholders are urged to read the opinion carefully and in its entirety. Van Kasper's opinion is directed only to the fairness of the Transactions from a financial point of view to the shareholders of the Company and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote at the Special Meeting to consider the proposal to approve the Transactions. The opinion of Van Kasper is subject to certain conditions and limitations set forth therein, and the summary of that opinion set forth in this Proxy Statement is qualified in its entirety by reference to the full text of such opinion.

         In connection with Van Kasper's opinions, Van Kasper reviewed a copy of the Purchase Agreement and the Related Entity Agreement, including the exhibits thereto. In Van Kasper's review it assumed, with the Company's permission, that the documentation to be prepared, used and signed by the parties to formally effect the Transactions, including the agreements effecting the Transactions between the Purchaser and the Company and the proxy or other disclosure material to be delivered to the shareholders of the Company to elicit any necessary consents to the Transactions, would effect the Transactions on the terms set forth in the Purchase Agreement and the Related Entity Agreement, including exhibits thereto, without material alteration.

         Van Kasper reviewed such relevant financial and other information that was publicly available or furnished to it by the Company and the Purchaser, including information provided during discussions with each company. In addition, Van Kasper compared certain financial and securities data of the Company and the Entertainment Subsidiaries with that of various other companies whose securities are publicly traded, reviewed recent merger and acquisition transactions of companies Van Kasper determined to be similar and conducted such other financial analysis as it determined, based upon its judgment as investment bankers, to be appropriate for purposes of its opinion. Van Kasper also took into account the views of the management and certain shareholders of the Company as to the prospects of the Company if the Transactions are not effected. Van Kasper did not negotiate the Transactions, provide any legal advice or advise the Company with respect to alternatives to the Transactions. Although Van Kasper performed a valuation of the Company and the Entertainment Subsidiaries using a number of commonly accepted methodologies, Van Kasper did not make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company.

         In rendering its opinion, Van Kasper relied, without independent verification, on the accuracy and completeness of all of the financial and other information with respect to the Company that was publicly available or furnished or otherwise communicated to Van Kasper by the Company. The Company provided to Van Kasper certain financial projections of the Company. Van Kasper reviewed those projections in light of discussions it had conducted with analysts and other industry sources and made certain adjustments where it determined it was appropriate based upon assumptions reflecting the best currently available estimates and good faith judgments of management as to the future performance of the Company, based on the assumption that the management of the Company did not have any information or belief that would make the projections misleading.

         The consolidating data provided to Van Kasper was derived from financial statements of the Company (which were prepared on a consolidated basis as to all of the subsidiaries of the Company primarily by management of the Company, including Mickey Elfenbein, the President and Chief Executive Officer, and Mark Dixon, the Chief Financial Officer of the Company, each of whom will be leaving the Company and will become employed by the Purchaser following the closing of the Transactions). In rendering its opinion, Van Kasper assumed the accuracy and completeness of all of the financial and other information that was provided to it by management, including, without limitation, the accuracy and completeness of the consolidating data derived from the financial statements of the Company.

         Pursuant to a letter dated July 14, 1995 between the Company and Van Kasper, the Company will pay Van Kasper a fee of $85,000 for acting as the Company's financial advisor in connection with the Transactions and rendering its opinion as to the fairness of the Transactions from a financial point of view. A portion of Van Kasper's fee will not be paid to Van Kasper unless and until the Proxy Statement is mailed to shareholders. The Company also agreed to reimburse Van Kasper for its out-of-pocket expenses and to indemnify Van Kasper and its directors, officers, agents, employees and controlling persons against certain liabilities and expenses related to Van Kasper's engagement.

PLANS FOR THE COMPANY AFTER THE TRANSACTIONS

         Expansion of Consumer Convenience Products Business. The Company may utilize the increase in its net after-tax cash position of an estimated $21,100,000 to expand its consumer convenience products business.

         Expansion into Unrelated Businesses. Although the Company presently intends to expand its consumer convenience product business, the Company could also determine to expand into unrelated businesses.

         Possible Privatization. After giving effect to the Transactions and the Related Entity Transactions, Mr. Kives will own approximately 75.8% of the Company's outstanding Common Stock. Although there are currently no plans to take the Company private, the Company could be taken private through a reverse stock split or merger with an entity controlled by Mr. Kives in which Mr. Kives or his company would be the sole remaining shareholder. In such event, the public holders of the Company's Common Stock whose shares are cancelled would be entitled to receive the fair value of their shares.

ACCOUNTING TREATMENT

         The disposition of the Entertainment Subsidiaries will be accounted for as a divestiture of assets.

INTERESTS OF CERTAIN PERSONS

         In considering the approval of the Transactions, shareholders should be aware that certain officers and directors of the Company have certain interests in the transactions contemplated thereby that are in addition to, and may conflict with, the interests of the shareholders generally.

         Mr. Kives, the Chairman of the Board of the Company, currently beneficially owns approximately 66.4% of the Company's outstanding Common Stock. Following the transactions contemplated by the transactions between related entities described above (see "The Transactions--Related Entity Transactions"), Mr. Kives will beneficially own approximately 75.8% of the Company's outstanding Common Stock. Mr. Elfenbein is President, Chief Executive Officer and a director of the Company and also controls the Purchaser. After consummation of the Transactions, the Purchaser will employ employees of the Company who will then resign from the Company, including Mark Dixon, Vice President-Finance, Chief Financial Officer, Treasurer and a director of the Company, and David Weiner, Senior Vice President of the Company. Mr. Elfenbein has also agreed to resign as an officer and director of the Remaining Subsidiaries and as Chief Executive Officer of the Company effective October 16, 1995, and, if the Purchaser has obtained the financing commitment to complete the Transactions by October 16, 1995, to resign as President of the Company effective October 16, 1995.

         The Company sold approximately $228,000 in fiscal 1995, $693,000 in fiscal 1994, $895,000 in fiscal 1993 and $1,941,000 is fiscal 1992 of consumer convenience products to an affiliate controlled by the Mr. Kives. This affiliate owed the Company net amounts of approximately $33,000 at June 30, 1995, $4,000 at June 30, 1994 and $26,000 at June 30, 1993.

         The Company purchased $354,000 in fiscal 1995, $425,000 in fiscal 1994, $586,000 in fiscal 1993 and $1,778,000 in fiscal 1992 of consumer convenience products from another affiliate controlled by Mr. Kives. The purchase prices for these products were at prices comparable to transactions with a third party, but the payment terms have been open-ended as a method of financing the Company's consumer convenience product expansion in Europe and the United States. The Company reimbursed such other company for warehousing and shipping services provided in Canada and travel, telephone and legal fees incurred on behalf of the Company.

         During 1994, a Company controlled by Mr. Kives provided $1,000,000 in short-term financing to the Company to fund consumer convenience product purchases. In October 1994, the Company repaid the principal of the loan plus interest at the rate of prime plus one and one-half percent from the proceeds of bank borrowings.

FEDERAL INCOME TAX CONSEQUENCES

         The following discussion sets forth the material federal income tax consequences of the sale of a significant portion of the Company's assets. The discussion is based upon the provisions of the Internal Revenue Code and the applicable Treasury Regulations promulgated and proposed thereunder and is not based upon an opinion of counsel.

         The Transactions will be treated as a sale for tax purposes. For federal income tax purposes, the gain will be offset against the net operating loss carryover of the Company. Therefore, the Company will be subject only to federal alternative minimum tax equal to an equivalent of 2% of the taxable gain before net operating loss. The estimated federal alternative tax resulting from the Transactions is approximately $200,000. In addition, the gain will be subject to state income tax of approximately $400,000. The federal net operating loss carryover for the federal income tax purposes after the sale will be approximately $13,000,000 and will expire in fiscal years ending June 30, 2000 and 2001.

         There should be no tax impact upon the individual shareholders continuing to own shares of the Company's Common Stock.

                               FEES AND EXPENSES

         All expenses incurred in connection with the Transactions will be paid by the Company, except that the Purchaser will reimburse the Company certain legal and accounting expenses. The estimated fees and expenses to be incurred in connection with the Transactions are as follows:

         Financial advisor's fee and expenses..............................................................$ 97,500
         Accounting fees and expenses(1)...................................................................  60,000
         Legal fees and expenses(1)........................................................................  75,000
         Additional directors' fees (2)...................................................................   50,000
         SEC filing fee.......................................................................................9,080
         Printing and mailing expenses.....................................................................   5,000
         Miscellaneous expenses............................................................................  10,000
                  Total................................................................................... $306,580

         ____________________
         (1) Excludes estimated accounting cost of $16,000 and legal cost of $28,000 to be reimbursed to the Company by the Purchaser pursuant to the Purchase Agreement.

         (2) Seymour Leslie and Sanford Sigoloff, the two non-management directors of the Company, will each receive additional directors fees of $25,000 in connection with the Transactions.

         No fees or commissions will be paid by or on behalf of the Company to any broker or other persons for soliciting votes. Brokers, dealers, commercial banks, trust companies and other nominees will be reimbursed by the Company for reasonable expenses incurred by them in forwarding materials to their customers.

                               DISSENTERS' RIGHTS

         SET FORTH BELOW IS A SUMMARY OF THE PROCEDURES FOR EXERCISING DISSENTERS' RIGHTS UNDER SECTIONS 302A.471 and 302A.473, OF THE MINNESOTA BUSINESS CORPORATIONS ACT ("MBCA"). THIS SUMMARY DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF SUCH PROVISIONS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO ANNEX C HERETO, WHICH IS A COPY OF SUCH PROVISIONS, AND TO ANY AMENDMENT TO SUCH PROVISIONS AS MAY BE ADOPTED AFTER THE DATE OF THIS PROXY STATEMENT. THE PROVISIONS FOR EXERCISING DISSENTERS' RIGHTS MUST BE COMPLIED WITH PRECISELY. ANY SHAREHOLDER INTENDING TO DISSENT FROM THE PROPOSED TRANSACTIONS SHOULD READ CAREFULLY THE TEXT OF ANNEX C AND ALSO SHOULD CONSULT WITH LEGAL COUNSEL.

DEMAND FOR PURCHASE

         Shareholders of the Company have the right to dissent from the sale of substantially all of the assets of the Company contemplated by the Purchase Agreement and demand payment of the fair value of their shares. Such dissenters' rights are governed by Sections 302A.471 and 302A.473 of the MBCA, the full text of which is annexed hereto as Annex C. Under the MBCA, a shareholder possessing dissenters' rights has no right to have the Transactions set aside or rescinded unless they are fraudulent with regard to the shareholder or the corporation.

PERSONS ENTITLED TO EXERCISE DISSENTERS' RIGHTS UNDER THE MBCA

         Dissenters' rights can only be exercised by a shareholder of record or a beneficial owner of shares held of record by another person who obtains a written consent of the shareholder of record and submits it to the Company at the time of or before the assertion of the rights. Dissenting shareholders must asset their dissenters' rights with respect to all the shares registered in their names, except that a dissenting shareholder may dissent with respect to all the shares beneficially owned by another but registered in the shareholder's name if the shareholder discloses to the Company the name and address of each such beneficial owner on whose behalf the shareholder dissents.

NOTICE OF INTENT TO DEMAND FAIR VALUE OF SHARES

         Shareholders who wish to exercise their dissenters' rights must submit to the Company at 2605 Fernbrook Lane North, Minneapolis, Minnesota 55447-4736,
Attention: Mark Dixon, Vice President-Finance, a written notice of their intent to demand the fair value of their shares from the Company (the "Notice of Intent"). The Notice of Intent should state the number of shares held of record by such shareholder and, in order to be effective, must be received by the Company before the vote to approve the Transactions at the Special Meeting.

VOTE AGAINST THE TRANSACTIONS OR ABSTENTION FROM VOTE

         Shareholders desiring to exercise dissenters' rights must not vote their shares in favor of approval of the Transactions at the Special Meeting. Merely voting against the approval of the Transactions or abstaining from the vote will not, of itself and absent compliance with the provisions summarized herein, satisfy the requirements of the MBCA for the exercise of dissenters' rights.

NOTICE OF PROCEDURE

         If the proposed Transactions is approved at the Special Meeting, the Company will mail a notice of the procedure for demanding payment of the fair value of shares (the "Notice of Procedure") to each shareholder who is entitled to exercise the dissenters' rights provisions of the MBCA and who has properly filed a Notice of Intent. The Notice of Procedure will include, among other things, a form for demanding payment of the fair value of shares (the "Demand Form").

SUBMISSION OF STOCK CERTIFICATES

         Within 30 days after the date of the Notice of Procedure, dissenting shareholders must submit to the Company or its transfer agent the Demand Form and certificates representing the shares the dissenting shareholders demand to be purchased (such certificates to be stamped or endorsed with a statement that the shares are dissenting shares or are to be exchanged for certificates of appropriate denomination so stamped or endorsed). The Notice of Procedure will specify the date by which the submission of the Demand Form and certificates has to be made. Submissions made after that date will not be effective for any purpose. The dissenting shareholders will retain all other rights of a shareholder until the proposed action takes effect.

PURCHASE OF DISSENTING SHARES

         After the Transactions are approved, or after the Company receives a valid demand for payment, whichever is later, the Company will pay to dissenting shareholders who have surrendered their certificates after having given proper notice and demand, an amount the Company estimates is the "fair value of the shares," plus interest, if any. Under the MBCA, the "fair value of the shares" is determined as the value of the shares immediately before the closing of the Transactions. Interest commences five days after the date of closing of the Transactions, up to and including the date of payment, and is calculated at the rate provided by Minnesota law.

         Dissenting shareholders who disagree with the Company's estimate of the fair value of the shares may submit, within thirty days after the Company mails the payment, their own written estimate to the Company and demand a supplemental payment of the difference between their estimate and the amount received from the Company. Dissenting shareholders who do not submit their own estimate within the proper time required are entitled only to the payment received from the Company.

         The Company may withhold payment of the fair value of shares from dissenting shareholders who were not shareholders on the date the Transactions were publicly announced or who are dissenting on behalf of persons who were not beneficial owners on that date. The Company may provide instead to such dissenters who properly gave notice and demand its estimate of the fair value of the shares, a statement of the reason for withholding payments of its estimate and an offer to pay the amount of its estimate if, among other things, the dissenter agrees to accept that amount in full satisfaction. Dissenters may decline this offer and seek supplemental payment. If the dissenters do not seek supplemental payment, then they are entitled only to the amount offered by the Company.

         If a demand for supplemental payment is made, the Company will have sixty days within which either to pay the dissenter that amount (or an amount agreed to after discussion) or to file a petition in the District Court of Hennepin County, Minnesota, requesting that the court determine the "fair value of the shares," plus interest. The court's determination of the fair value of the shares is binding on all shareholders. A dissenter is entitled to judgment for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount already paid. If the court determines that the fair value of the shares is less than that determined and paid by the Company, the dissenter will not be liable to the Company for that amount. The costs of the court proceeding will be borne by the Company, except for costs and expenses the court assesses against dissenters whose actions in demanding supplemental payment are found by the court to be arbitrary, vexatious or not in good faith. Experts' and attorneys' fees may be assessed against the Company if it does not comply substantially with the above procedure or against shareholders acting arbitrarily, vexatiously or not in good faith in demanding supplemental payment.

                     PRICE RANGE OF COMMON STOCK; DIVIDENDS

         The Company's Common Stock is a designated stock on The Nasdaq Stock Market under the symbol "KTEL." Over-the-counter market quotations reflect inter-dealer prices without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions. The following table shows the range of high and low closing sales prices per share of the Company's Common Stock as reported by The Nasdaq Stock Market for the periods indicated.

===================================================================================================================================
                                              1993                               1994                                1995
- -----------------------------------------------------------------------------------------------------------------------------------
                                 High              Low              High              Low              High               Low
- -----------------------------------------------------------------------------------------------------------------------------------
First Quarter                    2 3/8            2 1/4             9 3/8            7 1/2             5 1/8               3
- -----------------------------------------------------------------------------------------------------------------------------------
Second Quarter                   3 3/8            2 1/4            10 3/4            6 1/2             5 3/4               3
- -----------------------------------------------------------------------------------------------------------------------------------
Third Quarter                    5 1/8            3 3/8             7 1/4            6 1/4             6 1/8             3 3/4
- -----------------------------------------------------------------------------------------------------------------------------------
Fourth Quarter                   8 1/2            5 1/8               7              4 3/4               4                 3
===================================================================================================================================

         As of June 30, 1995, there were approximately 1800 record holders of the Company's Common Stock.

         The Company is subject to loan agreement covenants prohibiting the payment of dividends without the consent of the lender. The Company has not paid any dividends on its Common Stock since fiscal 1983.

               POSSIBLE EFFECT ON THE MARKET FOR THE COMMON STOCK

         The Company's Common Stock is currently registered under the Exchange Act and is a designated stock on The Nasdaq Stock Market. The Company could be "taken private" if the Board of Directors were to approve a reverse stock split of 250 to 1 and file an application to deregister the Company's Common Stock under the Exchange Act or if the Board of Directors were to approve a merger involving the Company in which all shares of the Company are cancelled other than the shares beneficially owned by Mr. Kives who will beneficially own approximately 75.8% of the outstanding Common Stock after the Transactions and the Related Entity Transactions are consummated. In such event, the public shareholders would be entitled to receive the then fair value of their shares in cash. Upon the effectiveness of such reverse stock split or merger, the Company would no longer be a designated stock on The Nasdaq Stock Market. See "Special Factors--Plans for the Company after the Sale of Assets--Privatization."


                  SELECTED HISTORICAL AND PRO FORMA FINANCIAL
                              DATA OF THE COMPANY

         The following unaudited pro forma financial data for the Company has been prepared on a pro forma basis to give effect to the divestiture of the Entertainment Subsidiaries. The unaudited pro forma income statement data gives effect to the divestiture as if it had occurred on July 1, 1993 for the year ended June 30, 1994 and July 1, 1994 for the nine months ended March 31, 1995. The unaudited pro forma balance sheet data as of March 31, 1995 and June 30, 1994 has been prepared as if such divestiture had occurred on those dates.

         The unaudited pro forma financial data and accompanying notes should be read in conjunction with the audited financial statements and notes incorporated by reference in this Proxy Statement. The unaudited pro forma financial data is provided for comparative purposes only and may not be indicative of (i) the actual results that would have occurred had the divestiture of the Entertainment Subsidiaries been consummated at the beginning of the period for which pro forma information is presented or (ii) the results to be expected in the future.

         On June 28, 1995, K-tel International, Inc. entered into an agreement to sell its consumer entertainment subsidiaries (the "Entertainment Subsidiaries"), to Simitar, Inc., a company currently controlled by Mickey Elfenbein who is President, Chief Executive Officer and a director of the Company. The sale of the Entertainment Subsidiaries involves the sale to the Purchaser of three domestic subsidiaries and two foreign subsidiaries which own the master recording catalog rights to music recordings. At June 30, 1995, the purchase price for the Entertainment Subsidiaries would have been $25,000,000, plus certain estimated adjustments increasing the total purchase price to $31,400,000.

===================================================================================================================================
                                                    March 31, 1995                                  June 30, 1994
- -----------------------------------------------------------------------------------------------------------------------------------
                                      Unaudited     Pro Forma      Unaudited                          Pro Forma         Unaudited
                                      Historical    Adjustments    Pro Forma         Historical      Adjustments        Pro Forma
- -----------------------------------------------------------------------------------------------------------------------------------
                                                                      (dollars in thousands)
- -----------------------------------------------------------------------------------------------------------------------------------
Balance Sheet Data:
- -----------------------------------------------------------------------------------------------------------------------------------
ASSETS
- -----------------------------------------------------------------------------------------------------------------------------------
Current Assets
- -----------------------------------------------------------------------------------------------------------------------------------
  Cash and cash equivalents             $ 2,699     $ (2,771)(a)     $21,028           $ 6,319        $  (4,995)(a)        $22,424
- -----------------------------------------------------------------------------------------------------------------------------------
                                                      21,100 (b)                                         21,100 (b)
- -----------------------------------------------------------------------------------------------------------------------------------
  Restricted cash                         1,174       (1,174)(a)          --                --               --                 --
- -----------------------------------------------------------------------------------------------------------------------------------
  Accounts receivable                    12,254      (10,796)(a)       1,458            11,600          (11,532)(a)             68
- -----------------------------------------------------------------------------------------------------------------------------------
  Inventories                             8,541       (5,543)(a)       2,998             5,143           (5,092)(a)             51
- -----------------------------------------------------------------------------------------------------------------------------------
  Royalty advances                        1,961       (1,830)(a)         131               887             (887)(a)             --
- -----------------------------------------------------------------------------------------------------------------------------------
  Prepaid expenses                        2,623       (1,940)(a)         683             1,162           (1,241)(a)            (79)
- -----------------------------------------------------------------------------------------------------------------------------------
  Income tax refund receivable              563         (546)(a)          17               458             (453)(a)              5
- -----------------------------------------------------------------------------------------------------------------------------------
    Total Current Assets                 29,815       (3,500)         26,315            25,569           (3,100)            22,469
- -----------------------------------------------------------------------------------------------------------------------------------
Property and Equipment, net                 884         (860)(a)          24               751             (741)(a)             10
- -----------------------------------------------------------------------------------------------------------------------------------
Other Assets                                724         (723)(a)           1               554             (554)(a)             --
- -----------------------------------------------------------------------------------------------------------------------------------
    Total Assets                        $31,423     $ (5,083)        $26,340           $26,874         $ (4,395)           $22,479
- -----------------------------------------------------------------------------------------------------------------------------------
LIABILITIES AND
SHAREHOLDERS' INVESTMENT
- -----------------------------------------------------------------------------------------------------------------------------------
Current Liabilities
- -----------------------------------------------------------------------------------------------------------------------------------
  Note payable to bank                    2,312         (726)(a)          86                --           (1,500)(c)         (1,500)
- -----------------------------------------------------------------------------------------------------------------------------------
                                                      (1,500)(c)
- -----------------------------------------------------------------------------------------------------------------------------------
  Note payable to affiliate                  --           --              --             1,000               --              1,000
- -----------------------------------------------------------------------------------------------------------------------------------
  Accounts payable                        5,895       (5,000)(a)         895             4,973           (5,580)(a)           (607)
- -----------------------------------------------------------------------------------------------------------------------------------
  Accrued royalties                       8,725       (8,687)(a)          38             7,864           (7,663)(a)            201
- -----------------------------------------------------------------------------------------------------------------------------------
  Reserves for returns                    7,265       (7,118)(a)         147             6,412           (6,412)(a)             --
- -----------------------------------------------------------------------------------------------------------------------------------
  Other current liabilities               2,444       (2,152)(a)         292             1,929             (726)(a)          1,203
- -----------------------------------------------------------------------------------------------------------------------------------
  Income tax payable                        204         (150)(a)          54               150               (6)(a)            144
- -----------------------------------------------------------------------------------------------------------------------------------
    Total Current Liabilities            26,845      (25,333)          1,512            22,328          (21,887)               441
- -----------------------------------------------------------------------------------------------------------------------------------
Long Term Debt                               --                           --                --               --                 --
- -----------------------------------------------------------------------------------------------------------------------------------
Amounts due to Entertainment
  Subsidiaries                               --        4,453 (a)      (3,747)               --           (1,003)(a)         (9,203)
- -----------------------------------------------------------------------------------------------------------------------------------
                                                      (8,200)(d)                                         (8,200)(d)
- -----------------------------------------------------------------------------------------------------------------------------------
    Total Liabilities                    26,845      (29,080)         (2,235)           22,328          (31,090)            (8,762)
- -----------------------------------------------------------------------------------------------------------------------------------

- -----------------------------------------------------------------------------------------------------------------------------------
Shareholders' Investment
- -----------------------------------------------------------------------------------------------------------------------------------
  Common stock                               38           --              38                37               --                 37
- -----------------------------------------------------------------------------------------------------------------------------------
  Contributed capital                     7,814           --           7,814             7,801               --              7,801
- -----------------------------------------------------------------------------------------------------------------------------------
  Accumulated (deficit) earnings         (2,625)      23,372 (e)      20,747            (2,438)          25,832 (e)         23,394
- -----------------------------------------------------------------------------------------------------------------------------------
  Cumulative translation adjustment        (649)         625 (a)         (24)             (854)             863 (a)              9
- -----------------------------------------------------------------------------------------------------------------------------------
    Total Shareholders' Investment        4,578       23,997          28,575             4,546           26,695             31,241
- -----------------------------------------------------------------------------------------------------------------------------------
    Total Liabilities and
      Shareholders' Investment          $31,423     $ (5,083)        $26,340           $26,874          $(4,395)           $22,479


- -----------------------------------------------------------------------------------------------------------------------------------
                                                Nine Months Ended                                    Year Ended
                                                 March 31, 1995                                    June 30, 1994
- -----------------------------------------------------------------------------------------------------------------------------------
                                      Unaudited     Pro Forma        Unaudited                        Pro Forma         Unaudited
                                      Historical   Adjustments       Pro Forma     Historical        Adjustments        Pro Forma
- -----------------------------------------------------------------------------------------------------------------------------------
                                                                          (dollars in thousands except per share data)
- -----------------------------------------------------------------------------------------------------------------------------------
Income Statement Data:
- -----------------------------------------------------------------------------------------------------------------------------------
Net Sales                              $49,905     $(40,420)(a)      $ 9,485        $54,270          $(45,481)(a)        $  8,789
- -----------------------------------------------------------------------------------------------------------------------------------
Costs and Expenses:
- -----------------------------------------------------------------------------------------------------------------------------------
  Cost of goods sold                    26,236      (19,693)(a)        6,543         26,842           (21,568)(a)           5,274
- -----------------------------------------------------------------------------------------------------------------------------------
  Advertising                            8,888       (7,943)(a)          945         10,495            (8,357)(a)           2,138
- -----------------------------------------------------------------------------------------------------------------------------------
  Selling, general and administrative   14,952      (11,635)(a)        3,317         16,086           (13,301)(a)           2,785
- -----------------------------------------------------------------------------------------------------------------------------------
  Closedown charges                        --            --               --            624              (486)(a)             138
- -----------------------------------------------------------------------------------------------------------------------------------
    Total Costs and Expenses            50,076      (39,271)          10,805         54,047           (43,712)             10,335
- -----------------------------------------------------------------------------------------------------------------------------------
Operating Income (Loss)                   (171)      (1,149)          (1,320)           223            (1,769)             (1,546)
- -----------------------------------------------------------------------------------------------------------------------------------
Non-Operating Income (Expense):
- -----------------------------------------------------------------------------------------------------------------------------------
  Interest income                          166         (141)(a)           25            117               (86)(a)              31
- -----------------------------------------------------------------------------------------------------------------------------------
  Interest expense                        (179)          62 (a)         (117)           (27)                9 (a)             (18)
- -----------------------------------------------------------------------------------------------------------------------------------
  Foreign currency transaction
    gain (loss)                            303         (388)(a)          (85)            28                26 (a)              54
- -----------------------------------------------------------------------------------------------------------------------------------
    Total Non-Operating
      Income (Expense)                     290         (467)            (177)           118               (51)                 67
- -----------------------------------------------------------------------------------------------------------------------------------
Income (Loss) Before (Benefit)
 Provision for Income Taxes                119       (1,616)          (1,497)           341            (1,820)             (1,479)
- -----------------------------------------------------------------------------------------------------------------------------------
(Benefit) Provision for Income Taxes       306         (289)(a)           17            (35)              147 (a)             112
- -----------------------------------------------------------------------------------------------------------------------------------
Net Income (Loss)                       $ (187)    $ (1,327)         $(1,514)       $   376          $ (1,967)            $(1,591)
- -----------------------------------------------------------------------------------------------------------------------------------
Net Income (Loss) Per Common
 and Common Equivalent Shares           $ (.05)                      $  (.40)       $   .10                               $  (.42)
- -----------------------------------------------------------------------------------------------------------------------------------
Weighted Average Number of
 Common and Common Equivalent
 Shares Outstanding                      3,804        3,804            3,804          3,822             3,822               3,822
- -----------------------------------------------------------------------------------------------------------------------------------

===================================================================================================================================


NOTES TO PRO FORMA UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED MARCH 31, 1995 AND FOR THE YEAR ENDED JUNE 30, 1994

1.       Basis of Accounting:

         On June 28, 1995, K-tel International, Inc. entered into an agreement to sell its consumer entertainment subsidiaries (the "Entertainment Subsidiaries"), to Simitar, Inc., a company currently controlled by Mickey Elfenbein who is President, Chief Executive Officer and a director of the Company. The sale of the Entertainment Subsidiaries involves the sale to the Purchaser of three domestic subsidiaries and ten foreign subsidiaries which own the master recording catalog rights to music recordings. As of June 30, 1995, the purchase price for the Entertainment Subsidiaries would have been $25,000,000, plus certain estimated adjustments increasing the total purchase price to $31,400,000.

2.       Pro Forma Balance Sheet Adjustments:

         The accompanying pro forma balance sheets reflect the following adjustments:

         (a) To reflect the removal of the assets sold to and liabilities assumed by the Purchaser;

         (b) To reflect net cash proceeds from the sale of the Entertainment Subsidiaries;

         (c) To reflect payment of note payable to bank; this reflects the payment made of the balance outstanding at June 30, 1995;

         (d) To reflect payment of balances owed by the Company to the Entertainment Subsidiaries; this reflects the payment made of the balance outstanding at June 30, 1995; and

         (e)      To reflect the after-tax gain on sale of Entertainment
                  Subsidiaries.

3.       Pro Forma Income Statement Adjustments:

         The accompanying pro forma income statements reflect the following adjustment:

         (a) To reflect the removal of revenues and expenses related to the Entertainment Subsidiaries

         The after-tax gain on the sale of the Entertainment Subsidiaries is estimated to be $22,500,000 at June 30, 1995. This gain is not reflected in the accompanying pro forma income statement data.


                  CERTAIN INFORMATION REGARDING THE PURCHASER

         The Purchaser is a Minnesota corporation with its executive offices located at 3955 Annapolis Lane, Plymouth, Minnesota 55441. The Purchaser is currently controlled by Mr. Elfenbein who is currently President, Chief Executive Officer and a director of the Company. Subsequent to the transactions described above under the caption "The Transactions--Related Entity Transactions," the Purchaser will own all or substantially all of the issued and outstanding shares of SEI. SEI is a Minnesota corporation formed in 1984 and engaged in the business of video entertainment production and distribution. Currently, Mr. Elfenbein owns 43% of the outstanding common stock of SEI and Philip Kives, the Chairman of the Board and principal shareholder of the Company, beneficially owns 52% of the outstanding common stock of SEI.

         Except as described in this Proxy Statement, the Purchaser (i) does not have any contract, arrangement, understanding or relationship with any other person with respect to the Common Stock, (ii) has not had any transactions with the Company or any of its executive officers, directors or affiliates that would require disclosure under the rules of the Commission, or (iii) has had not negotiations or transactions with the Company or its affiliates concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

                               SECURITY OWNERSHIP

         The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of the record date by (i) all persons known to the Company to own beneficially more than 5% of the Company's Common Stock, (ii) each executive officer and director of the Company, and (iii) all executive officers and directors as a group. As of October 25, 1995, the record date for the Special Meeting of Shareholders to consider approval of the Transactions, there were outstanding shares of Common Stock.


===================================================================================================================================

                                                                                                                     Percentage of
Name and Address                                                                              Number of               Outstanding
of Beneficial Owner                                             Position                    Shares Owned                  Shares
- -----------------------------------------------------------------------------------------------------------------------------------
Philip Kives                                                    Chairman                      2,465,470                  66.4%
220 Saulteaux Crescent
Winnipeg, Manitoba R3J 3W3
Canada
- -----------------------------------------------------------------------------------------------------------------------------------
Mickey Elfenbein                                            President, Chief                    400,111(1)               10.7%
2605 Fernbrook Lane North                                 Executive Officer and
Minneapolis, MN  55447                                          Director
- -----------------------------------------------------------------------------------------------------------------------------------
Seymour Leslie                                                  Director                         18,750(2)                0.5%
1370 Avenue of the Americas
26th Floor
New York, NY  10019
- -----------------------------------------------------------------------------------------------------------------------------------
Sanford Sigoloff                                                Director                         18,750(2)                0.5%
3340 Ocean Park Blvd., Suite 3050
Santa Monica, CA  90405
- -----------------------------------------------------------------------------------------------------------------------------------
Mark J. Dixon                                                Vice President-                     22,126(3)                0.6%
2605 Fernbrook Lane North                                    Finance, Chief
Minneapolis, MN  55447                                     Financial Officer,
                                                              Treasurer and
                                                                Director
- -----------------------------------------------------------------------------------------------------------------------------------
Jeffrey M. Koblick                                             Senior Vice                       63,300(4)                1.7%
2605 Fernbrook Lane North                                 President-Purchasing
Minneapolis, MN  55447                                       and Operations
- -----------------------------------------------------------------------------------------------------------------------------------
David Weiner                                                     Senior                           9,000(5)                0.2%
2605 Fernbrook Lane North                                    Vice President
Minneapolis, MN  55447
- -----------------------------------------------------------------------------------------------------------------------------------
All Officers and directors
as a group (7 persons)                                                                        2,997,507(6)               77.5%
===================================================================================================================================


(1) Includes 37,500 shares issuable upon exercise of vested stock options or stock options which vest within 60 days. On the date of closing Mr. Elfenbein will surrender for cancellation all options to purchase the Company's Common Stock.
(2) Includes 18,750 shares issuable upon exercise of vested stock options or stock options which vest within 60 days.
(3) Includes 22,125 shares issuable upon exercise of vested stock options or stock options which vest within 60 days.
(4) Includes 50,000 shares issuable upon exercise of vested stock options or stock options which vest within 60 days.
(5) Includes 5,000 shares issuable upon exercise of vested stock options or stock options which vest within 60 days.
(6) Includes 152,125 shares issuable upon exercise of vested stock options or stock options which vest within 60 days. See note (1) with respect to Mr. Elfenbein.

                         COMPLIANCE WITH SECTION 16(A)

         The Company's directors, executive officers and any persons holding more than 10% of the outstanding Common Stock are required to file reports concerning their initial ownership of the securities of the Company and any subsequent changes in that ownership. The Company believes that all filing requirements were met during fiscal 1995.

                              REGULATORY APPROVALS

         Based on information provided by the Company, neither the Purchaser nor the Company is aware of any license or any regulatory permit that appears to be material to the business of the Company and its Entertainment Subsidiaries, taken as a whole, that might be adversely affected by the Purchaser's acquisition of the Entertainment Subsidiaries as contemplated by the Transactions, or of any approval or other action by any governmental entity that would be required for the acquisition or ownership of the Entertainment Subsidiaries by the Purchaser as contemplated by the Transactions. Should any such approval or other action be required, the Purchaser presently contemplates that such approvals or other actions will be sought. There can be no assurance that any approval or other action, if needed, can be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other such action might not result in consequences adverse to the Company.

                         TRANSACTION OF OTHER BUSINESS

         The Board of Directors of the Company is not aware of any matters that may be presented at the Special Meeting other than those mentioned in the Company's Notice of Special Meeting preceding this Proxy Statement and a part hereof. If, however, other matters do properly come before the Special Meeting, it is intended that the persons named in the proxy will vote, pursuant to their discretionary authority and according to their best judgment in the best interests of the Company.

                         INDEPENDENT PUBLIC ACCOUNTANTS

         A representative of Arthur Andersen LLP will be present at the Special Meeting, afforded the opportunity to make a statement and available to respond to questions.

                             AVAILABLE INFORMATION

         The Company is subject to the information requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the Commission. Information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates by addressing written requests for such copies to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

         This Proxy Statement includes information required by the Commission to be disclosed pursuant to Rule 13e-3 under the Exchange Act in connection with a sale of substantially all of the assets of an issuer. In accordance therewith, the Company has filed with the Commission a Schedule 13E-3 under the Exchange Act. This Proxy Statement does not contain all of the information set forth in the Schedule 13E-3, parts of which are omitted in accordance with the rules and regulations of the Commission. The Schedule 13E-3 and any amendments thereto, including exhibits filed as a part thereof, will be available for inspection and copying at the offices of the Commission as set forth above.

         All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement and prior to the date of the Special Meeting shall be deemed to be incorporated by reference into this Proxy Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document that is or is deemed to be incorporated by reference herein) modifies or supersedes such previous statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded. All information appearing in this Proxy Statement is qualified in its entirety by the information and financial statements (including the notes thereto) appearing in the documents incorporated or deemed to be incorporated by reference herein.

         This Proxy Statement summarizes or otherwise refers to documents which are not delivered herewith. Such documents are available on request, without charge, directed to K-tel International, Inc., 2605 Fernbrook Lane North, Minneapolis, Minnesota 55447-4736, Attention: Mark Dixon, Vice President-Finance. In order to ensure timely delivery of the documents, any requests should be made by November 15, 1995.


                                              BY ORDER OF THE BOARD OF DIRECTORS



                                              Philip Kives, Chairman



PROXY

                           K-TEL INTERNATIONAL, INC.
                     PROXY SOLICITED BY BOARD OF DIRECTORS
                      For Special Meeting of Shareholders
                          _____________________ , 1995

The undersigned, revoking all prior proxies, hereby appoints Philip Kives and _______________________ or either of them, as proxy or proxies, with full power of substitution and revocation, to vote all shares of common stock of K-tel International, Inc. of record in the name of the undersigned at the close of business on September 22, 1995, at the Special Meeting of Shareholders to be
held on    ,   , 1995, or at any adjournment or postponement thereof, upon the following matters:

1. Approval of the Purchase Agreement dated June 28, 1995, between the Company and Simitar, Inc., and the transactions contemplated thereby.

      [ ]     FOR          [ ]     AGAINST         [ ]     ABSTAIN

2. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR Proposal 1. The Board of Directors recommends a vote for Proposal 1.

Please sign your name exactly as it appears below. In the case of shares owned in joint tenancy or as tenants in common, all should sign. Fiduciaries should indicate their title and authority.

                                            Dated:  ______________________, 1995

                                            ____________________________________
                                            ____________________________________
                                            ____________________________________
                                                       Signature(s)




                  PLEASE MARK, DATE, SIGN AND MAIL THIS PROXY
                       PROMPTLY IN THE ENCLOSED ENVELOPE.


                                                                         Annex A

                        Agreement For Purchase And Sale

                  THIS AGREEMENT FOR PURCHASE AND SALE, dated as of June 28, 1995, between SIMITAR, INC., a Minnesota corporation ("Purchaser"), and K-TEL INTERNATIONAL, INC., a Minnesota corporation ("Seller"),

                                   RECITALS:

                  WHEREAS, Seller is engaged in the business of developing, marketing and distributing packaged consumer entertainment (music and video) and consumer convenience products worldwide; and

                  WHEREAS, Seller desires to sell to Purchaser all of the outstanding capital stock of certain of its wholly-owned subsidiaries and related assets, upon the terms and conditions set forth herein, and Purchaser desires to purchase such capital stock and assets;

                  NOW, THEREFORE, in consideration of the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. SHARES TO BE TRANSFERRED TO PURCHASER. Subject to the terms and conditions set forth in this Agreement:

(1) Shares and Assets. Seller agrees to sell to Purchaser, and Purchaser agrees to buy from Seller, on the Closing Date specified in Section 8 and for the consideration set forth in Section 2, all of the issued and outstanding stock of the subsidiaries of Seller listed on Exhibit A hereto (the "Subsidiaries") owned by the Seller (the "Shares"). The shares of K-tel, Inc., K-tel Direct, Inc. and K-tel (Australia) Pty. Ltd. (the "Remaining Subsidiaries") and all other assets of the Seller are specifically excluded from the transaction and shall remain the property of the Seller subject to Section 7(3) hereof; and

(2) Qualifying Shares. Seller shall use all commercially reasonable efforts to cause any qualifying shares of the Subsidiaries held by directors of the Subsidiaries to be transferred on Closing to the Purchaser or its nominees.

SECTION 2.        PURCHASE PRICE.

(1) Amount. Subject to the terms and conditions set forth in this Agreement, on the Closing Date, Purchaser shall pay to Seller, the purchase price (the "Purchase Price") equal to the sum of:

          (a)     $25,000,000; and

          (b) the amount by which the net profit (as determined in accordance with Section 2(3)) from the production and distribution of consumer products (other than consumer entertainment products) by Seller and its subsidiaries in the United States (the "Consumer Products Business") for the period from July 1, 1994 to the Closing Date exceeds $200,000, provided that the amount payable to Seller under this Section 2(1)(b) shall be estimated at Closing by the Chief Financial Officer of the Seller on the basis of the Seller's internal financial statements prepared in the ordinary course of business and the final adjustment shall be made by the mutual agreement of Seller and Buyer within sixty (60) days after Closing or, if such mutual agreement is not reached, by Arthur Andersen & Co. as provided in Section 2(3) (whose determination shall be binding on the parties).

(2)      Adjustments.  The Purchase Price shall be:

          (a) adjusted by that amount by which the agreed value of the net assets of Seller (excluding income earned under the agreement between the Seller and Beyond Auto Pty. Ltd. dated November 30, 1993 relating to the sale of consumer products in Australia) on a consolidated basis (after giving effect to the sale of the Shares by Seller but excluding receipt of the Purchase Price) (the "Remaining Assets Value") as determined in accordance with the calculations set forth in Exhibit B as of the Closing Date is less than or greater than $1,000,000. If the Remaining Assets Value is greater than $1,000,000, then the Purchase Price shall be reduced by the difference. If the Remaining Assets Value is less than $1,000,000, then the Purchase Price shall be increased by the difference. The amount of the adjustment to be made to the Purchase Price under this Section 2(2)(a) shall be estimated at Closing by the Chief Financial Officer of the Seller on the basis of the Seller's internal financial statements prepared in the ordinary course of business in accordance with Exhibit B hereto and the final adjustment shall be made by mutual agreement of the Seller and Buyer in accordance with Exhibit B, within sixty (60) days after Closing. If such mutual agreement is not reached then the determination of such final adjustments shall be determined by Arthur Andersen & Co. in accordance with Exhibit B, and such determination shall be binding upon the parties; and

          (b)     reduced by the expenses of the Seller referred to in Section
                  12(1).

(3) Determination of Net Profit of Consumer Products Business. For the purposes of Section 2(1)(b), the net profit from the Consumer Products Business shall be the consolidated net income (loss) of (in each case excluding consumer entertainment products):

                    (i)  the consumer products division of K-tel International
                         (USA), Inc. for the period July 1, 1994, through January 31, 1995, when it was incorporated as a separate entity;

                    (ii) K-tel Inc. (which is the legal entity for the Consumer
                         Products Business in the United States which was incorporated on October 1, 1994), for the period from February 1, 1995, through the Closing Date; and

                    (iii) K-tel Direct, Inc., the legal entity which handles all direct response activities in the United States which are primarily consumer products, from July 1, 1994, through the Closing Date,

         determined in accordance with generally accepted accounting principles consistently applied by Seller. If the parties cannot agree, the net profit from the Consumer Product Business shall be determined by Arthur Andersen & Co. and shall be binding upon the parties.

SECTION 3.        REPRESENTATIONS AND ACKNOWLEDGMENTS OF PURCHASER AND SELLER.

(1) Acknowledgement. Each of Purchaser and Seller acknowledge, for itself and for its successors and assigns, its shareholders and any other parties claiming through it, that officers and employees of each of Purchaser and Seller have had full opportunity to make investigation of the properties, books, records, financial accounts and files of the other party with respect to the transactions contemplated herein, and that each is satisfied with the form and content of the transactions contemplated by this Agreement. As a result of such opportunity and the knowledge and experience of the officers of Purchaser and Seller with respect to the business of Seller, there are no warranties and representations of Purchaser and Seller except as set forth in Section 3(2) and 3(3).

(2) Seller's Representations. Seller represents and warrants to Purchaser that at Closing:

          (a) Seller will transfer the Shares to Purchaser free and clear of all liens, encumbrances or restrictions of any nature whatsoever except restrictions on transferability imposed by any applicable securities laws;

          (b) to the best knowledge of the Seller, the Shares will represent all of the issued and outstanding shares of capital stock of the Subsidiaries except directors' qualifying shares of the Subsidiaries;

          (c) there will be outstanding no options, warrants or other rights to acquire any shares of capital stock of the Subsidiaries (other than pursuant to this Agreement); and

          (d) Since January 1, 1994, no Subsidiary has or will have, (i) on the sole authority or with the sole signature of Philip Kives, entered into any agreement, contract or commitment of any nature whatsoever other than in the ordinary course of business, or (ii) to the knowledge of Philip Kives, transferred any assets, property or rights other than in the ordinary course of business and for fair value, subjected any assets, property or rights to any lien claim or encumbrance (other than license agreements entered into in the ordinary course of business), or taken any other action not in the ordinary course of business, except for the sale or discontinuance of its operations in France, New Zealand, Germany and/or Spain.

(3) Purchaser's Representations. Purchaser represents and warrants to Seller that since January 1, 1994, no Subsidiary or Remaining Subsidiary has or will have, (i) on the sole authority or with the sole signature of Mickey Elfenbein, entered into any agreement, contract or commitment of any nature whatsoever other than in the ordinary course of business, or (ii) to the knowledge of Mickey Elfenbein, transferred any assets, property or rights other than in the ordinary course of business and for fair value, subjected any assets, property or rights to any lien claim or encumbrance (other than license agreements entered into in the ordinary course of business), or taken any other action not in the ordinary course of business, except for the sale or discontinuance of its operations in France, New Zealand, Germany and/or Spain.

SECTION 4. CONDITIONS TO OBLIGATIONS OF EACH PARTY. The respective obligations of each party to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

(1) Regulatory Approval. Regulatory approval for the consummation of the transactions contemplated hereby shall have been obtained from any governmental authority from which approval is required and all applicable statutory or other waiting periods shall have lapsed. The parties agree to use their best efforts to make any required filings and to obtain any regulatory approvals that are required by applicable law.

(2) No Injunction. No injunction or other order entered by a court of competent jurisdiction shall have been issued and remain in effect which would prohibit or make illegal the consummation of the transactions contemplated hereby.

(3) No Prohibitive Change of Law. There shall have been no law, statute, rule or regulation, domestic or foreign, enacted or promulgated which would prohibit or make illegal the consummation of the transactions contemplated hereby.

(4) Tax Matters. Seller shall retain all consolidated net operating loss carryforwards after recognition of gain on the transaction contemplated hereby; provided that Seller and Purchaser make the tax election specified in Section 7(8) below to tax the transaction as if it was an asset sale.

(5) Contemporaneous Closing. The closing of the transactions contemplated by the Stock Transfer and Loan Repayment Agreement bearing an even date with this Agreement among K-5 Leisure Products, Inc., the Purchaser and Mickey Elfenbein shall have occurred or be occurring contemporaneously with the Closing of the transactions contemplated by this Agreement.

The conditions contained in Section 4 are inserted for the benefit of each of the Purchaser and the Seller and may be waived in whole or in part by the Purchaser or the Seller at any time, but a waiver by the Purchaser or the Seller, as the case may be, shall not constitute a waiver by the other. The Purchaser and the Seller each acknowledge that the waiver by the Purchaser or the Seller on the Closing Date of any condition or any part of any condition shall constitute a waiver only of such condition or such part of such condition, as the case may be, and shall not constitute a waiver of any covenant, agreement, representation or warranty made by the Purchaser or the Seller herein that corresponds or is related to such condition or such part of such condition, as the case may be. If any of the conditions contained in Section 4 are not fulfilled or complied with on the Closing Date, the Purchaser or Seller may, on or prior to the Closing Date, at its option, terminate this Agreement by notice in writing to the other party and in such event the Purchaser and Seller shall be released from all obligations under this Agreement, except for the obligations referred to in Section 12(1) and the rights arising under Section 11 with respect to breaches under this Agreement which occurred prior to termination. If such notice is not delivered on or prior to the Closing Date, then the condition, if not fulfilled or complied with, shall be deemed to have been waived by either of the Purchaser and the Seller.

SECTION 5. CONDITIONS TO THE OBLIGATIONS OF PURCHASER. The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing (unless otherwise specified), of each of the following conditions:

(1) Covenant of Philip Kives. The Seller shall have delivered to the Purchaser a covenant of Philip Kives regarding employees substantially in the form of Section 9(3) and (4).

(2) Board of Directors' Consent. Seller's board of directors shall have approved this Agreement and the transactions contemplated herein, and such approval shall have occurred on or prior to July 14, 1995.

(3) Trademark Agreement. Seller shall have executed and delivered to Purchaser a tradename agreement (the "Trademark Agreement") for the use of Seller's tradenames and trademarks by Purchaser, in the form attached hereto as Exhibit C.

(4) Opinion of Counsel to Seller. Purchaser shall have received an opinion dated the Closing Date from Kaplan, Strangis and Kaplan, P.A., counsel to Seller, based on customary reliance and subject to customary qualifications to the effect that:

          (a) Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Minnesota;

          (b) Seller has the corporate power to consummate the transactions on its part contemplated by this Agreement and the Trademark Agreement. Seller has taken all requisite corporate action to authorize this Agreement and the Trademark Agreement and this Agreement and the Trademark Agreement have been duly executed and delivered by Seller. Assuming it is the valid and binding obligation of Purchaser, this Agreement and the Trademark Agreement constitute the valid and binding obligation of Seller enforceable in accordance with its terms, subject as to the enforcement of remedies to applicable bankruptcy, insolvency, moratorium and other laws affecting the rights of creditors generally and to judicial limitations on the enforcement of the remedy of specific performance;

          (c) The execution and delivery of this Agreement and the Trademark Agreement by Seller and the consummation of the transactions contemplated hereby will not constitute a breach, default or violation under the articles of incorporation or bylaws of Seller or, to their knowledge:

               (i) any agreement, arrangement or understanding to which Seller is a party;

               (ii) any license, franchise or permit affecting Seller; or

               (iii) any law, regulation, order, judgment or decree applicable to Seller.

          (d) No authorization, consent or approval of, or filing with, any public body, court or authority is necessary for the consummation by Seller of the transactions contemplated hereby which has not been obtained or made;

          (e) To their knowledge, there are no actions, proceedings or investigations pending or threatened against Seller which question the validity of the Agreement and the Trademark Agreement or the transactions contemplated thereby.

(5) Receipt of Necessary Consents. On or before the Closing Date Purchaser shall have been furnished with written evidence satisfactory to it that Seller has obtained all necessary consents or approvals of third parties to any of the transactions contemplated hereby, the absence of which would either:

          (a) materially adversely affect Purchaser's rights hereunder, including without limitation consents to assignments of licenses to use intellectual property ; or

          (b)  subject Purchaser to material potential liability.

(6) No Adverse Litigation. There shall not be pending or threatened any action or proceeding by or before any court or other governmental body which shall seek to restrain, prohibit or invalidate the sale of the Shares to Purchaser or any other transaction contemplated hereby.

(7) Adverse Changes. Since the date of execution of this Agreement, there shall not have occurred any development or event which would have a material adverse effect on the transactions contemplated hereby taken as a whole, except for the sale or discontinuance of operations in France, Germany, Spain and Portugal.

(8) Financing. Purchaser shall have obtained a commitment for financing for payment of the Purchase Price and its working capital needs on terms satisfactory to Purchaser, on or before August 29, 1995.

(9) Releases of Guaranties. The guaranty of K-tel International (USA), Inc. and Dominion Entertainment, Inc. to TCF Bank Minnesota fsb ("TCF Bank") of the obligations of K-tel, Inc. and the liens associated therewith shall have been released.

(10) Performance of Obligations to be Performed At or Prior to Closing. Seller shall have performed all obligations required by this Agreement to be performed by it at or prior to the Closing Date.

(11) Representations and Warranties. The representations and warranties of the Seller set forth in this Agreement and in any documents and agreements executed and delivered by the Seller to complete this will be true and accurate as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date and such representations and warranties shall be deemed to have been made on and as of the Closing Date.

(12) Number of Shares. The Shares will represent all of the issued and outstanding shares of capital stock of the Subsidiaries except director's qualifying shares of the Subsidiaries.

The conditions contained in this Section 5 are inserted for the exclusive benefit of the Purchaser and may be waived in whole or in part by the Purchaser at any time. The Seller acknowledges that the waiver by the Purchaser of any condition or any part of any condition shall constitute a waiver only of such condition or such part of such condition, as the case may be, and shall not constitute a waiver of any covenant, agreement, representation or warranty made by the Seller herein that corresponds or is related to such condition or such part of such condition, as the case may be. If any of the conditions contained in Section 5 are not fulfilled or complied with as herein provided, the Purchaser may, on or before the Closing Date, at its option, terminate this Agreement by giving notice in writing to the Seller within ten days after the date on which such condition was required to be fulfilled or complied with as herein provided and in such event the Purchaser and the Seller shall be released from all obligations under this Agreement except for the obligations referred to in Section 12(1) and the rights arising under Section 11 with respect to breaches under this Agreement which occurred prior to termination. If, on or before the Closing Date, such notice is not delivered by the Purchaser to the Seller within 10 days after the date on which such condition was required to be fulfilled or complied with, then the condition, if not fulfilled or complied with, shall be deemed to have been waived by the Purchaser.

SECTION 6. CONDITIONS TO THE OBLIGATIONS OF SELLER The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(1) Covenant of Mickey Elfenbein. The Purchaser shall have delivered to the Seller a covenant of Mickey Elfenbein regarding employees substantially in the form of Section 9(3) and (4).

(2) Certified Resolutions. Purchaser shall have delivered to Seller a copy of resolutions adopted by the Board of Directors of Purchaser authorizing the transactions contemplated by this Agreement, certified as of the Closing Date by a secretary or assistant secretary of Purchaser, on or before July 28, 1995.

(3) Board of Directors' Consent. Seller's board of directors shall have approved this Agreement and the transactions contemplated herein, and such approval shall have occurred on or prior to July 14, 1995.

(4) Shareholder Approval. This Agreement and the transactions contemplated hereby shall have been approved by the affirmative vote of the holders of the percentage of Seller's capital stock required for such approval under the provisions of the articles of incorporation and bylaws of Seller, at a meeting duly called for the purpose of considering such resolution, on or before the Closing Date.

(5) Opinion of Counsel to Purchaser. Seller shall have received an opinion dated the Closing Date from Leonard Street & Deinard, based on customary reliance and subject to customary qualifications to the effect that:

          (a) Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Minnesota;

          (b) Purchaser has the corporate power to consummate the transactions on its part contemplated by this Agreement and the Trademark Agreement. Purchaser has taken all requisite corporate action to authorize this Agreement and the Trademark Agreement, and each of this Agreement and the Trademark Agreement has been duly executed and delivered by Purchaser. Assuming it is the valid and binding obligation of Seller, each of this Agreement and the Trademark Agreement constitutes the valid and binding obligation of Purchaser enforceable in accordance with its terms, subject as to the enforcement of remedies to applicable bankruptcy, insolvency, moratorium and other laws affecting the rights of creditors generally and to judicial limitations on the enforcement of the remedy of specific performance;

          (c) The execution and delivery of this Agreement and the Trademark Agreement by Purchaser and the consummation of the transactions contemplated hereby and thereby will not constitute a breach, default or violation under the articles of incorporation or bylaws of Purchaser or, to their knowledge:

               (i) any agreement, arrangement or understanding to which Purchaser is a party;

               (ii) any license, franchise or permit affecting Purchaser; or

               (iii) any law, regulation, order, judgment or decree applicable to Purchaser.

          (d) No authorization, consent or approval of, or filing with, any public body, court or authority is necessary for the consummation by Purchaser of the transactions contemplated hereby which has not been obtained or made;

          (e) To their knowledge, there are no actions, proceedings or investigations pending or threatened against Purchaser which question the validity of the Agreement, the Trademark Agreement or the transactions contemplated thereby.

(5) Receipt of Necessary Consents. On or before the Closing Date, Seller shall have been furnished with written evidence satisfactory to it that Purchaser has obtained all necessary consents or approvals of third parties to any of the transactions contemplated hereby, the absence of which would either:

          (a) materially adversely affect Seller's rights hereunder including, without limitation, the consents of the landlords to the subleases attached as Exhibits F and G; or

          (b)  subject Seller to material potential liability.

(6) No Adverse Litigation. There shall not be pending or threatened any action or proceeding by or before any court or other governmental body which shall seek to restrain, prohibit or invalidate the sale of the Shares by Seller or any other transaction contemplated hereby.

(7) Fairness Opinion. On or before July 14, 1995 Seller shall have received an opinion from a recognized investment banking firm to the effect that the transactions contemplated by this Agreement are fair to Seller's stockholders from a financial point of view, and such opinion shall have been reaffirmed within five days prior to the Closing Date and shall not have been withdrawn as of the Closing.

(8) Cancellation of Options. Seller shall have been furnished with evidence satisfactory to it that all options to purchase shares of the common stock of Seller held by Mickey Elfenbein have been surrendered and cancelled.

(9) Release of Guaranties. The guaranty of Seller and K-tel, Inc. to TCF Bank of the obligations of Dominion Entertainment, Inc. and K-tel International (USA), Inc. shall have been released and any security agreements and pledge of the shares of K-tel, Inc. K-tel International
         (USA), Inc., and/or Dominion Entertainment, Inc. to securing its guaranty shall have been released.

(10)     Financing.  The Purchaser shall have delivered to the Seller:

          (a) a written progress report from the party retained by the Purchaser to obtain financing for the Purchaser relating to the financing for the payment of the Purchase Price on or before July 28, 1995;

          (b) a second written progress report from the party retained by the Purchaser to obtain financing for the Purchaser relating to the financing for the payment of the Purchase Price on or before August 11, 1995;

          (c) written confirmation that the Purchaser has obtained a commitment for financing for payment of the Purchase Price and its working capital needs on terms satisfactory to the Purchaser on or before August 29, 1995.

(11) Performance of Obligations to be Performed At or Prior to Closing. Purchaser shall have performed all obligations required by this Agreement to be performed by it at or prior to the Closing Date.

(12) Representations and Warranties. The representations and warranties of the Purchaser set forth in this Agreement and in any documents and agreements executed and delivered by the Purchaser to complete this transaction are true and accurate as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date, and such representations and warranties shall be deemed to have been made on and as of the Closing Date.

The conditions contained in this Section 6 are inserted for the exclusive benefit of the Seller and may be waived in whole or in part by the Seller at any time. The Purchaser acknowledges that the waiver by the Seller of any condition or any part of any condition shall constitute a waiver only of such condition or such part of such condition, as the case may be, and shall not constitute a waiver of any covenant, agreement, representation or warranty made by the Purchaser herein that corresponds or is related to such condition or such part of such condition, as the case may be. If any of the conditions contained in
Section 6 are not fulfilled or complied with as herein provided, the Seller may, on or before the Closing Date, at its option, terminate this Agreement by giving notice in writing to the Purchaser within ten days after the date on which such condition was required to be fulfilled or complied with, as herein provided, and in such event the Seller and the Purchaser shall be released from all obligations under this Agreement except for the obligations referred to in
Section 12(1) and the rights under Section 11 with respect to breaches under this Agreement which occurred prior to termination. If, on or before the Closing Date, such notice is not delivered by the Seller to the Purchaser within 10 days after the date on which such condition was required to be fulfilled or complied with then, the condition, if not fulfilled or complied with, shall be deemed to have been waived by the Seller.

SECTION 7.        ADDITIONAL UNDERTAKINGS

(1) Conduct of Business. Between the date hereof and the Closing Date, unless otherwise approved in writing by Purchaser, Seller shall use all commercially reasonable efforts to, and shall cause each of the Subsidiaries to use all commercially reasonable efforts to:

               (i) carry on its business in substantially the same manner as heretofore carried on;

               (ii) make normal accounting entries;

               (iii) preserve its business organization, keep available the services of present employees and preserve the good will of customers and others having business relationships with it;

               (iv) maintain and keep its properties and facilities in as good condition and working order as at present;

               (v) keep in full force and effect all insurance presently in effect, in the amounts now in effect, other than changes required in connection with renewals in the ordinary course of business;

               (vi) consult with Purchaser regarding all significant
                    developments, transactions and proposals relating to the transactions contemplated hereby or the business or affairs of the Subsidiaries;

               (vii) not make any material change in compensation, benefits or other terms of employment of employees or retain any new employees other than replacement employees, unless such new employees have an annual salary of $50,000 or less;

               (viii) operate its businesses in the ordinary course, except for the sale or discontinuance of its operations in France, Germany, Spain and Portugal;

               (ix) not subject any assets, property or rights to any lien, claim or encumbrance of any nature whatsoever (other than licenses and similar agreements in the ordinary course of business);

               (x) not acquire or transfer any assets, property or rights other than in the ordinary course of business and for fair value; and

               (xi) not enter into any material agreement, contract or
                    commitment of any nature whatsoever, or take any other action, other than in the ordinary course of business.

         If Seller seeks in writing the approval of Purchaser to a particular activity which may be inconsistent with the provisions of this Section 7, Purchaser must give its approval in writing or notify Seller of its disapproval within ten business days of receipt of the written request by Seller. If Seller does not receive approval or disapproval within such time period, Purchaser shall be deemed to have given approval.

(2) Undertaking of President. The Purchaser shall cause Mickey Elfenbein to execute the letter agreement attached as Exhibit H, as of the date of this Agreement.

(3)      Assignments.

          (a) Between the date hereof and the Closing Date, the Purchaser and the Seller shall each assign or cause to be assigned the agreements, litigation and intellectual property listed in Exhibit D to the respective assignees referred to in Exhibit D. The agreement assigning the litigation shall contain the following terms:

               (i) the assignee shall have full control over all aspects of the litigation;

               (ii) all costs relating to the litigation shall be born by the assignee and the assignee shall be entitled to all awards and judgments from the litigation;

               (iii) the assignee shall indemnify the assignor from any
                    liability and costs relating to the litigation; and

               (iv) the assignor shall cooperate in the defense or prosecution of the litigation if and when required by the assignee, at the expense of the assignee.

          (b) On Closing the Seller shall undertake to assign and to cause the Remaining Subsidiaries to assign to the Purchaser or its nominee, any assets of the Seller or the Remaining Subsidiaries used principally in connection with the business of the Subsidiaries;

          (c) On Closing the Purchaser shall undertake to assign and to cause the Subsidiaries to assign to the Seller or its nominee, any assets of the Purchaser or the Subsidiaries used principally in connection with the non-entertainment consumer product business of the Seller or the Remaining Subsidiaries in the United States except for the contract relating to the product known as the "pasta cooker" with Applied Development Corporation, including all rights to refund development costs.

(4) Transition Services. The Purchaser and the Seller shall and shall cause the Subsidiaries and the Remaining Subsidiaries to provide each other with such transition administrative services as may be reasonably required to effect the orderly transfer of the Shares and the division of the operations of the Seller resulting from such transfer.

(5) Subleases. At the Closing, the Purchaser and the Seller shall enter into Office and Warehouse Subleases in the form attached hereto as Exhibits F and G, subject to the consent of the landlords with respect to the premises being subleased. The Purchaser shall use commercially reasonable efforts to obtain the landlord's consent to such subleases.

(6) TCF Loan. TCF Bank has made available a $2,000,000 revolving credit facility to K-tel International (USA), Inc. ("K-tel USA") and Dominion Entertainment, Inc. ("Dominion"), and a $3,000,000 revolving credit facility to K-tel, Inc. ("K-tel, Inc."). In connection with the facilities:

               (i) Seller has guaranteed the obligations of K-tel USA and Dominion to TCF Bank;

               (ii) K-tel USA and Dominion have guaranteed the obligations of
                    K-tel, Inc. to TCF Bank; and

               (iii) Seller had pledged all of the outstanding stock of K-tel
                    USA, Dominion and K-tel, Inc. to secure performance of its obligations under its guaranty.

Seller and Purchaser shall make such arrangements mutually satisfactory to Seller and Purchaser to cause TCF Bank at or prior to Closing to:

          (a) release the pledge by Seller of the outstanding stock of K-tel, Inc., K-tel USA and Dominion and any other security agreements granted by the Seller or the Remaining Subsidiaries to TCF Bank;

          (b) release of guaranties by Seller and K-tel Inc. of the obligations of Dominion and K-tel USA to TCF Bank; and

          (c) release the guaranties of Dominion and K-tel USA of the obligations of K-tel, Inc. to TCF Bank.

(7)      Name Changes. Effective on or immediately after the Closing Date:

          (a) Purchaser shall change the names of K-tel International (USA), Inc. and K-tel Entertainment (Can) Inc. to such names as Purchaser may designate which do not include the name K-tel. Purchaser acknowledges that it shall have a right to use such names only to the extent provided in the Trademark Agreement;

          (b)  Seller shall cause Simitar Entertainment Inc.:

               (i) to transfer the right to use the name "Simitar" in Canada to Purchaser or a wholly-owned subsidiary of Purchaser designated by Purchaser pursuant to the agreement attached hereto as Exhibit E (the "Simitar Name Agreement"); and

               (ii) change its corporate name to a name which does not include the word "Simitar".

(8) Tax Election. Seller and Purchaser shall make an election under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended, to have the sale of the Shares sold pursuant to this Agreement taxed as if it was an asset sale.

(9) Best Efforts. The Seller and the Purchaser shall each use their best efforts to cause the conditions set forth in Sections 4, 5 and 6 to be satisfied on a timely basis.

(10) Record License Agreement. At the Closing the Purchaser shall cause Dominion Entertainment Inc. to enter into the Record License Agreement attached hereto as Exhibit I.

SECTION 8.        CLOSING DATE AND CLOSING PROCEDURES.

(1) Closing Date. Subject to the terms and conditions set forth in this Agreement, the closing shall take place at the offices of Kaplan, Strangis and Kaplan, P.A., 5500 Norwest Center, 90 South Seventh Street, Minneapolis, Minnesota 55402, at 10:00 a.m. on October 16, 1995, or at such other time, date or place as to which the parties hereto may mutually agree (for the purposes of this Agreement, such event is referred to as the "Closing" and such date and time are referred to as the "Closing Date").

(2) Purchaser's Closing Documents. At the Closing, Purchaser shall deliver to Seller:

          (a) The Purchase Price required by Section 2 hereof in immediately available funds;

          (b) A certified copy of the resolutions of the Board of Directors of Purchaser required by Section 6(2);

          (c)  The opinion of counsel to the Purchaser required by Section 6(4);

          (d) Evidence of the surrender and cancellation of certain stock options required by Section 6(8);

          (e)  The release of guaranty contemplated by Section 6(9);

          (f) An incumbency certificate signed by a duly authorized officer of Purchaser containing specimen signatures in respect of Purchaser's incumbent officers;

          (g) Copies of the Articles of Incorporation and Bylaws of Purchaser, certified by the Secretary or Assistant Secretary of Purchaser as being true, correct and complete copies thereof;

          (h) A current certificate of good standing for Purchaser from the Minnesota Secretary of State;

          (i)  The Trademark Agreement executed by Purchaser;

          (j)  The documents necessary to effect the name changes referred to in
               Section 7(7)(a);

          (k) The resignation of Mickey Elfenbein as an officer, director and employee of the Seller and the Remaining Subsidiaries;

          (l) Agreement terminating the consulting agreement dated January 1, 1986 between the Seller and Elex Resources, Inc.;

          (m) A certificate confirming that the Purchaser has fulfilled or complied with all of the covenants required to be performed by it under this Agreement;

          (n)  The undertaking referred to in Section 7(3)(c);

          (o)  The subleases attached as Exhibit G and H;

          (p)  The releases referred to in subsection 5(11);and

          (q) The record license agreement attached as Exhibit I executed by Dominion Entertainment Inc.

(3)      Seller's Closing Documents. At the Closing, Seller shall deliver to
         Purchaser:

          (a) Certificates representing all of the Shares, duly endorsed for transfer or accompanied by duly executed assignments separate from certificate, and such other instruments of transfer as may be necessary to assign, transfer and convey to Purchaser the assets to be transferred to it pursuant to this Agreement;

          (b)  The approvals of the Board of Directors of Seller required by
               Section 5(2) hereof;

          (c) Evidence of the approval of the shareholders of Seller required by Section 6(3) hereof;

          (d) The opinion of counsel to the Seller required by Section 5(4) hereof;

          (e)  The documents necessary to complete the name change described in
               Section 7(7)(b);

          (f) An incumbency certificate signed by a duly authorized officer of Seller containing specimen signatures in respect of Seller's incumbent officers;

          (g) Copies of the Articles of Incorporation and Bylaws of Seller, certified by the Secretary or Assistant Secretary of Seller as being true, correct and complete copies thereof;

          (h) A current certificate of good standing for Seller from the Minnesota Secretary of State;

          (i)  The Trademark Agreement executed by Seller;

          (j)  The Simitar Name Agreement executed by Simitar Entertainment
               Inc.;

          (k) The resignation of Philip Kives as an officer and director of each of the Subsidiaries;

          (l) A certificate confirming that the Seller has fulfilled or complied with all of the covenants required to be performed by it under this Agreement;

          (m)  The undertaking referred to in Section 7(3)(b);

          (n)  The subleases attached as Exhibit G and H; and

          (o)  The releases referred to in Subsection 6(9).

(4) Intercompany Accounts. The parties shall cause the net amount of intercompany accounts owing from or due to the Subsidiaries to or by K-tel and the Remaining Subsidiaries to be paid to Seller or Purchaser, as the case may be, at Closing.

(5) Letters of Credit. If any of the Subsidiaries have outstanding on the Closing Date any letters of credit for products or goods ordered by or for Seller or the Remaining Subsidiaries, Seller shall provide cash collateral to secure the reimbursement obligations upon a draw of such letters of credit.

SECTION 9.        EMPLOYEES OF PURCHASER AND SELLER.

(1) Designated Employees. On or before the Closing Date, the Seller shall deliver to the Purchaser a list of employees who will be employed by the Seller (the "Seller's Designated Employees"). The Seller's Designated Employees shall not include the employees referred to in the list of protected personnel dated May 22, 1995, provided by the Purchaser to the Seller or Jeffrey Koblick and shall include the list of employees dated June 15, 1995 provided by the Seller to the Purchaser. The employees of the Seller, the Subsidiaries and the Remaining Subsidiaries, other than the Seller's Designated Employees and Jeffrey Koblick, will become the employees of the Purchaser on the Closing Date (the "Purchaser's Designated Employees"). Notwithstanding the foregoing, the Seller shall give written notice to the Purchaser on or before August 14, 1995 if the Seller intends to include Bruce Feinstein as one of the Seller's Designated Employees.

(2) Assumption of Benefits. After Closing, each of Seller and Purchaser shall assume all accrued vacation and other compensation or fringe benefits incurred in the ordinary course of business and outstanding at Closing and owing from and after the Closing Date (other than employee stock options on Seller's stock which shall be governed by their terms) for their respective Designated Employees .

(3) No Solicitation of Employees. For a period of two years following the Closing Date, each of Purchaser and Seller agree that it will not, for whatever reason, directly or indirectly, on its own behalf or on behalf of or through itself or any entity controlling it, controlled by it or under common control with it or related to its principal shareholder or by or on behalf of any entity providing services to it or to any entity or related to its principal shareholder controlled by it or under common control with it or related to its principal shareholder, employ (directly or indirectly as a consultant or otherwise) solicit, divert or hire away, or in any manner attempt to employ (directly or indirectly as a consultant or otherwise) solicit, divert or hire away to itself or to such related entity any person who is a Designated Employee of the other party.

(4) No Employment of Former Employees. For a period of two years following the Closing Date, each of Purchaser and Seller agree that it will not, for whatever reason, directly or indirectly, on its own behalf or on behalf of or through itself or any entity controlling it, controlled by it or under common control with it or related to its principal shareholder or by or on behalf of any entity providing services to it or to any entity or related to its principal shareholder controlled by it or under common control with it or related to its principal shareholder, employ or otherwise retain the services (directly or indirectly as a consultant or otherwise) of any person who was an employee of the other party or any of its subsidiaries at any time within six months prior to such employment or retention of such person, other than Jeffrey Koblick.

SECTION 10.       TERMINATION

(1)      Events of Termination.  This Agreement may be terminated:

          (a) by either Purchaser or Seller, if any of the conditions set forth in Section 4 have not been satisfied or waived in writing on or before the Closing Date, provided that, in accordance with
               Section 4, the Purchaser or the Seller gives written notice to terminate this Agreement to the other parties prior to the Closing Date;

          (b) by the Seller, if any of the conditions set forth in Section 6 have not been satisfied or waived in writing on or before the date on which such condition is required to be satisfied, provided that in accordance with Section 6, on or before the Closing Date, the Seller gives written notice to terminate this Agreement to the Purchaser within ten days after the date on which such condition was required to be fulfilled or complied with as set forth in Section 6;

          (c) by the Purchaser if any of the conditions set forth in Section 5 have not been satisfied or waived in writing on or before the date on which such condition is required to be satisfied, provided that in accordance with Section 5, on or before the Closing Date, the Purchaser gives written notice to terminate this Agreement to the Seller within ten days of the date on which such condition was required to be fulfilled or complied with as set forth in Section 5;

          (d) by either Purchaser or Seller, if the Closing Date is not on or before November 30, 1995 (unless the failure shall be due to the action or failure to act of the party seeking to terminate this Agreement in breach of such party's obligations under this Agreement);

          (e)  by Seller, if:

               (i) any corporation, partnership, person, other entity or group, as defined in the Securities Exchange Act of 1934, as amended (the "1934 Act") (other than Purchaser or any affiliate of Purchaser) (a "Person"), shall have commenced (as such term is used in Rule 14d-2(b) under the 1934 Act) a bona fide tender offer for all outstanding shares of Seller's common stock or any Person shall have made a bona fide written offer involving a merger or consolidation of Seller or the acquisition of all or substantially all of its assets;

               (ii) Seller's Board of Directors shall determine, after
                    consultation with Seller's independent financial advisors, that such offer is a material economic improvement to the Seller's shareholders when compared to the transactions contemplated by this Agreement; and

               (iii) Seller's Board of Directors determines upon the advice of its legal counsel that if they failed to recommend such offer or accept such proposal then such failure would be likely to result in a breach of the directors' fiduciary or legal duties, provided that Seller may not terminate the Agreement pursuant to this paragraph until the expiration of five (5) business days after written notice of any such offer or proposal referenced in this paragraph has been delivered to Purchaser, together with a summary of the terms of any such offer or proposal.

          (f) by Purchaser if, after the date hereof, any Person shall have commenced (as such term is used in Rule 14d-2(b) under the Act) a bona fide tender offer or exchange offer to acquire at least 25% of the then outstanding shares of Seller's common stock and thereafter Seller's Board of Directors shall have withdrawn or materially adversely modified or changed its recommendation of this Agreement to Seller's shareholders.

(2) Effect of Termination. In the event this Agreement is properly terminated as provided in Subsection 10(1), then, subject to Subsection 10(3), this Agreement shall be void and have no further force or effect and each of the parties shall be released from all obligations set forth in this Agreement, subject to Subsection 12(1) and the rights arising under Section 11 with respect to breaches under this Agreement which occurred prior to termination.

(3) Willful Breach. If this Agreement is terminated by reason of a willful breach by a party, then the breaching party shall be liable to the non-breaching party for all actual, consequential and incidental damages suffered by the non-breaching party arising from such willful breach.

(4) Equitable Relief. Notwithstanding anything in this Agreement to the contrary and except as provided below, the parties hereto agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

SECTION 11.       INDEMNIFICATION.

(1) Indemnification by Seller. Seller agrees to indemnify and hold harmless Purchaser, the Subsidiaries and their respectively officers, directors, employees and agents from, against and in respect of:

          (a) Any and all losses, liabilities, expenses or damages incurred or suffered by Purchaser or any of the Subsidiaries as a result of any and all untrue representations, breaches of any warranty or nonfulfillment of any covenant by Seller made or contained in this Agreement;

          (b) Any and all losses, liabilities, expenses or damages incurred or suffered from or after the Closing Date by Purchaser or any of the Subsidiaries by reason of consumer products sold by Seller, the Subsidiaries or the Remaining Subsidiaries prior to the Closing Date;

          (c) Any and all losses, liabilities, expenses or damages arising with respect to any litigation, agreements, intellectual property or assets assigned to the Seller pursuant to Section 7(3) of this Agreement; and

          (d) The reasonable costs and expenses incident to any and all actions, suits, proceedings, claims, demands, assessments or judgments in respect of any matter for which Purchaser or any of the Subsidiaries is indemnified under Section 11(1)(a), (b) or
               (c) above, including legal and accounting fees and expenses.

(2) Indemnification by Purchaser. Purchaser agrees to indemnify and hold harmless Seller, the Remaining Subsidiaries and their respective officers, directors, employees or agents from, against and in respect of:

          (a) Any and all losses, liabilities, expenses or damages incurred or suffered by Seller or any of the Remaining Subsidiaries as a result of any breaches of any covenant by Purchaser made or contained in this Agreement;

          (b) Any and all losses, liabilities, expenses or damages incurred or suffered from or after the Closing Date by Seller or any of the Remaining Subsidiaries by reason of entertainment products sold by Seller, the Subsidiaries or the Remaining Subsidiaries prior to the Closing Date;

          (c) Any and all losses, liabilities, expenses or damages arising with respect to any litigation, agreements, intellectual property or assets assigned to the Purchaser pursuant to Section 7(3) of this Agreement; and

          (d) The reasonable costs and expenses incident to any and all actions, suits, proceedings, claims, demands, assessments or judgments in respect of the matter for which Seller is indemnified under Section 11(2)(a), (b) or (c) above, including legal and accounting fees and expenses.

(3) Procedures Concerning Claims for Indemnification. If any third party shall assert a claim, action or proceeding (a "Claim") against a party entitled to indemnification under this Section 11 (the "Indemnified Party"), the Indemnified Party shall give prompt written notice thereof to the party obligated to provide indemnification (the "Indemnifying Party") and the Indemnifying Party:

          (a)  may assume the defense of such Claim;

          (b) shall have the right to retain counsel reasonably acceptable to the Indemnified Party to represent to the Indemnified Party; and

          (c) shall pay all costs and expenses relating to the defense of the Claim, including attorneys fees. The failure to give such written notice of a Claim shall not affect the Indemnified Party's ability to seek reimbursement unless such failure has materially and adversely affected the Indemnifying Party's ability to defend successfully the Claim. In any proceeding for such Claim, the Indemnified Party shall have the right to participate in the defense thereof and be represented, at its own expense, by counsel to be selected by the Indemnified Party, unless both the Indemnified Party and the Indemnifying Party are named parties in any such proceeding and counsel to the Indemnified Party shall advise the Indemnified Party that representation of both the Indemnified Party and the Indemnifying Party would be inappropriate under the rules of professional conduct, in which case the Indemnifying Party shall reimburse the Indemnified Party for the reasonable fees and expenses of the Indemnified Party's separate counsel; provided, however, that, in any event, the Indemnified Party agrees not to settle a claim without the Indemnifying Party's prior written consent which consent shall not be unreasonably delayed, withheld or conditioned. The Indemnifying Party agrees not to settle any Claim without the prior written consent of the Indemnified Party if such settlement would have an effect on the Indemnified Party and the Indemnified Party shall not unreasonably condition, delay or withhold its consent. If the Indemnified Party unreasonably conditions, delays or withholds its consent, then the Indemnifying Party:

               (i) shall be excused from any obligation to continue such defense;

               (ii) shall be excused from any further costs and expenses for such defense; and

               (iii) shall be obligated to indemnify the Indemnified Party for the lesser of:

                    (A)  the amount of such proposed settlement; or

                    (B) the Indemnified Party's liability with respect to such Claim (including reasonable costs and expenses incurred by the Indemnified Party in pursuing the defense of such Claim) as determined by a court of competent jurisdiction or pursuant to a negotiated settlement. The Indemnified Party may settle any claim without the Indemnifying Party's prior written consent if such settlement does not affect the Indemnifying Party. If the Indemnifying Party shall, within twenty (20) days after notice of Claim by the Indemnified Party as provided above, fail to notify the Indemnified Party that it will assume the defense of such Claim, then the Indemnified Party shall have the right, but not the obligation, to undertake the defense of, and compromise or settle (exercising reasonable business judgment), the Claim or other matter on behalf of, for the account of and at the risk of the Indemnifying Party.

SECTION 12.       MISCELLANEOUS

(1) Expenses. The expenses of the transactions contemplated hereunder, including income taxes, legal, accounting, investment banking and appraisal fees, if any, shall be borne by the party incurring the expense, whether or not the transactions contemplated under this Agreement shall be consummated, except that:

          (a) one-half of the legal fees and disbursements of Kaplan, Strangis and Kaplan and the accounting fees and disbursements of Arthur, Andersen & Co. expenses incurred by the Seller in connection with the transactions referred to in this Agreement up to April 17, 1995, shall be paid by the Purchaser; and

          (b) each of the Seller and the Purchaser shall pay one-half of the costs incurred to retain Arthur Andersen & Co. to determine the amounts referred to in Section 2(1)(b) and Section 2(2)(a).

(2) Brokers' Commissions. Each party will indemnify and hold the other harmless from the commission, fee or claim of any person, firm or corporation employed or retained or claiming to be employed or retained by such party to bring about or to represent it in the transactions contemplated hereby.

(3) Waiver. No term or provision hereof will be considered waived by either party, and no breach excused by either party, unless such waiver or consent is in writing signed on behalf of the party against whom the waiver is asserted. No consent by either party to, or waiver of, a breach by either party, whether express or implied, will constitute a consent to, waiver of, or excuse of any other, different or subsequent breach by either party.

(4) Severability. If any part of this Agreement is found to be invalid or unenforceable, that part will be amended to achieve as nearly as possible the same economic effect as the original provision and the remainder of this Agreement will remain in full force and effect.

(5) Choice of Law. This Agreement will be governed by and construed in accordance with the laws of the United States and the State of Minnesota as applied to agreements entered into and to be performed entirely within Minnesota between Minnesota residents.

(6) Choice of Forum. Subject to Section 12(10) below, the parties hereby submit to the jurisdiction of and waive any venue objections against, the United States District Court for the District of Minnesota and the trial courts of the State of Minnesota, in any litigation arising out of the Agreement or the Trademark Agreement and each party hereby consents to the personal jurisdiction of such courts for purposes of this Agreement, including entry or enforcement of any arbitration award or judgment.

(7) Notices. Any notice provided for or permitted under this Agreement will be treated as having been given when:

               (i)  delivered personally;

               (ii) sent by confirmed telex or telecopy;

               (iii) sent by commercial overnight courier with written
                    verification or receipt; or

               (iv) received postage prepaid by certified or registered mail, return receipt requested, to the party to be notified, at the address set forth below, or at such other place of which the other party has been notified in accordance with the provisions of this Section 12.

If to Purchaser:

                  Simitar, Inc.
                  2605 Fernbrook Lane North
                  Minneapolis, Minnesota 55447-4736
                  Attn.: Mickey Elfenbein
                  Fax: (612) 559-6885

with a copy to:

                  Leonard Street & Deinard
                  150 South Fifth Street
                  Minneapolis, Minnesota 55402
                  Attn.: Stephen DeRuyter
                  Fax: (612) 335-1657

If to a Seller:

                  K-tel International, Inc.
                  Suite O, 2605 Fernbrook Lane North
                  Minneapolis, Minnesota  55447-4736
                  Attn.:  Philip Kives, Chairman
                  Fax:  (612) 559-6815

with a copy to:

                  Kaplan, Strangis and Kaplan, P.A.
                  5500 Norwest Center
                  90 South Seventh Street
                  Minneapolis, Minnesota  55402
                  Attn:  Ralph Strangis
                  Fax:  (612) 375-1143

(8) Entire Agreement. This Agreement, including all Exhibits to this Agreement, constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations and agreements, whether written or oral.

(9) Amendment. This Agreement may be amended or supplemented only by a writing that refers explicitly to this Agreement, and that is signed on behalf of both parties.

(10) Arbitration. Any claim, dispute or controversy arising out of or in connection with or relating to this Agreement or the Trademark Agreement or the breach or alleged breach thereof shall be submitted by the parties to arbitration by the American Arbitration Association ("AAA") in the City of Minneapolis, Minnesota, under the commercial rules then in effect for the Association except as provided herein. A transcribed record shall be prepared. The AAA shall recommend three (3) arbitrators who are knowledgeable in the field in dispute. The parties shall agree upon one (1) of the three within twenty (20) days. If no arbitrator is mutually agreed upon, the AAA shall make such appointment within thirty (30) days of such failure. Each party shall have the right to request the arbitrator to order reasonable and limited discovery. The award rendered by the arbitrator shall include costs of arbitration, reasonable attorneys' fees and reasonable costs for expert and other witnesses, but shall not include punitive damages against either party. Judgment on such award may be entered as provided in paragraph (6) of this Section 12, provided that nothing in this paragraph (10) shall be deemed as preventing either party from seeking relief from the courts as necessary to protect either party's name, proprietary information, trade secrets, know-how or any other appropriate provisional remedy.

(11) Currency. All dollar amounts referred to in this Agreement are expressed in United States funds.

(12)     Survival. Sections 7(3), 7(4), 7(6), 7(7), 9, 11, 12(1), 12(2) and
         12(10) will survive the Closing of this Agreement.

(13) Assignment. This Agreement may not be assigned except with the prior written approval of the other party, which approval shall not be unreasonably withheld. Except as so provided, this Agreement shall be binding upon and inure to the benefit of Purchaser and Seller and their respective successors.

(14) Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.


                                   PURCHASER:

                                   SIMITAR, INC.

                                      By: /s/ Mickey Elgenbein




                                    SELLER:

                                    K-TEL INTERNATIONAL, INC.

                                      By: /s/ Raymond Kives
                                              Chairman



                                   EXHIBIT A

                      DESCRIPTION OF ACQUIRED SUBSIDIARIES


K-tel International (USA), Inc.
Dominion Entertainment, Inc.
U.S. Distribution Services,
K-tel Entertainment (CAN) Inc.
K-tel International Finland OY
K-tel International (FRANCE) SARL
Dominion Vertriebs, GmbH
K-tel Ireland Ltd.
K-tel International (SPAIN) SL
K-tel Entertainment (UK), Ltd.
K-tel International (Sweden) AB
K-tel Ireland (Exports) Ltd.
K-tel International GmbH



                                   EXHIBIT B

              METHOD OF CALCULATION OF THE REMAINING ASSETS VALUE

Assets

                  All assets shall be valued at actual book value calculated in accordance with generally accepted accounting principals, consistently applied as at the Closing Date, except as follows:

Inventory

1. The Inventory referred to in Schedule 1 (the "Slow Inventory") shall be valued at the amounts referred to in Schedule 1 (the "Schedule Value"). The value of the Slow Inventory shall be adjusted as follows:

          (a) If, on the first anniversary of the Closing Date (the "First Anniversary Date"), the aggregate proceeds of sale from the Slow Inventory from and after May 17, 1995, is less than the aggregate
               Schedule Value of all Slow Inventory, then the Purchaser shall pay to the Seller an amount equal to the lesser of:

               (i) the difference between the aggregate Schedule Value of all Slow Inventory, and the aggregate proceeds of sale of the Slow Inventory as at the First Anniversary Date; and

               (ii) $400,000.

          (b) If, on the First Anniversary Date, the aggregate proceeds of sale of the Slow Inventory from and after May 17, 1995 is greater than the aggregate Schedule Value of all Slow Inventory, then the Seller shall pay to the Purchaser an amount equal to all profits earned on the sale of the Slow Inventory as of the First Anniversary Date.

2. For the purposes of subsection 1(b) of this Exhibit B, the term "profit" means the proceeds of sale of the Slow Inventory minus the aggregate of:

          (a)  the Schedule Value of all of the Slow Inventory;

          (b)  8% of the proceeds of sale of the Slow Inventory sold; and

          (c) all commissions paid to third parties on the sale of Slow Inventory sold.


3. The Seller shall not sell:

          (a) any products known as the "pasta cooker" at a price lower than 90% of its Schedule Value prior to September 1, 1996; and

          (b) any other Slow Inventory at a price lower than the Schedule Value prior to the First Anniversary Date'

unless the prior consent of the Purchaser has been obtained.

4. Prior to the First Anniversary Date, the Purchaser shall be entitled to purchase all or any part of the unsold Slow Inventory from time to time at a price equal to the value of such inventory referred to in Schedule 1.

5. The Purchaser shall have a right of first refusal on the sale of all Slow Inventory , at a price and on terms such Slow Inventory would otherwise be sold to a third party, prior to the First Anniversary which right of first refusal shall be exercised within 24 hours of receipt of written notice of a proposed sale of Slow Inventory.

6. The Purchaser shall be entitled to inspect the records of the Seller relating to the sale of Slow Inventory at the premises of the Seller during normal business hours. The Purchaser shall be entitled to conduct such inspections once each quarter prior to the first anniversary of the First Anniversary Date. The Purchaser shall give the Seller ten days prior written notice of the inspection. The Purchaser shall treat such information disclosed during such inspection as confidential and shall not use it for any purpose other than to verify the payments required to be made by the Seller under this Agreement, or disclose it to any third party.

7. There shall be no obsolescence reserve with respect to inventory.


Property and Equipment

8. Property and equipment shall be valued at $68,900 as shown on Schedule 2.


Goodwill, Etc.

9. Goodwill and other intangibles shall be valued at zero.


Net Operating Losses

10. Net operating losses shall be valued at zero.


Liabilities

11. All liabilities shall be paid or assumed by the Purchaser prior to the Closing Date, except for accrued royalties payable to the Seller, K-tel International Ltd. or any of their related corporations, which shall be paid prior to Closing, and the following, which shall be valued at actual book value calculated in accordance with generally accepted accounting principals consistently applied as at the Closing Date:

          (a)  Return Reserves;

          (b) Intercompany Debt owed to the Seller, the Remaining Subsidiaries or any corporation related to Philip Kives.

12. All intercompany debt between the Subsidiaries on the one hand, and the Seller and the Remaining Subsidiaries, on the other hand, shall be paid at the Closing.




                                  EXHIBIT "B"
                                   SCHEDULE 1
                                   ----------

K-TEL CONSUMER PRODUCTS
LIST OF SLOW INVENTORY


ITEM CODE           PRODUCT DESCRIPTION                   UNITS             VALUE

FINISHED GOODS
 485680314          1-TOUCH COMBO 8" & 10"                2,545          $ 39,931
 485680330          TWIST 'N SKI                              5               102
 485680331          FIRM FLEX                                85             5,525
1111100070          SLICE-O-MATIC - SPANISH               6,600                 0
1111180082          AEROBI-SLIDE - SPANISH                1,490             8,419
2277500048          MIRACLE KLEEN                            42                 0
2277500060          FORMULA 7                               168                 0
2277500082          POWER CUTTER                            787               938
2277501013          MINI M BRUSH/SKIN PK                    222                 0
2277501160          MIRACLE ROLLER                        7,496                 0
2277504270          GOLF KING MS                            168                 0
2277508960          DRY COOKER                           13,226            33,950
2277508970          MINI FISHERMAN MS                       846                 0
2277580011          2 PIECE FOOD STORAGE                  3,423                 0
2277580014          SCRAPPY SCRUBBER BRI                  2,822                 0
2277580015          SCRAPPY SCRUBBER PUF                  3,863                 0
2277580016          4 PIECE FOOD STORAGE                     32                 0
2277580017          3 PIECE FOOD STORAGE                    485                 0
2277580023          SERVE-N-STORE BOWLS                     158                 0
2277580025          CELESTIAL NAVIGATION                     20                 0
2277580027          CONWAY TWITTY-EARLY                   3,194                 0
2277580030          SCRAPPY SCRUBBER                      7,777                 0
2277580032          RAIN GUARD                               79                 0
2277580036          WOOD BROTHERS VHS VIDEO                   7                 0
2277580037          MICRO STEAM COOKER                    5,606            17,943
2277580044          FASHION DAZZLER                         736                 0
2277580048          ROTOFLEX IN INDIVIDUAL                2,951            23,724
2277500049          THE CLAW                                  7                 0
2277580057          ROTOFLEX SYSTEM                       2,582            21,954
2277580058          ROTOFLEX BUFFING PAD SET              5,729            11,377
2277580059          ROTOFLEX COARSE DISC SET              3,138             3,664
2277580061          ROTOFLEX MEDIUM DISC SET              3,116             3,449
2277580062          ROTOFLEX FINE DISC SET                3,148             3,485
2277580063          ROTOFLEX VERY FINE D SET              4,310             4,791
2277580064          ROTOFLEX VERY FINE W SET              4,299             4,197
2277580069          THIGH TONER BULK                         15                 0
2277580076          FLEX BOARD                            2,130             1,387
2277580077          KLEENSILVER                             304               615
2277580079          FOREVER SHARP KNIFE                   4,716            20,515
2277580080          THIGH TONER PACKAGED                 11,993            67,671
2277580081          POWER STEPPER                           123                 0
2277580082          AEROBI-SLIDE                          1,363             7,693
2277580083          AEROBI-SLIDE BOOTIES                     88                 0
2277580085          25 IN 1 WONDER TOOL                   3,832            21,804
2277580087          ROTO STRIP                            3,280            12,005
2277580089          KLEENSILVER REFILL                    2,789             3,930
2277580100          FAMILY SIZE MICRO STEAM               2,783            14,110
2277580101          BUTTONMATE                            2,088             2,694
2277580107          25 IN 1 WONDER TOOL                   4,069            24,170
2277580109          LOBSTER LAB                           2,293            48,595
2277580111          MULTI KLEENER MOP                        60               390
2277580115          MULTI KLEENER REPLACEMENT                27                81
2277580118          VAC-U-SAVE                            2,658            16,975
2277580119          LOBSTER LAB CAVE                          4                88
2277580125          AMBERGUARD SUNGLASSES                 2,484             2,409
2277580195          SRX-11                               29,574            92,501
2277580198          PASTA MAKER                          24,701           796,768
2277580206          PUMP 'N SEAL                              8                 0
2277580251          BUTTONMATE ACCESSORIES                    3                 0
2277580601          MOTOBRELLA MS                             7                 0
8255100096          AEROBI-SLIDE FRENCH/ENG               2,310                 0
                                                                       $1,317,850

PARTS
   2277501200       POWER CUTTER DISPLAY                    497           $     0
 485680303001       BULK 1-TOUCH 8" ADJUST                2,455            17,406
 485680303002       1-TOUCH 8" ADJUST WR                  1,000                40
 485680304001       BULK 1-TOUCH 10" ADJUST               2,455            20,303
 485680304002       1-TOUCH 10" ADJUST WR                 1,000                40
 485680314001       COMBO 8" & 10" ADJ WR                   205                61
2277500070005       SLICE-O-MATIC CORRUG                    825                 0
2277500070006       SLICE-O-MATIC 12 PAC                    745                 0
2277500070007       SLICE-O-MATIC 24 PAC                    135                 0
2277500070009       SLICE-O-MATIC D/O PROD                6,490                 0
2277500070011       SLICE-O-MATIC GRATE                   3,190                 0
2277500070012       SLICE-O-MATIC BASE M                  1,141                 0
2277500070013       SLICE-O-MATIC TEND                    2,960                 0
2277500070016       SLICE-O-MATIC PIZZA                   5,640                 0
2277500070017       SLICE-O-MATIC SPANISH                 3,400                 0
2277500070018       SLICE-O-MATIC ENG/SP                    416                 0
2277501007112       12 MASTER MIR BRUSH BOXED             2,260                 0
2277501010006       FLAT HEAD OVAL MIR BRUSH             14,106                 0
2277501010007       FOAM PAD / MIRACLE BRUSH            210,000                 0
2277501010008       MIRACLE BRUSH CLOTH                  34,560                 0
2277501010112       12 MASTER/MIR BRUSH (OBS)               273                 0
2277501012002       MIRACLE BRUSH SKIN C                  2,080                 0
2277501012106       6 MASTER/MIRACLE BRUSH                5,175                 0
2277501012112       12 MASTER/SKIN MIR BRUSH              2,598                 0

ITEM CODE           PRODUCT DESCRIPTION                   UNITS              VALUE
2277501013003       MINI MIRACLE BRUSH                    3,716                 0
2277501013112       12 MASTER/M MIR BR SKIN M             1,474                 0
2277501130001       MIRACLE SWEEPER INDI                  4,070                 0
2277511130002       MIRACLE SWEEPER INSERT                  750                 0
2277501130006       MIRACLE SWEEPER POLY                    283                 0
2277501130007       MIRACLE SWEEPER TOP                     211                 0
2277501130008       MIRACLE SWEEPER BOTTOM                  950                 0
2277501150004       MIRACLE ROLLER SKIN                   3,120                 0
2277508960001       DRY COOKER CARTONS                      420                 0
2277508960001       DRY COOKER PART                         150                 0
2277580057001       ROTOFLEX METAL CLAMP                  4,500            10,301
2277580057002       ROTOFLEX FLEXIBLE DI                     50               102
2277580057003       ROTOFLEX VELCRO PADS                  3,924             2,819
2277580057004       ROTOFLEX INSTRUCTION                 21,464                 0
2277580057005       ROTOFLEX WARRANTY CARDS              19,564                 0
2277580057006       ROTOFLEX TRAY MS                     10,100             1,256
2277580057007       ROTOFLEX INDIVIDUAL                  10,760             4,775
2277580057008       ROTOFLEX 4 PACK MAST                  3,741             1,283
2277580057009       ROTOFLEX SINGLE MAI                   1,280               211
2277580057010       ROTOFLEX RE-ORDER FORM               43,364                 0
2277580057011       ROTOFLEX ALLEN WRENCH                14,739                 0
2277580057012       ROTOFLEX BLISTER CARDS                2,869               648
2277580057013       ROTOFLEX BLISTER CARDS                1,250               282
2277580057014       ROTOFLEX BLISTER CARDS                1,749               395
2277580057015       ROTOFLEX BLISTER CARDS                2,867               647
2277580057016       ROTOFLEX BLISTER CARDS                2,763               624
2277580057017       ROTOFLEX BLISTER CARDS                1,250               282
2277580057018       ROTOFLEX PLASTIC FOR SANDING             44                 5
2277580057019       ROTOFLEX PLASTIC FOR BUFFING          2,119               246
2277580076001       FLEXBOARD MASTER CARTON                 410                 0
2277580056002       HOOK TABS FOR FLEXBOARD               6,000                 0
2277580076003       FLEXBOARD 4 COLOR SH                 17,025                 0
2277580077004       KLEENSILVER RE-ORDER                  3,515                 0
2277580077012       KLEENSILVER MEASURING                 3,415               171
2277580077013       KLEENSILVER 32 OZ BOX                 1,996               812
2277580077014       KLEENSILVER MASTER                      100                 0
2277580077015       KLEENSILVER REFILL MASTER               399               150
2277580077016       KLEENSILVER 32 OZ IN                  2,289               168
2277580077017       KLEENSILVER ALUMINUM                  1,600                 0
2277580077018       KLEENSILVER INDIVIDUAL                3,450                 0
2277580077019       KLEENSILVER REFILL                    6,750             1,701
2277580080001       THIGH TONER PURPLE T                 27,472             9,718
2277580080003       THIGH TONER SPRINGS                  13,897             1,499
2277580080004       THIGH TONER INSERTS                   5,972               961
2277580080005       THIGH TONER 10 X 5/8                 35,816               408
2277580080006       THIGH TONER 10-24 1                   4,186                32
2277580080007       THIGH TONER 10-24 HE                  5,553                30
2277580080008       THIGH TONER #10 WASHER                3,350                 6
2277580080009       THIGH TONER 5/16 WASHER              39,937               281
2277580080010       THIGH TONER PIVOT SL                  5,206               798
2277580080011       THIGH TONER CAPS MS                   2,022               284
2277580080012       THIGH TONER SLEEVES                  14,132             3,180
2277580080015       THIGH TONER BASES MS                 13,932             1,428
2277580080016       THIGH TONER COVERS M                 10,962             1,124
2277580080022       THIGH TONER LABELS                    1,872               108
2277580080023       THIGH TONER INSTRUCTIONS              8,500                 0
2277580080024       THIGH TONER 6 PACK MASTER             1,156             1,138
2277580080025       THIGH TONER RETAIL BOX                5,472             3,241
2277580080100       THIGH TONER MAILER M                  5,000                 0
2277580082001       AEROBI-SLIDE / DIE CUT                  250                 0
2277580082002       AEROBI-SLIDE / RUBBER 8               2,260                 0
2277580082003       AEROBI-SLIDE / END SETS               4,536                 0
2277580082005       AEROBI-SLIDE / BOOTIES               33,772                 0
2277580082011       AEROBI-SLIDE / INSTRUCTIONS           1,875                 0
2277580082012       AEORBI-SLIDE INST FRENCH/ENG          4,510                 0
2277580082013       AEROBI-SLIDE INST SPAN/ENG            3,000                 0
2277580082014       AEROBI-SLIDE INST SPANISH             2,340                 0
2277580082015       AEROBI-SLIDE BOOTIE I                 7,125                 0
2277580091001       ROTOFLEX SANDING DISC-COARSE         27,395             6,148
2277580091002       ROTOFLEX SANDING DISC-MEDIUM         26,959             6,050
2277580091003       ROTOFLEX SANDING DISC-FINE           44,089             9,954
2277580091004       ROTOFLEX SANDING DISC-X-FINE         13,142             2,949
2277580091005       ROTOFLEX SANDING DISC-ULTRA          11,883                30
2277580091006       ROTOFLEX BUFFING PADS                11,180            11,377
2277580101001       BUTTONMATE 12 PACK MASTERS              174                 0
2277580195003       BRX-11 SPONGES                          800               600
2277580601001       MOTOBRELLA HOOK MS                    3,040                 0
2277580601002       MOTOBRELLA VELCRO                       700                 0
2277580601005       MOTOBRELLA #10 X 5/8                 10,752                 0

                                                                         $126,072

TOTAL SLOW INVENTORY                                                   $1,443,922





                                  EXHIBIT "B"
                                   SCHEDULE 2

K-TEL
CONSUMER PRODUCTS COMPANIES
FIXED ASSETS
                                                          Quantity         Value


All old video tapes/including vault items                                $     -
 related to the Consumer Products Division
Supplies: Assorted office supplies-existing                              $     -
 inventory related to the Consumer Products Division
Supply cabinets (black, 6' high x 3.5' wide)                  3          $   250
Filing cabinets-general and personal                         24          $ 1,500
Credenzas                                                     8          $   750
Executive desks                                               8          $ 1,250
Desks-other                                                  10          $ 1,250
Executive and secretarial chairs                             18          $   900
Side chairs (2) and small table for 8 offices                 8          $   500
Simitar computers- Personal computer tower 486/33             1
Simitar computers- TM tower 386/40                            1
Simitar computers- Printers-Okidata                           2
Simitar computers- Workstations                              15        --$ 6,250
Simitar computers- Unix operating system                      1
 software 486/33
Simitar computers- Novell Software 386/40                     1
Simitar phone system                                          1          $ 2,500
Fax machine                                                   1          $   100
Copier    (on lease)                                          1          $     -
Light box                                                     1          $     -
Drafting table                                                1          $     -
Creative computer (quadra 650)                                1          $   750
Gold records                                                  6          $     -
Company pictures                                              3          $     -
TV/VCR with PAL, NTSC capability                              1          $   750
Forklifts                                                     2          $ 1,500
Hand Jacks                                                    3          $   250
Office partitions--all current partitions at                 20          $   500
 Medina Road building
Conference table                                              1          $   250
Conference room chairs                                        8          $   250
Show booth-old                                                1          $     0
Glass coffee table-lobby                                      1          $     -
Freiden parcel post scale/system                              1          $     -
Letterhead/stationery and all K-tel forms                                $     -
Molds for existing/old products                                          $     -
CPD contracts/right/legal papers                                         $     -
CPD HR files                                                             $     -
K-tel building sign                                                      $     -
Postage meter                                                            $     -

Warehouse Racking (470 linear feet, single row,                          $     0
 three high racking)
                                                 Subtotal                $19,500

Apple computer peripherals:
Upgrade to 40 MB Ram                                              $       625
Monitor                                                           $       250
Keyboard                                                          $        50
512 VRam                                                          $        25
Syquest 88 MB Drive                                               $       200
Optical Drive                                                     $       250
Laserwriter (Printer)                                             $     1,000
Colorpoint Printer (Selko)                                        $     2,500
Color Scanner                                                     $     1,500
Weldotron L Bar Sealer with Conveyor                              $         -
Simitar Open System accounting software                           $         -
Simitar creative software                                         $         -
All packaging, sales material, operating negative and             $         -
 artwork relating to the Consumer Product Division
 and its Products                                Subtotal         $     6,400

                                                    Total         $    25,900
Show booth-new                                                    $    43,000
                                              GRAND TOTAL         $    68,900




                                   EXHIBIT C
                              TRADEMARK AGREEMENT

                  THIS AGREEMENT, made effective as of the closing date, which is the _______ day of _______________, 1995 between K-TEL INTERNATIONAL, INC., a Minnesota Corporation ("K-TEL"), K-TEL INTERNATIONAL LTD., a Manitoba Corporation ("K-tel Ltd.") SIMITAR, INC., a Minnesota Corporation (" SIMITAR"), K-TEL INTERNATIONAL (USA), INC. ("K-tel (USA)"), a Minnesota Corporation and K-TEL ENTERTAINMENT (CAN) INC., a Manitoba Corporation ("K-tel (Can)").

                  WHEREAS, SIMITAR has acquired the packaged consumer entertainment business (music and video) of K-TEL; and

                  WHEREAS, SIMITAR desires to market and distribute Consumer Entertainment Product(s) (as defined below) using certain of the tradenames and trademarks of K-TEL;

                  NOW, THEREFORE, in consideration of SIMITAR'S purchase of the entertainment business of K-TEL, and in consideration of the mutual agreements contained herein, and for One Dollar ($1.00) and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.   Definitions.

     (a) Consumer Entertainment Product(s) means films, videos and recorded music products, sheet music, tape and book packages, CD-ROM disks, computer software, video CD's, 3DO disks, CDI disks, or any other format, whether known or unknown at this time, and whether sold as albums, cassettes, books, floppy disks, hard disks, compact disks, optical disks, or any other media, on-line computer distribution or any other electronic or digital distribution system whether such media or distribution system is known or unknown at this time.

     (b) K-TEL Marks means the name and mark "K-TEL" and the combination mark, which consists of the "K-TEL" mark and the "K-logo" mark used together (the "K-logo" mark and the combination mark both being shown on Schedule 1 attached hereto) which marks are registered in the jurisdictions listed in Schedule 1.

     (c) "Former Soviet Block Countries" means all countries formerly forming part of the Union of Soviet Socialist Republics and the former "Warsaw Pact" including, without limitation, Poland, Hungary, Czech Republic, Slovakia and the former Yugoslavia, Romania and Cuba but excluding East Germany.

     (d) Term. The "Term" of this Agreement shall be for a period of eight (8) years from the date hereof.

     (e) Other Product(s) means all products and services other than Consumer Entertainment Product(s) as defined in paragraph l(a) above.

2. K-TEL Marks, Territory, Exclusivity and Term. Subject to the existing third party licenses of the K-TEL Marks in effect at the execution of this Agreement, as set out in Schedule 2 to this Agreement, which licenses shall remain in force until the end of their respective terms (including any renewals thereof), the parties agree as follows:

     (a)  United States:

          (i) SIMITAR and its sublicensees shall, subject to Paragraph 2(a)(ii) below, have the following rights and licenses to use the K-TEL Marks, as a brand or product mark only but not for use as part of a corporate or trade name, for Consumer Entertainment Product(s) in the United States:

               (A) the exclusive right to release, manufacture distribute, market, promote, sell and license any new and existing Consumer Entertainment Product(s) under the K-tel Marks for the first four (4) years of the Term; and

               (B) the non-exclusive right to sell off under the K-TEL Marks, any inventory manufactured under paragraph 2(a)(i)(A) and not sold under paragraph 2(a)(i)(A) together with customer returns beginning with the fourth anniversary of the date hereof and through the eighth anniversary of the date hereof.

          (ii) K-TEL shall, however, retain the right to use the K-TEL Marks to distribute, market, promote and sell Consumer Entertainment Product(s) in the United States via direct response advertising. K-TEL will be prohibited from selling Consumer Entertainment Product(s) under the K-TEL Marks through any distribution means other than direct response advertising and from granting any rights to use the K-tel Marks for Consumer Entertainment Products to any third party during the first four (4) years of the Term.

          (iii) K-TEL shall retain the right to use the K-TEL Marks for all other purposes and for Other Product(s) in the United States.

          (iv) K-tel (USA), shall have the non-exclusive right to continue to:

               (A) manufacture Consumer Entertainment Products currently manufactured by it as of the date of this Agreement, bearing the legend "distributed by K-tel International, (USA) Inc.", for the first two years of the Term; and

               (B) sell its current inventory of Consumer Entertainment Products as of the date of this Agreement and any Consumer Entertainment Products manufactured under subparagraph 2(a)(iv)(A) bearing the legend "distributed by K-tel International, (USA) Inc.", for the first four years of the Term.

     (b)  Mexico, Canada and Asia

          (i) SIMITAR and its sublicensees shall have the following non-exclusive right and license to use the K-TEL Marks, as a brand or product mark only and not for use as part of a corporate or trade name for Consumer Entertainment Product(s), in Mexico:

               (A) the non-exclusive right to release under the K-tel Marks any new Consumer Entertainment Products for the first three (3) years of the Term;

               (B) the non-exclusive right to manufacture new Consumer Entertainment Products, but only during the first four (4) years of the Term;

               (C) the non-exclusive right to distribute, market, promote, sell and license under the K-TEL Marks, any new Consumer Entertainment Product(s) for the first four (4) years of the Term; and

               (D) the non-exclusive right to sell off under the K-TEL Marks, any inventory manufactured under paragraph 2(b)(i)(B) and not sold under paragraph 2(b)(i)(C) together with customer returns beginning on the fourth anniversary of the date hereof and through the eighth anniversary of the date hereof.

          (ii) Simitar and its sublicensees shall have a non-exclusive right and a license to use the K-tel Mark for Consumer Entertainment Products in Asia and Canada, as a brand or product mark only and not for use as part of a corporate or trade name as follows:

               (A) the non-exclusive right to release, manufacture, distribute, market, promote, sell and license new Consumer Entertainment Products for the first two years of the Term;

               (B) the non-exclusive right to sell off under the K-tel Marks any inventory manufactured under paragraph 2(b)(ii)(A) and not sold under such paragraph together with customer returns beginning on the second anniversary of the date hereof and through to the fourth anniversary of the date hereof.

          (iii) K-TEL shall retain the right to use the K-TEL Marks for Consumer Entertainment Products and all other purposes and for all Other Products in Mexico, Asia and Canada.

          (iv) K-tel Entertainment (Can) Inc. shall have the non-exclusive right to continue to:

               (A) manufacture Consumer Entertainment Products currently manufactured by it as of the date of this Agreement, bearing the legend "distributed by K-tel Entertainment (Can) Inc." for the first two years of the Term; and

               (B) sell its current inventory of Consumer Entertainment Products as of the date of this Agreement and any Consumer Entertainment Products manufactured under sub paragraph 2(b)(iv)(A) bearing the legend "distributed by K-tel Entertainment (Can) Inc.", for the first four years of the Term.

     (c)  Europe, Former Soviet Block Countries, Middle East and Africa.

          (i) K-TEL shall assign, sell, transfer and convey and does hereby assign, sell, transfer and convey to SIMITAR, K-TEL's entire right, title and interest, and SIMITAR shall own and have the exclusive right in perpetuity to the K-TEL Marks, the goodwill and the business associated therewith, and all uses thereof in Europe, all Former Soviet Block Countries, Middle East and Africa (including, without limitation, rights to the word "K-tel" as part of a corporate or business name). K-TEL further agrees, at SIMITAR's expense, to execute such documents as SIMITAR may request to memorialize this assignment, sale, transfer and conveyance.

          (ii) K-TEL shall have a non-exclusive right and license to use the K-TEL Marks for Other Products and the word "K-tel" as part of a corporate or business name in the Soviet Block Countries, Middle East and Africa as follows:

               (A) the non-exclusive right to manufacture, distribute, market, promote, sell and license Other Products for the first four
                    (4) years of the Term;

               (B) the non-exclusive right to sell off under the K-tel Marks, any remaining inventory of Other Products during the last four years of the Term. Remaining inventory shall mean all inventory of Other Product(s) owned by K-TEL, K-5 Leisure Products, Inc. ("K-5 "), K-TEL Ltd., or related parties at the end of the first four (4) year period of the Term. World wide sales of K-TEL, K-5, K-TEL Ltd. or related parties shall be counted against remaining inventory during the four
                    (4) year inventory sell-off period.;

          (iii) Subject to Subsection 2(k), K-tel shall have a non-exclusive right and license to use the K-tel Marks for Other Products in Europe and, subject to Subsection 2(e)(iii) the word "K-tel" as part of a corporate or business name in Europe as follows:

               (A) the non-exclusive right to manufacture, distribute, market, promote and sell Other Products for the first two (2) years of the Term;

               (B) the non-exclusive right to sell off under the K-tel Marks, any remaining inventory of Other Products during the two years of the Term beginning on the second anniversary of the date of this Agreement and terminating on the fourth anniversary of the date of this Agreement. Remaining inventory shall mean all inventory of Other Product(s) owned by K-TEL, K-5 Leisure Products, Inc. ("K-5"), K-TEL Ltd., or related parties at the end of the first two (2) year period of the Term. World wide sales of K-TEL, K-5, K-TEL Ltd. or related parties shall be counted against remaining inventory during the two (2) year inventory sell-off period.

          (iv) During the first four years of the Term, Simitar shall not sell, transfer, assign or otherwise dispose of any interest in the K-Tel Marks in Europe, all Former Soviet Block Countries, the Middle East or Africa, or any part thereof, except:

               (A) licenses granted in the ordinary course of business to use the K-tel Marks to advertise, market or Sell products; and

               (B) grants of security interests in the K-tel Marks as security for, or sales, transfers and other assignments of the K-tel Marks in connection with the financing required by Simitar to complete the agreement of purchase and sale between Simitar and K-tel dated as of June 28, 1995 (the "Agreement of Purchase and Sale")

               unless SIMITAR has first offered to sell the interest to K-tel as follows:

               (C) If SIMITAR receives a bona fide offer from an arm's length third party to acquire an interest in the K-tel Marks, in the territories referred to in this Paragraph, 2(c)(iv), which it intends to accept, then, SIMITAR shall notify K-TEL in writing and provide K-TEL with a copy of the offer;

               (D) K-TEL shall have thirty (30) days after receipt of such notice and offer to exercise its right of first refusal to acquire the interest in the K-TEL Mark on terms the same as the proposed offer by giving SIMITAR written notice thereof;

               (E) In the event K-TEL does not exercise its right of first refusal, then SIMITAR may proceed to accept the original offer within ninety (90) days after the expiration of K-TEL's right of first refusal as to such original offer on such terms;

               (F) In the event the original offer received by SIMITAR is not accepted within said 90-day period, then K-TEL's right of first refusal shall continue to apply;

               (G) The right of first refusal under this paragraph shall not apply to any sale of Dominion Vertriebs and GmbH or K-tel International (SPAIN) SL and any assignment of rights to use the K-tel Marks in connection with such sales.

     (d)  Rest of the World.

          K-TEL shall retain all rights to use of the K-TEL Marks for all purposes and for both Consumer Entertainment Product(s) and Other Product(s) in all other countries and territories not identified or listed above.

     (e)  Use of Corporate Name.

          (i) Except as otherwise provided in Section 2(c), K-tel shall retain all rights throughout the world, to use the word "K-tel" as part of a corporate name (except with respect to the territories subject to Section 2(c)) and to produce and sell products marked with the legend "distributed by" or "manufactured by" entities using the word "K-tel" as part of their name, provided that the words "K-tel shall not be printed on any Consumer Entertainment Products distributed by K-tel in the United States in larger than 14 point type;

          (ii) Except to the extent K-tel retained rights in Section 2(c), neither K-tel nor any of its affiliates shall produce or sell products in the territories subject to Section 2(c) marked with any reference to the word "K-tel";

          (iii) The right to use the word "K-tel" as part of a corporate or business name in Europe the Former Soviet Block, the Middle East and Africa is restricted to the distribution, marketing, promotion and sale of Other Products by K-tel to customers in those territories. K-tel shall not be entitled to use the word "K-tel" as part of a corporate or business name of a corporation or business having a place of business in Europe, the Former Soviet Block, the Middle East and Africa.

     (f)  Protection of K-TEL Marks.

          SIMITAR agrees that it will notify K-TEL promptly upon determining that any person or entity has engaged in an unauthorized use of or has infringed upon the K-TEL Marks in any territory for which K-TEL retains rights to the K-TEL Marks. At the request and expense of K-TEL, SIMITAR will cooperate with K-TEL in the filing, prosecution, maintenance and enforcement of any applications for registration of the K-TEL Marks filed by K-TEL. SIMITAR shall notify K-TEL of any adverse use of the K-TEL Marks or other designation similar to any trademarks or "logos" owned and/or controlled by K-TEL, of which SIMITAR is or becomes aware.

     (g)  Trademark Quality Assurance

          (i) A party to this Agreement, who is exercising or who seeks to exercise a right and license to use the K-tel Marks, under paragraphs 2(a), 2(b), 2(c) and 2(d) of this Agreement, agrees that each product which is sold under the K-tel Marks shall always be of a high quality and shall be sold, advertised, marketed and promoted in a manner to maintain the current image of quality and the fine reputation enjoyed by the K-tel marks. More specifically, the party shall only sell, advertise, market and promote products under the K-tel Marks that are of a quality that is equal to or exceeds the quality of comparable products, or types of products currently being marketed and sold under the K-tel Marks.

          (ii) If the party wishes to sell, market, advertise and promote a product under the K-tel Marks that will have a lower quality (herein referred to as the "Different Products") than that of comparable products, or types of products, currently being marketed under K-tel Marks, then the party agrees to submit representative samples of the Different Products (herein referred to as the "INITIAL SAMPLES" to the other party for approval before manufacture of the Different Products commences. Recognizing that time is very critical in successfully introducing all products into the marketplace, the other party agrees to inspect expeditiously the INITIAL SAMPLES and to notify the party whether the quality of the INITIAL SAMPLES is approved within ten (10) days of the receipt of the INITIAL SAMPLES and if not approved, to advise the party, in writing, of any and all corrections reasonably required to be made in order for the INITIAL SAMPLES to be approved. Failure of the other party to so notify and advise the party within this ten (10) day period shall be deemed to constitute approval by the other party of the INITIAL SAMPLES. The other party further agrees to consult and cooperatively work with the party in making INITIAL SAMPLES that can be approved by the other party.

          (iii) After the other party has approved the quality of the INITIAL SAMPLES, the party shall have the right to sell, advertise, market and promote the Different Products, under the K-tel Marks, that meet or exceed the quality of the corresponding INITIAL SAMPLES. The party agrees that it will not knowingly use the K-tel Marks for or in connection with the sale, advertisement, marketing and promotion of a Different Product whose quality does not meet or exceed the quality of the corresponding approved INITIAL SAMPLES.

          (iv) The party agrees that any advertisement and promotional materials for products sold under K-tel Marks shall be done with the same good taste and quality as current advertisements and promotional materials for products currently sold under the K-tel Marks.

     (h)  Ownership of K-TEL Marks

          (i) Except for the territories identified and listed in paragraph 2(c) above, K-TEL expressly reserves the sole and exclusive ownership of the K-TEL Marks. Any rights in and to the K-TEL Marks which are not specifically granted to SIMITAR hereunder are expressly reserved by K-TEL.

          (ii) In the Territories and countries identified and listed in paragraph 2(c) above, SIMITAR shall be the sole and exclusive owner of the K-TEL Marks. Any rights in and to the K-TEL Marks in such Territories and countries are expressly reserved by SIMITAR.

     (i)  Actions Upon Expiration of the Term of this Agreement.

          Upon the expiration of the term of any license hereunder, with respect to the K-TEL Marks, SIMITAR agrees to execute and deliver to K-TEL, without additional consideration, a document assigning to K-TEL all of SIMITAR'S rights, if any, in and to the K-TEL Marks. In the event SIMITAR fails to execute and deliver such document, K-TEL shall have the right to execute the same as SIMITAR'S attorney-in-fact, and SIMITAR does hereby irrevocably appoint K-TEL its true and lawful attorney-in-fact only for the purpose of executing such document. K-TEL makes the same agreements and appointment with respect to any license or right which K-TEL may exercise under paragraph 2(c)(ii).

     (j)  Slow Inventory

          Notwithstanding the provisions of this paragraph 2, K-tel shall be entitled to sell the Slow Inventory (as defined in the Agreement of Purchase and Sale throughout the world without restriction).

     (k) The rights referred to in Section 2(k) shall cease 60 days after the day that Philip Kives, his spouse and/or children or a trust established for the principal benefit of Philip Kives, his spouse and/or his children cease to directly or indirectly control K-tel.

     3.   Representations and Warranties

     (a) K-TEL Representations and Warranties. K-TEL represents and warrants that in all territories and countries where K-TEL has a registration(s) for the K-TEL Marks, or some of them, as indicated on attached Schedule 1, it owns or has a license to all rights granted and/or assigned to SIMITAR in this Agreement to the extent covered by these Registrations, including without limitation the trademark rights in the K-TEL Marks, free of all claims of any kind except as disclosed to SIMITAR on Schedule 3 hereto, and that it has not granted to any other person any right granted to SIMITAR under this Agreement or executed any agreement in conflict with this Agreement, except as disclosed in Schedule 2.

     (b) SIMITAR Representation and Warranties. Except as otherwise provided herein, SIMITAR represents and warrants that it will not, directly or indirectly, at any time do or cause to be done any act or thing disputing, attacking or in any way impairing or tending to impair K-TEL'S right, title or interest in and to the K-TEL Marks and/or in and to any rights licensed to SIMITAR under this Agreement.

     4.   Indemnification

     (a) Indemnification by K-TEL. K-TEL shall defend and hold SIMITAR and its officers, directors, customers and agents harmless from and against any suit, claim or proceeding brought against SIMITAR, its officers, directors, customers or agents and any and all costs and awarded damages (including court costs, attorneys' fees and litigation expenses for any trial and related appeal) which (i) result from, arise in connection with or relate in any way to any breach by it of its representations and warranties contained in this Agreement, or
          (ii) are based on any misappropriation or infringement claim of any third party with respect to the use of the K-TEL Mark(s), other than and except for those claims arising out of any activities of SIMITAR which are in breach of its obligations under this Agreement.

     (b) Indemnification by SIMITAR. SIMITAR shall defend and hold K-TEL and its officers, directors, customers and agents harmless from and against any suit, claim or proceeding brought against K-TEL, its officers, directors, customers or agents and any and all costs and awarded damages (including court costs, attorneys' fees and litigation expenses for any trial and related appeal) which (i) result from, arise in connection with or relate in any way to any breach by it of its representations and warranties contained in this Agreement, or
          (ii) are based on any misappropriation or infringement claim of any third party with respect to the K-TEL Marks arising out of any activities of SIMITAR which are in breach of its obligations under this Agreement.

     5.   Termination.

          This Agreement shall not be subject to termination for any reason whatsoever with respect to the rights assigned, transferred, sold and conveyed in paragraph 2(c)(i) hereof, without the written and signed agreement of K-TEL and SIMITAR.

     (a) Causes of Termination. With respect only to the rights and licenses other than those conveyed pursuant to paragraph 2(c)(i) above, this Agreement may be terminated with respect to a specific right or license granted for a specific country or territory herein identified or listed, by the non-defaulting party as follows:

          (i) Effective immediately upon delivery of written notice of such termination, if a material breach of this Agreement with respect to a specific right or license in a specific country or territory has occurred and reasonably prudent and effective measures have not been taken to cure the breach by the breaching party within thirty (30) days after receiving written notice of the breach;

          (ii) Effective immediately upon delivery of written notice of such termination, if in a specific country or territory and for any reason a party ceases to conduct its business in such country or territory in the normal course, becomes insolvent or bankrupt, makes a general assignment for the benefit of its creditors, admits in writing its inability to pay its debts as they mature, suffers or permits the appointment of a receiver for its business or assets, or avails itself of or becomes subject to any proceeding under any statute of any governing authority relating to insolvency or the protection of rights of creditors and such proceeding is not dismissed within 60 days of its filing;

          (iii) Effective 10 days after delivery of written notice, if a claim of misappropriation or infringement of a third party right cannot be reasonably avoided or cured; or

          (iv) Effective immediately upon delivery of a written notice of termination, if any right granted by a party under this Agreement is attached or levied upon by a creditor or claimant of the party, and such attachment or levy is not released within 10 days after receipt of written notice thereof.

     (b)  Effect of Termination.

          (i) Upon termination of a specific license for a specific country or territory under this Agreement, all of a party's prospective rights with respect thereto shall cease immediately. Termination shall not affect the rights of any customers or sublicensees of SIMITAR, including end-users, who have ordered the licensed products prior to the effective date of such termination, nor shall it affect SIMITAR'S specific rights or licenses in those countries and territories for which the termination does not apply.

          (ii) Upon termination, if the license for the K-TEL Marks in a specific country or territory has been terminated, SIMITAR shall not have the right to sell off existing inventory bearing the K-TEL Marks in such specific country or territory.

     6.   Right of First Refusal.

          SIMITAR shall have a right of first refusal regarding any assignment of the K-TEL Mark for (a) Consumer Entertainment Products in the United States, Mexico and Canada for the first four years of the Term and (b) Other Products in any country in which Simitar does not have the exclusive right to use the K-tel Marks for Other Products for the first four years of the Term as follows:

          (i) In the event K-TEL receives a bona fide offer from an arm's length third party to acquire an interest in the K-TEL Marks in the territories and for the products referred to in paragraphs 6(a) or (b); K-TEL shall notify SIMITAR in writing and provide SIMITAR with a copy of the offer; and

          (ii) SIMITAR shall have thirty (30) days after receipt of such notice, and offer to exercise its right of first refusal to acquire the interest in the K-TEL Mark on terms the same as the proposed offer by giving K-TEL written notice thereof;

          (iii) In the event SIMITAR does not exercise its right of first refusal, then K-TEL may proceed to accept the original offer within ninety (90) days after the expiration of SIMITAR's right of first refusal as to such original offer on such terms;

          (iv) In the event the original offer received by K-TEL is not accepted within said 90-day period, then SIMITAR's right of first refusal shall continue to apply.

     7.   General

     (a) Waiver. No term or provision of this Agreement will be considered waived by any party, and no breach excused by any party, unless such waiver or excuse is in writing and signed on behalf of the party against whom the waiver is asserted.

     (b) Severability. If any part of this Agreement is found invalid or unenforceable, that part will be amended to achieve as nearly as possible the same economic effect as the original provision and the remainder of this Agreement will remain in full force.

     (c) Arbitration. Any claim, dispute or controversy arising out of or in connection with or relating to this Agreement or the breach or alleged breach thereof shall be submitted by the parties to arbitration by the American Arbitration Association ("AAA") in the City of Minneapolis, Minnesota under the commercial rules then in effect and modified as provided herein. A transcribed record of any proceeding shall be prepared. The AAA shall recommend three arbitrators who are knowledgeable in the field in dispute. The parties shall agree upon one of the three arbitrators within 20 days. If no arbitrator is mutually agreed upon, the AAA shall appoint one of the three arbitrators within 30 days. Each party shall have the right to request the arbitrator to include costs of arbitration, reasonable attorneys' fees and reasonable costs for expert and other witnesses, but shall not include punitive damages. Judgement on such award may be entered as provided in paragraph (e) of this Section. Any party may seek relief from the courts as necessary to protect its name, proprietary information, trade secrets, know-how or any other appropriate provisional remedy.

     (d) Choice of Law. This Agreement and any arbitration conducted under paragraph 7(c) herein will be governed by and construed in accordance with the substantive, procedural and evidentiary laws and rules of the State of Minnesota.

     (e) Choice of Forum. Subject to paragraph 7(c), the parties hereby submit to the jurisdiction of, and waive any venue objections against, the United States District Court for the District of Minnesota and the trial courts of the State of Minnesota, in any litigation and/or arising out of this Agreement, and each party hereby consents to the personal jurisdiction of such courts for purposes of this Agreement, including entry of enforcement of any arbitration award or judgment.

     (f) Notices. Any notice provided for or permitted under this Agreement will be treated as having been given when (i) delivered personally,
          (ii) sent by mail, confirmed telex or telecopy, (iii) sent by commercial overnight courier with written verification or receipt, or
          (iv) received postage prepaid by certified or registered mail, return receipt requested, to the party to be notified, at the address set forth below, or at such other place of which the other party has been notified in accordance with the provisions of this paragraph.

If to K-TEL:
                                              K-TEL INTERNATIONAL, INC.
                                              2605 Fernbrook Lane North,
                                              Suite O
                                              Minneapolis, Minnesota. 55447-4736
                                              Attn:  Philip Kives, Chairman
                                              Fax:  (612) 559-6815
If to SIMITAR:
                                              SIMITAR, INC.
                                              2605 Fernbrook Lane North
                                              Minneapolis, Minnesota  55447-4736
                                              Attn:  Mickey Elfenbein, President
                                              Fax:  (612) 559-6815

     (g) Entire Agreement. This Agreement, including all exhibits, constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations and agreements, whether written or oral.

     (h) Amendment. This Agreement may be amended or supplemented only by a writing that refers explicitly to this Agreement and that is signed on behalf of all parties.

     (i) Survival. Paragraph 2(c)(i), 3 and 4 will survive the termination of this Agreement.

     (j) Assignment. Any party may assign this Agreement in the course of any merger or acquisition or in connection with any sale of all or substantially all of its assets, provided that prior to such transaction, the acquiring party agrees in writing to be bound by all of the terms and conditions of this Agreement and prompt notification is given to the other parties.

     (k) Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     (l) No Joint Venture. Each of the parties hereto acknowledges that no joint venture or partnership exists between or among K-TEL and SIMITAR, and that K-TEL and SIMITAR are each acting as independent contractors.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

                                          K-TEL INTERNATIONAL, INC.

                                          By: _________________________________
_________________________________
         Witness                              Its  ____________________________



                                          K-TEL INTERNATIONAL, LTD.

                                          By: _________________________________
_________________________________
         Witness                              Its  ____________________________



                                          SIMITAR, INC.

                                          By: _________________________________
_________________________________
         Witness                              Its  ____________________________



                                          K-TEL INTERNATIONAL (USA), INC.

                                          By: _________________________________
_________________________________
         Witness                              Its  ____________________________



                                          K-TEL ENTERTAINMENT (CAN) INC.

                                          By: _________________________________
_________________________________
         Witness                              Its  ____________________________



               THE K-LOGO MARK INCLUDED IN THE "K-TEL MARKS" IS:

AN EXAMPLE OF THE LICENSED COMBINATION "K-TEL" AND "K-LOGO" MARKS INCLUDED IN THE "K-TEL MARKS" IS:

Int. Cl.: 21
Prior U.S. Cl.: 29                                Reg. No. 1,075,934
United States Patent Office                       Registered Oct. 25, 1977

                                   TRADEMARK
                               Principal Register

             (Specimen of Logo -- Stylized letter "K" in a circle)

K-Tel International, Inc.               For: BRUSH FOR CLEANING
(Minnesota corporation)                 FABRICS, in CLASS 21
1311 K-Tel Drive                        (U.S. CL. 29).
Minnetonka, Minn. 55343                 First Use Nov. 9. 1976;
                                        in commerce Nov. 9, 1976.
                                        The mark consists of a
                                        stylized letter "K" in a
                                        circle. Owner of Reg.
                                        No. 944,141.

                                        Set. No. 111,076, filed
                                        December 29, 1976.

                                        G. E. Pence, Examiner

Int. Cl.: 21
Prior U.S. Cl.: 29                      Reg. No. 991,970
United States Patent Office             Registered Aug. 27, 1974

                                   TRADEMARK
                               Principal Register

             (Specimen of Logo -- Stylized letter "K" in a circle)

K-Tel International, Inc.               For: BRUSH FOR REMOVING
(Minnesota corporation                  FOREIGN MATERIALS FROM
421 Wilson St. N.E.                     FABRICS IN CLASS 29 (INT.
Minneapolis, Minn. 55413                CL. 21).
                                        First use no later than
                                        January 1972; in commerce
                                        no later than January 1972.

                                        Set. NO. 438,070, filed
                                        Oct. 11, 1972.


                                   SCHEDULE 1

             LIST OF JURISDICTIONS WHERE K-TEL MARKS ARE REGISTERED

                        K-TEL TRADEMARK INVENTORY REPORT


COUNTRY                           MARK                                 CLASSES

Argentina                         K-tel                                        9

Australia                         K-tel                             9,8,20,11,34
                                                                      21,28,3,14

                                  K-logo                                    21,9

Austria                           K-tel                                   3,9,21
                                  K-logo                                  3,9,21

Austria                           K-tel                              3,8,9,14,16
(GMBH)                                                               18,20,21,28

                                  K-logo                             3,8,9,14,16
                                                                        20,21,28

Benelux                           K-logo                                       9
                                  K-tel                                        9

______                            K-logo                             3,8,9,14,16
(GMBH)                                                               18,20,21,28

                                  K-tel                              3,8,9,14,16
                                                                     18,20,21,28

Brazil                            K-tel/K-logo                              9,40
                                  K-logo                                    9,40
                                  K-tel                                     9,40

Denmark                           K-tel/K-logo                              9,21
                                  K-tel/K-logo                                16

Finland                           K-tel/K-logo                              9,21
                                  K-tel International                       9,21
                                  K-tel/K-logo                                 9

France                            K-logo                            6,9,16,20,21

                                  K-tel                             6,9,16,21,21

France                            K-logo                             3,8,9,14,16
(GMBH)                                                               18,20,21,28

                                  K-tel                              3,8,9,14,16
                                                                     18,20,21,28

Germany                           K-tel/K-logo                              21,3
                                  K-tel                                        9 Video cassette
                                  K-tel                                        9 Electrical and
                                                                                 Scientific Apparatus
                                  K-logo                                       9

Germany                           K-logo                          3,8,9,14,16,18
(GMBH)                                                                  20,21,28

                                  K-tel                           3,8,9,14,16,18
                                                                        20,21,28

                                  K-logo                          9,3,8,14,16,18
                                                                           21,28

                                  K-tel                           9,3,8,14,16,18
                                                                           21,28

Great Britian                     K-logo                                       9
                                  K-tel/Katel                                  9

Greece                            K-logo                               8,9,21,28
                                  K-tel                                8,9,21,28

Hong Kong                         K-tel                                        9

Ireland                           K-tel                                        9
                                  K-tel                                       16

Italy                             K-tel International                   7,8,9,21
                                  K-logo                                7,8,9,21
                                  K-tel                                 7,8,9,21
                                  K-logo                                7,8,9,21
                                  K-tel                                 7,8,9,21
                                  K-logo                                7,8,9,21

Italy                             K-logo                          3,8,9,14,16,18
(GMBH)                                                                  20,21,28

                                  K-tel                           3,8,9,14,16,18
                                                                        20,21,28

Japan                             K-logo                                       9
                                  K-tel                                        9

Japan                             K-logo                                      24
                                  K-tel (Japanese Letters)                    24
                                  K-tel                                       24

Mexico                            K-logo                                 9,15,20
                                  K-tel                                  9,15,20

Monaco                            K-logo                          3,8,9,14,16,18
(GMBH)                                                                  20,21,28

                                  K-tel                           3,8,9,14,16,18
                                                                        20,21,28

New Zealand                       K-tel                                       23
                                  K-logo                                       9
                                  K-tel                                        9
                                  K-tel                                       21
                                  K-logo                                      21
                                  K-logo                                       8
                                  K-tel                                        8
                                  K-tel                                       28
                                  K-logo                                      28

Norway                            K-tel International                          9
                                  K-logo                                       9

Portugal                          K-tel                                        9
                                  K-tel                                        3
                                  K-tel                                       21
                                  K-tel                                       28

Singapore                         K-tel                                        9

South Korea                       K-tel                                       39

Spain                             K-logo                                      21
                                  K-logo                                       9
                                  K-tel                                        9
                                  K-tel                                       21

Spain                             K-tel/K-logo                                 8
(K-tel Spain)                     K-tel/K-logo                                35
                                  K-tel/K-logo                                39
                                  K-tel/K-logo                                41


RELATED ENTITIES

COUNTRY                           MARK                                 CLASSES

Spain                             K-tel*                              3,18,20,28
 *Owner: K-tel GmbH (owned by receiver estate closed)
                                  K-logo*                         3,8,9,14,16,18
                                                                        20,21,28
 *Owner: K-tel GmbH (owned by receiver estate closed)

Switzerland                       K-tel/K-logo                            8,9,21

Switzerland                       K-logo                          3,8,9,14,16,18
                                                                        20,21,28
                                  K-tel                           3,8,9,14,16,18
                                                                        20,21,28
                                  K-tel/K-logo                              9,16

Venezuela                         K-tel                                       36
                                  K-logo                                      36




                                   SCHEDULE 2


            SCHEDULE OF EXISTING THIRD PARTY LICENSES OF K-TEL MARKS

         LICENSEE                                      COUNTRY                        TERM

         CASTLE                                        AUSTRALIA                      4 YEARS, COMMENCING 3/1/90
                                                       NEW ZEALAND                    (EXTENSION UNSIGNED)

         P.T. INDO SEMAR SAKTI                         INDONESIA                      3 YEARS, COMMENCING 6/17/93
         SWISS TEO                                     HONG KONG                      3 YEARS, COMMENCING 2/1/94
                                                       MALAYSIA                       PLUS OPTION TO EXTEND FOR
                                                       PHILIPPINES                    ADDITIONAL 1 YEAR PERIOD
                                                       SINGAPORE
                                                       SOUTH KOREA
                                                       TAIWAN
                                                       THAILAND

         MICROFON                                      ARGENTINA                      2 YEARS, COMMENCING 8/3/94

         TELSTAR                                       BRAZIL                         7 YEARS, COMMENCING 1/31/95
                                                                                      (UNSIGNED)

         K-TEL                                         SWITZERLAND





                                   SCHEDULE 3

                           CLAIMS AGAINST K-TEL MARKS


SPAIN

K-tel (C1.9)           Registration rejected. The mark is
                       confusingly similar to trademark "CATEC" for the same classification of goods. Power of Attorney submitted in order to file contentious administrative appeal.

BRAZIL

K-tel (C1.9)           Associate awaiting "K-tel's" instruction
                       regarding the opposition against the mark
                       LK TEL owned Comercio e Represenracoes Ltda.



                                   EXHIBIT D

LIST OF AGREEMENTS TO BE ASSIGNED

Contracts to be Assigned to Seller

1.       Aquatic Farms (Lobster Farm)

2.       Auto Evolution (Glareblocker)

3.       Haus (Shovel Buddy)

4. Agreement between K-tel International (USA), Inc. and Beyond Auto Pty. Ltd. dated November 30, 1993

5. Employment agreement between K-tel International (USA), Inc. and Ottario DeBoni, Michael Getzkin, Marshall Masko, Rich Mier, Michael Moran and Anthony Pecoraro

Contracts to be Assigned to K-tel International (USA), Inc.

1.       Creative Ventures (101 Country)

2.       Tri-Crown (101 Country)

3. License agreement between K-tel International, Inc. and K-tel International (Switzerland) Ltd. relating to the K-tel Mark

LIST OF LITIGATION TO BE ASSIGNED

1.       Litigation to be assigned to the Purchaser:

         Cooperfield Music v. K-tel International (USA), Inc.
         Davidson County Chancery Court, Tennessee, 94-1539111.

         Cooperfield Music v. K-tel International (USA), Inc.
         Davidson County Chancery Court, Tennessee, 95-1423 1.

         Moore v. AFTRA [K-tel International (USA), Inc.]
         United States District Court, N.D. Georgia, 1:93-CV-2358-CC

         Moore v. AFTR [K-tel International (USA), Inc.]
         United States District Court, S.D. New York - 95 CIV 1221

         Osborne v. K-tel International, Inc.
         Hennepin County District Court, Minnesota 95-3698

         White v. Capital Records [Dominion Entertainment, Inc.]
         USDC ND CA 94-3664-SBA

         K-tel International, Inc., Commonwealth Music d/b/a K-tel International, Inc., Ernest Evans Corporation v. San Juan Music Group Ltd., et al. 94-1840(DRD)

         M.T. Industries v. Dominion Entertainment, Inc.
         89 CIV 8028(WK)

         Donald Storball and Florence Jackson v. Twentieth Centruy Fox Film Corporation [Dominion Entertainment, Inc.] 94-55167 U.S. Court of Appeals

         K-tel International, Inc., K-tel International (UK), Ltd. v. Tring et al. CH 1993-K-No. 7395

         San Juan Music v. Bellaphon-Germany [Dominion Entertainment, Inc.]

         K-tel International, Inc., K-tel International, Inc., d/b/a Commonwealth Music Inc., Ernest Evans Corporation v. William Chester Carr d/b/a Billy Carr Productions 6:92cv480; Judgement awarded January, 1994

2.       Litigation to be assigned to the Seller:

         Project Strategies v. K-tel, Inc.
         United States District Court, A.D. Wisconsin 95-C-0048

         Skew Products v. K-tel International, Inc.
         United States District Court, S.D. new York 94-CIV 5508

         K-tel International Ltd., K-tel Entertainment (UK) Ltd. v. Pierre Benoit, David Gareau, 133064 Canada Inc., d/b/a Multirox Productions, Les Distributions Muralex Inc., 175869 Canada Inc., and US Nordic Importing and Exporting Company
         Federal Court of Canada Trial Division, Court No. 7-2685-94



                                   EXHIBIT E

                  This Assignment is made and delivered as of the _____ day of ___________, 1995 by Simitar Entertainment Inc., a corporation organized under the laws of ___________ ("Assignor"), in favor of Simitar Entertainment, Inc., a corporation organized under the laws of the State of Minnesota ("Assignee").

                  WITNESSETH, THAT FOR $1.00 AND OTHER GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby bargains, sells, grants, assigns, transfers and conveys unto Assignee, its successors and assigns all of Assignor's right, title and interest in and to the name "Simitar" in Canada, and all good will associated therewith (the "Assets").

                  TO HAVE AND TO HOLD the same unto Assignee, its successors and assigns forever.

                  IN ADDITION, from time to time after the date hereof, without further consideration Assignor shall execute and deliver such other instruments of assignment, transfer and conveyance and shall take such other actions as Assignee may reasonably request in order more effectively to assign, transfer and convey to Assignee, and to place Assignee in possession and control of, the Assets, and to enable it to exercise and enjoy all rights and benefits of Assignor with respect thereto.

                  Assignor hereby represents and warrants to, and covenants with, Assignee, its successors and assigns that immediately prior to the delivery of this Assignment, Assignor was the sole owner of the Assets, and that the Assets are conveyed to Assignee free and clear of all mortgages, pledges, liens, claims, security interests, leases, conditional sale agreements, charges, restrictions and any other encumbrance of any nature whatsoever; and that Assignor will warrant the title hereby conveyed to Assignee against the claims of all persons whomsoever.

                  This Assignment shall inure to the benefit of and be binding upon Assignor and Assignee and their respective successors and assigns.

                  IN WITNESS WHEREOF, Assignor has caused this Assignment to be executed and delivered by its duly authorized representative as of the day and year first above written.

                                                  SIMITAR ENTERTAINMENT INC.

                                                  By:
                                                  Its

ACCEPTED:

SIMITAR ENTERTAINMENT, INC.

By
Its

                                   EXHIBIT F

                                     OFFICE

                                    SUBLEASE

                  THIS SUBLEASE is made and entered as of ___________, 1995, by and between K-TEL INTERNATIONAL (USA), INC. (the "Sublessor") and K-TEL INTERNATIONAL, INC. (the "Sublessee").

                             W I T N E S S E T H:

                  WHEREAS, Sublessor is the owner of the tenant's interest of that certain lease agreement dated March 3, 1995 by and between First Industrial, L.P., as landlord (the "Landlord") and Sublessor as tenant, a copy of which is attached as Attachment "1" hereto (the "Prime Lease"), which demises certain "leased premises" in the building commonly known as Plymouth Corporate Center, Minnesota; and

                  WHEREAS, the parties hereto desire that Sublessee sublease and take possession of a portion of the leased premises described in the Prime Lease pursuant to the terms and conditions set forth below.

                  NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto do hereby agree as follows:

1. Sublessor does hereby demise and sublease to Sublessee and Sublessee does hereby accept and lease from Sublessor that portion of the leased premises described in the Prime Lease outlined on Attachment "2" attached hereto being approximately 4,600 square feet in size (the "Demised Premises"), to have and to hold the same for a term commencing on October 14, 1995 and ending on March 13, 1996. For the Demised Premises, Sublessee shall pay Sublessor, in lawful money of the United States, the following amounts payable in advance on the first day of each month during the term of this Sublease and, in the event of any partial month, pro rated based on the number of days during the month within such term and the total number of days during such month:

          (a) Base Monthly Rental. Base monthly rent (referred to as Base Rent in Prime Lease) of $2,591.10 (.177 x $14,639.00);

          (b) Additional Rent. Additional rent equal to 17.7% of the additional rent payable by Sublessor under Prime Lease (see
                  Article 2 of Prime Lease). Any utility charges payable by Sublessor that are not reflected in additional rent, shall be billed monthly to Sublessee and payable within ten (10) days. The amount charged shall equal 17.7% of the payable utility charges of Sublessor.

In the event that Sublessee fails to pay any installment of rent or utility charges within five (5) days of when due, Sublessee shall pay to Sublessor on demand a late charge in an amount equal to five percent (5%) each month thereafter until paid in full.

2. Provided Sublessee is not in default and has performed all of its covenants and obligations, Sublessee shall have the option to renew this Sublease for an additional six (6) months under the same terms and conditions in this Sublease. Sublessee shall give sixty (60) days prior written notice of its option to renew.

3. Sublessor does hereby covenant and agree with Sublessee that it shall keep, observe and perform in a timely manner each of its obligations to be kept and performed as set forth in the Prime Lease with respect to the leased premises under the Prime Lease other than the Demised Premises which are subject to this Sublease, and Sublessor shall indemnify Sublessee and hold it harmless of, from and against any and all costs or expenses, including reasonable attorneys' fees, demands or liabilities arising out of or relating to Sublessor's failure to perform as aforesaid.

4. Sublessee agrees to assume and perform Sublessor's obligations under the Prime Lease as they apply to the Demised Premises with regard to the terms, covenants and conditions set forth in the Prime Lease, which are incorporated herein by this reference thereto, and which the parties agree shall be kept and performed by the parties hereto as if Sublessor was the Landlord thereof and Sublessee was the Tenant.

5. Sublessee shall be obligated to comply with all provisions of the Prime Lease regarding alterations to the Demised Premises if satisfactory arrangements and agreements can be reached with Landlord and Tenant.

6. Sublessor and Sublessee agree that in the event the Demised Premises, the building of which it is a part or the Demised Equipment is damaged or destroyed by fire or other casualty included under so called extended coverage, the right, if any, of each party against the other with respect to such damage or destruction whether caused by negligent act or omission or otherwise to the extent that such damage or destruction is recovered from the insurer of policies or insurance, are waived.

7. Sublessee will, during the Sublease term, continuously maintain public liability insurance with respect to death or injury to persons and damage to or destruction of property occurring at or about the Demised Premises. Such insurance shall be in amount(s) and in form(s) required by the Prime Lease, and shall name Sublessor and the Landlord as additional insureds. Sublessee agrees to indemnify and hold harmless Sublessor from, and shall reimburse Sublessor for, all costs and expenses, including reasonable attorneys' fees, incurred by Sublessor in connection with the defense of all claims and demands of third persons, including but not limited to those for death, personal injuries, or property damage, arising out of any default of Sublessee in performing or observing any term, covenant, condition or provision of this Sublease, or out of any of the acts or omissions of Sublessee, its agents, representatives, employees, customers, guests, invitees or other persons who are doing business with Sublessee or who are at the Demised Premises with Sublessee's consent.

8. This Sublease shall terminate at the end of the term hereof, without the necessity of any notice. The Subtenant shall be entitled to terminate this Sublease at any time during the term of this Sublease or any renewal thereof upon 90 days prior written notice to the Sublandlord. Sublessee will peacefully and quietly vacate and surrender the Demised Premises to Sublessor at the expiration of the Sublease term, in the condition called for under the Prime Lease.

9. If Sublessee defaults in its obligations under this Sublease, Sublessor shall have all of the same rights and remedies against Sublessee consistent with these Sublease obligations as would be available to the Prime Landlord against Sublessor if Sublessor were in default under the Prime Lease, as fully as if such rights and remedies were set forth in this Sublease.

10. Sublessee shall be entitled to fourteen (14) parking spaces in the southeast corner of Sublessor's parking area.

11. Sublessee shall not assign this Sublease Agreement or sublet the Demised Premises without the prior written consent of Sublessor.

12. Sublessee shall deposit with Sublessor $2,591.10 to secure the faithful performance of Sublessee's promises and duties contained in this Sublease. Sublessor shall not be required to pay any interest on the deposit to Sublessee. On termination, Sublessor may deduct from the security deposit amounts sufficient to pay for: (i) damages sustained by Sublessor as a result of Sublessee's non-payment of rent; (ii) damages to the Demised Premises for which Sublessee is responsible; (iii) unpaid bills that become a lien against the Demised Premises due to Sublessee's occupancy; (iv) costs of re-renting the Demised Premises after a breach of this Sublease Agreement by Sublessee; (v) court costs incurred by Sublessor in connection with terminating the tenancy; and (vi) other damages of Sublessor that may then be a permitted use of the security deposit under the laws of the State of Minnesota.

13. Any notice or demand to be given to or served upon either Sublessor or Sublessee in connection with this Sublease, shall be deemed to have been sufficiently given or served for all purposes if it is personally served or if it is sent certified mail, return receipt requested, postage prepaid, as follows:

                  To Sublessor:             K-tel International (USA), Inc.
                                            2605 Fernbrook Lane North
                                            Minneapolis, MN  55447-4736

                  To Sublessee:             K-tel International, Inc.
                                            2605 Fernbrook Lane North, Suite O
                                            Minneapolis, MN  55447-4736

Either party may change the place to which notice is to be sent by sending a written notice thereof to the other in the same manner herein above provided.

                  IN WITNESS WHEREOF, the parties hereto have caused this Sublease to be executed as of the day and year first above written.

                                            K-TEL INTERNATIONAL (USA), INC.


                                            By_______________________________
                                              Its____________________________


                                            K-TEL INTERNATIONAL, INC.


                                            By_______________________________
                                              Its____________________________

STATE OF MINNESOTA         )
                           ) ss.
COUNTY OF HENNEPIN         )


                  The foregoing instrument was acknowledged before me this ___ day of ______________, 1995 by ____________________, the __________________ of
K-tel International (USA), Inc., a corporation under the laws of the State of Minnesota, on behalf of the corporation.


                                            ____________________________
                                            Notary Public

STATE OF MINNESOTA         )
                           ) ss.
COUNTY OF HENNEPIN         )


                  The foregoing instrument was acknowledged before me this ___ day of ______________, 1995 by ____________________, the __________________ of
K-tel International, Inc., a corporation under the laws of the State of Minnesota, on behalf of the corporation.


                                            ____________________________
                                            Notary Public



                                   EXHIBIT G

                                   WAREHOUSE

                                    SUBLEASE

                  THIS SUBLEASE is made and entered as of ___________, 1995, by and between K-TEL INTERNATIONAL (USA), INC. (the "Sublessor") and K-TEL INTERNATIONAL, INC. (the "Sublessee").

                              W I T N E S S E T H:

                  WHEREAS, Sublessor is the owner of the tenant's interest of that certain Assignment and Assumption of Lease Agreement dated February 10, 1995 by and between Thomas Edmund Ltd. Partnership as landlord (the "Landlord"), Damark International, Inc. as Assignor, and Sublessor as tenant, a copy of which is attached as Attachment "1" hereto (the "Prime Lease"), which demises certain "leased premises" in the building commonly known as the K-tel Drive Warehouse, Minnesota; and

                  WHEREAS, the parties hereto desire that Sublessee sublease and take possession of a portion of the leased premises described in the Prime Lease pursuant to the terms and conditions set forth below.

                  NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto do hereby agree as follows:

1. Sublessor does hereby demise and sublease to Sublessee and Sublessee does hereby accept and lease from Sublessor that portion of the leased premises described in the Prime Lease outlined on Attachment "2" attached hereto being approximately 30,500 square feet in size (the "Demised Premises"), to have and to hold the same for a term commencing on October 14, 1995 and ending on March 13, 1996. For the Demised Premises, Sublessee shall pay Sublessor, in lawful money of the United States, the following amounts payable in advance on the first day of each month during the term of this Sublease and, in the event of any partial month, pro rated based on the number of days during the month within such term and the total number of days during such month:

          (a) Base Monthly Rental. Base monthly rent (referred to as Net Rent in Assignment and Prime Lease) of $6,859.97 (.363 x $18,897.98);

          (b) Additional Rent. Additional rent equal to 36.3% of the additional rent payable by Sublessor under the Prime Lease (see Exhibit B of Prime Lease). Any utility charges payable by Sublessor that are not reflected in additional rent, shall be billed monthly to Sublessee and payable within ten (10) days. The amount charged shall equal 36.3% of the payable utility charges of Sublessor.

In the event that Sublessee fails to pay any installment of rent or utility charges within five (5) days of when due, Sublessee shall pay to Sublessor on demand a late charge in an amount equal to five percent (5%) each month thereafter until paid in full.

2. Provided Sublessee is not in default and has performed all of its covenants and obligations, Sublessee shall have the option to renew this Sublease for an additional six (6) months under the same terms and conditions in this Sublease. Sublessee shall give sixty (60) days prior written notice of its option to renew.

3. Sublessor does hereby covenant and agree with Sublessee that it shall keep, observe and perform in a timely manner each of its obligations to be kept and performed as set forth in the Prime Lease with respect to the leased premises under the Prime Lease other than the Demised Premises which are subject to this Sublease, and Sublessor shall indemnify Sublessee and hold it harmless of, from and against any and all costs or expenses, including reasonable attorneys' fees, demands or liabilities arising out of or relating to Sublessor's failure to perform as aforesaid.

4. Sublessee agrees to assume and perform Sublessor's obligations under the Prime Lease as they apply to the Demised Premises with regard to the terms, covenants and conditions set forth in the Prime Lease, which are incorporated herein by this reference thereto, and which the parties agree shall be kept and performed by the parties hereto as if Sublessor was the Landlord thereof and Sublessee was the Tenant.

5. Sublessee shall be obligated to comply with all provisions of the Prime Lease regarding alterations to the Demised Premises if satisfactory arrangements and agreements can be reached with Landlord and Tenant.

6. Sublessor and Sublessee agree that in the event the Demised Premises, the building of which it is a part or the Demised Equipment is damaged or destroyed by fire or other casualty included under so called extended coverage, the right, if any, of each party against the other with respect to such damage or destruction whether caused by negligent act or omission or otherwise to the extent that such damage or destruction is recovered from the insurer of policies or insurance, are waived.

7. Sublessee will, during the Sublease term, continuously maintain public liability insurance with respect to death or injury to persons and damage to or destruction of property occurring at or about the Demised Premises. Such insurance shall be in amount(s) and in form(s) required by the Prime Lease, and shall name Sublessor and the Landlord as additional insureds. Sublessee agrees to indemnify and hold harmless Sublessor from, and shall reimburse Sublessor for, all costs and expenses, including reasonable attorneys' fees, incurred by Sublessor in connection with the defense of all claims and demands of third persons, including but not limited to those for death, personal injuries, or property damage, arising out of any default of Sublessee in performing or observing any term, covenant, condition or provision of this Sublease, or out of any of the acts or omissions of Sublessee, its agents, representatives, employees, customers, guests, invitees or other persons who are doing business with Sublessee or who are at the Demised Premises with Sublessee's consent.

8. This Sublease shall terminate at the end of the term hereof, without the necessity of any notice. The Subtenant shall be entitled to terminate this Sublease at any time during the term of this Sublease or any renewal thereof upon 90 days prior written notice to the Sublandlord. Sublessee will peacefully and quietly vacate and surrender the Demised Premises to Sublessor at the expiration of the Sublease term, in the condition called for under the Prime Lease.

10. If Sublessee defaults in its obligations under this Sublease, Sublessor shall have all of the same rights and remedies against Sublessee consistent with these Sublease obligations as would be available to the Prime Landlord against Sublessor if Sublessor were in default under the Prime Lease, as fully as if such rights and remedies were set forth in this Sublease.

11. Sublessee shall be responsible to construct a partition segregating Sublessee's space from Sublessor's space that, to Sublessor's satisfaction, adequately protects Sublessor's security concerns.

12. Sublessee shall not assign this Sublease Agreement or sublet the Demised Premises without the prior written consent of Sublessor.

13. Sublessee shall deposit with Sublessor $6,859.97 to secure the faithful performance of Sublessee's promises and duties contained in this Sublease. Sublessor shall not be required to pay any interest on the deposit to Sublessee. On termination, Sublessor may deduct from the security deposit amounts sufficient to pay for: (i) damages sustained by Sublessor as a result of Sublessee's non-payment of rent; (ii) damages to the Demised Premises for which Sublessee is responsible; (iii) unpaid bills that become a lien against the Demised Premises due to Sublessee's occupancy; (iv) costs of re-renting the Demised Premises after a breach of this Sublease Agreement by Sublessee; (v) court costs incurred by Sublessor in connection with terminating the tenancy; and (vi) other damages of Sublessor that may then be a permitted use of the security deposit under the laws of the State of Minnesota.

14. Any notice or demand to be given to or served upon either Sublessor or Sublessee in connection with this Sublease, shall be deemed to have been sufficiently given or served for all purposes if it is personally served or if it is sent certified mail, return receipt requested, postage prepaid, as follows:

                  To Sublessor:             K-tel International (USA), Inc.
                                            2605 Fernbrook Lane North
                                            Minneapolis, MN  55447-4736

                  To Sublessee:             K-tel International, Inc.
                                            2605 Fernbrook Lane North, Suite O
                                            Minneapolis, MN  55447-4736

Either party may change the place to which notice is to be sent by sending a written notice thereof to the other in the same manner herein above provided.

                  IN WITNESS WHEREOF, the parties hereto have caused this Sublease to be executed as of the day and year first above written.

                                            K-TEL INTERNATIONAL (USA), INC.


                                            By_______________________________
                                              Its____________________________
                                            K-TEL INTERNATIONAL, INC.


                                            By_______________________________
                                              Its____________________________


STATE OF MINNESOTA           )
                             ) ss.
COUNTY OF HENNEPIN           )


                  The foregoing instrument was acknowledged before me this ___ day of ______________, 1995 by ____________________, the __________________ of
K-tel International (USA), Inc., a corporation under the laws of the State of Minnesota, on behalf of the corporation.


                                            ____________________________
                                            Notary Public

STATE OF MINNESOTA         )
                           ) ss.
COUNTY OF HENNEPIN         )


                  The foregoing instrument was acknowledged before me this ___ day of ______________, 1995 by ____________________, the __________________ of
K-tel International, Inc., a corporation under the laws of the State of Minnesota, on behalf of the corporation.

                                            ____________________________
                                            Notary Public



                                   EXHIBIT H

                   (Letterhead of K-tel International, Inc.)

                                     [date]


Mickey Elfenbein
[address]


Dear Mr. Elfenbein:

                  Re:      Agreement for the Purchase and Sale of
                           Shares and Assets between
                           K-tel International, Inc. ("K-tel") and Simitar, Inc. dated as of [date] (the "Agreement")

                  This letter will acknowledge that the Agreement has been executed and that Simitar, Inc. will now be arranging the financing required to complete the purchase of shares and assets referred to in the Agreement.

                  Between the date hereof and the Closing Date, you will have the authority to operate, and you shall operate the businesses of K-tel and the Subsidiaries (as defined in the Agreement), as President and Chief Executive Officer, in the ordinary course and unless otherwise approved in writing by me, you shall use all commercially reasonable efforts to cause each of K-tel and the Subsidiaries to:

          (i) carry on its business in substantially the same manner as heretofore carried on;

         (ii)     make normal accounting entries;

        (iii) preserve its business organization, keep available the services of present employees and preserve the good will of customers and others having business relationships with it;

         (iv) maintain and keep its properties and facilities in as good condition and working order as at present;

          (v) keep in full force and effect all insurance presently in effect, in the amounts now in effect, other than changes required in connection with renewals in the ordinary course of business, and provide me with prior written notice of all amendments;

         (vi) consult with me regarding all significant developments, transactions and proposals relating to the transactions contemplated hereby or the business or affairs of the Subsidiaries;

        (vii) not make any material change in compensation, benefits or other terms of employment of employees or retain any new employees, other than replacement employees unless, such new employees have an annual salary of $50,000 or less and you have provided me with prior written notice;

         (viii) operate its businesses in the ordinary course, except for the sale or discontinuance of its operations in France, Germany, Spain and Portugal;

         (ix) not subject any assets, property or rights to any lien, claim or encumbrance of any nature whatsoever (other than licenses and similar agreements in the ordinary course of business);

         (x) not acquire or transfer any assets, property or rights other than in the ordinary course of business and for fair value; and

         (xi) not enter into any material agreement, contract or commitment of any nature whatsoever, or take any other action, other than in the ordinary course of business.

                  This letter will also confirm that you will provide me with all information requested by me relating to the operations of K-tel and its subsidiaries, within a reasonable time.

                  This letter will also confirm that if you do not comply with the terms of this letter, I will be entitled to tender the resignation as Chief Executive Officer which you have submitted to me, to the directors of K-tel.

                                            Yours very truly,


                                            Chairman
                                            K-tel International, Inc.

                             A C C E P T A N C E

                  I, Mickey Elfenbein, hereby agree to the foregoing.

                  DATED:   June             , 1995.


                                 ______________________________________________
                                                Mickey Elfenbein


                                   EXHIBIT I

                            RECORD LICENSE AGREEMENT

                  Dated as of the ___ day of ___________, 1995

Between                                   And

DOMINION ENTERTAINMENT, INC.             K-TEL INTERNATIONAL, INC.
2605 Fernbrook Lane North                2605 Fernbrook Lane North
Minneapolis, MN 55447                    Suite O
(the "Licensor")                         Minneapolis, MN 55447
                                         (the "Licensee")

                              W I T N E S S E T H

          In consideration of the mutual promises and covenants herein contained, the parties hereby agree as follows:

    GRANT AND SCOPE OF RIGHTS

  (a) Subject to all limitations contained herein, Licensor hereby grants to Licensee for the Term (as defined in Clause 4) and in the Territory (as defined in Clause 22) the non-exclusive right to use master recordings contained in the Dominion re-record catalog which have been approved in writing by Licensor (hereinafter called the "Licensed Masters") in connection with the exploitation of one Album for sale by Licensee via infomercials.

  (b) The rights hereby granted by Licensor to Licensee include the following:

     (i) The right to exploit the Album through television infomercial sales only.

     (ii) The right to use the approved name likeness and biography of each artist whose performance is embodied in the said Licensed Masters in connection with the advertising, publicizing or sale of the Albums.

     (iii) The right, subject to Clause 9(c) hereof and to the extent permitted by the applicable laws of the Territory, to perform publicly or to permit the public performance by means of radio or television broadcast or otherwise of records manufactured from the said Licensed Masters for the purposes only of advertising the sale of the Albums.

     (iv) The right to use and control the use of the said Licensed Masters the matrices, mothers, stampers or other copies or derivatives and records manufactured from the master recordings and the performance(s) embodied therein for the purposes hereof only.

2.           LIMITATIONS OF RIGHTS

  (a)  Notwithstanding anything to the contrary contained herein:

     (i) Licensee shall only embody the Licensed Masters on the said Albums and shall not make any second or other use thereof.

     (ii) It is acknowledged that all Licensed Masters hereunder are not the original recordings but rather a re-recorded version of the original recording and Licensee shall clearly designate such Licensed Masters as re-recordings on all Album jackets, sleeves, inlay cards, and any packaging related thereto. The obligation to so designate such Licensed Masters is of the essence of this Agreement.

     (iii) The rights herein granted to Licensee shall be limited to the extent that Licensor owns or controls such rights, and Licensor specifically states that it does not own or control the exclusive rights in the Territory to each and every Licensed Master comprising the Albums.

  (b) Except as described in paragraph (c) of this Clause 2, Licensor reserves exclusively to itself and its successors, licensees and assigns all rights and uses in and to the Licensed Masters whether now or hereafter known or in existence, except the limited use expressly licensed hereunder. By way of illustration and not of limitation, Licensee shall not:

     (i) Exploit the Album hereunder at any price other than in the so-called "full-priced" category.

     (ii) Use the Licensed Masters or dispose of or use in any way records or tapes manufactured therefrom except for commercial manufacture and sale of the records as herein provided.

     (iii) [Intentionally Deleted]

     (iv) Edit or alter the Licensed Masters. Licensee shall only employ the Licensed Masters in the manner and for the purpose originally recorded by or for Licensor.

     (v) Sub-license or otherwise convey any rights under this Agreement.

     (vi) Exploit the Album in any retail channels of trade either directly or indirectly.

     (vii) Undertake or knowingly permit the manufacture, advertising, distribution or sale of any Licensed Master or the Album outside the Territory.

3.           RESERVATION OF RIGHTS

  (a)  The following shall be and remain the property of Licensor:

     (i) The Licensed Masters supplied by Licensor under this Agreement as well as all mothers and stampers produced therefrom by or for Licensee;

     (ii) Licensor's copyright and other property rights under statutory and/or common law in the Licensed Masters, tapes, matrices, and mothers and stampers;

     (iii) Any and all copyrights, trademarks or other similar rights or other property rights which may otherwise accrue to Licensee or to any of its distributors, agents or representatives by reason of the exercise of the rights granted by this Agreement;

     (iv) The exclusive right to use or license the Licensed Masters or the performance embodied thereon for use in connection with the synchronization of said performance with television productions and/or motion pictures, including any soundtrack albums derived therefrom, whether produced in the Territory or otherwise.

  (b) Licensee will, upon request, execute or cause to be executed, and will deliver to Licensor, all documents necessary to establish and effectuate Licensor's unencumbered ownership of all such rights.

  (c) Licensee shall take all precautions necessary, including but not limited to placing the appropriate "P" line credit on all Album jackets, sleeves, labels or inlay cards, to preserve and protect the copyright in the Licensed Masters in Licensor's name and to prevent same from falling into the public domain.

  (d) All records manufactured under the authority of this Agreement shall be distributed in packaging materials bearing a Universal Product Code (UPC) that will enable retail stores equipped with devices that identify bar codes at the point of sale to report the number of records sold to SoundScan, Inc. for tabulation if applicable.

4.           TERM

The Term of this Agreement shall be for a period of five (5) years commencing with the Closing Date of the agreement or when otherwise terminated under
Section 18 below. Each year of the Term may hereinafter be referred to as a "Contract Year".

5.           ADVANCES

         [Intentionally deleted]

6.           ROYALTIES

In consideration of the license and rights herein granted to Licensee, Licensee hereby agrees to pay all of the following to Licensor:

  (a) A royalty of eight (8%) percent based on the actual selling price to the consumer, such royalty being accruable on one hundred percent (100%) of all copies of the Albums which are exploited hereunder which amount shall in no event be less than US $.04 per master recording on cassettes and US $.06 per master recording on compact disc. Royalties on "bonus" or "free" records shall be US $.04 per master recording on cassettes and US $.06 per master recording on compact disc.

  (b) In computing the number of Albums manufactured and sold hereunder Licensee shall have the right to deduct returns and credits on account of defective merchandise, errors in billing and errors in shipment.



7.           ACCOUNTING STATEMENTS

  (a) During the Term of this Agreement and thereafter as long as Licensee continues to sell the Album hereunder, Licensee agrees to keep all usual and proper records and books of account and make all usual and proper entries therein relating to the exploitation of the Album.

  (b) Licensee shall deliver to Licensor within thirty (30) days following the last day of March, June, September and December of each year detailed written statements, showing sales of records hereunder during such period. Licensee shall in said statements advise Licensor in writing of the identity of each Album manufactured hereunder and identify each Licensed Master embodied thereon. Such statements shall include the following information:

     (i) The number of copies of the Album sold within the Territory during the accounting period; and

     (ii) The amount of royalties and other payments due to Licensor pursuant to this Agreement.

  (c) Simultaneously with the delivery of the accounting statements referred to above, Licensee shall pay to Licensor, at the above written address, all sums shown to be due to Licensor by such statements. All payments shall be made in United States Dollars (where applicable computed at the rate of exchange existing on the date the payments are required to be made pursuant to the terms of this Agreement).

  (d) In the event Licensee does not pay to Licensor the amount shown to be due by any accounting statement on the date the payment is required to be made pursuant to the terms of this Agreement then:

     (i) Licensor may at its election terminate this Agreement hereunder pursuant to Clause 18(b) or (c) below; and/or

      (ii) Licensor may charge interest at the rate of three percent (3%) above the then current Prime Lending Rate to and payable by Licensee for the period commencing upon the date such payment was due until the date such payment is made.

  (e) In the event that Licensee is unable because of governmental restrictions to make payment in the manner described in this Clause and if Licensor agrees to accept payment in a currency other than United States Dollars, Licensee shall deposit (at Licensee's expense) to Licensor's credit or account or to such other account as Licensor may from time to time designate, in a depository selected by Licensor, all sums payable to Licensor hereunder. Notwithstanding, in the event that Licensee in unable because of governmental restrictions to make payment to Licensor in the United States or in United States Dollars, Licensor shall have the right to terminate this Agreement upon thirty (30) days written notice, without prejudice to Licensor's rights.

8.           INSPECTION

  (a) Licensee shall permit Licensor or its duly authorized representative to inspect, audit, abstract and copy such of Licensee's books and records as reasonably relate to the subject matter of this Agreement. Such inspection shall be allowed twice during each calendar year for as long as Licensee continues to distribute or sell the Album, and twice in each of the two (2) years thereafter, upon thirty (30) days written notice, and may be conducted at Licensee's regular place of business in the United States or where books and records are maintained.

In the event calculation of royalty payments is determined by a computer based system, Licensor shall be permitted to examine the machine sensible data utilized by such system and the related documentation describing such system and Licensee agrees to retain such data for at least two (2) years after the expiration of this Agreement.

  (b) Any inspection undertaken by Licensor shall be at Licensor's expense provided, however, that if an underpayment equal to or in excess of five (5%) percent of the royalties properly due and payable to Licensor is discovered, Licensee shall reimburse Licensor for the expense of such inspection in addition to remitting the amount determined to be properly due plus accrued interest at the rate of three percent (3%) above the then current Prime Lending Rate.

  (c) This Clause shall survive the termination of this Agreement or any subsequent agreement between the parties hereto covering generally the subject matters covered herein.

9.           THIRD PARTY PAYMENTS

  (a) With respect to royalties payable to copyright proprietors by reason of Licensee's exercise of its rights hereunder, Licensee agrees to secure licenses from such copyright proprietors or their agents in the Territory and to make payments directly to such proprietors or agents. No rights to manufacture and exploit the Licensed Masters are granted hereunder until Licensee secures such copyright licenses.

  (b) Licensee shall be responsible for the payment of any sums that may be payable to the Special Payments Fund and the Music Performance Trust Fund of the American Federation of Musicians (the "AFofM") or any other union or guild (including AFTRA) based upon the manufacture and sale of the Licensed Masters as contained on the Albums. Licensee shall pay to Licensor an additional royalty of one (1%) percent of the actual selling price to the consumer for the "AFofM" royalty, said royalty being payable by Licensee to Licensor in accordance with paragraph 7 herein.

  (c) Licensee shall be responsible for any amounts properly becoming due to any union or guild having jurisdiction in the nature of so-called "re-use" fees arising as a result of Licensee's use of the performances embodied on the Masters hereunder, including but not limited to commercial advertisements for the sale of the Licensed Masters as contained on the Albums.

  (d) Subject to subsections (a), (b), and (c) above, Licensor shall pay all other royalties and payments, if any, which may become due to artists, producers and other contributors to the performances embodied on the Licensed Masters.

  (e) Within thirty (30) days of receipt of Licensor's invoice Licensee shall pay to Licensor costs incurred by Licensor relating to copying, packaging and shipping of the Licensed Masters, negatives, advertising, promotional, display and any other materials supplied or caused to be supplied by Licensor.

10.          DELIVERY AND QUALITY OF LICENSED MASTERS

  (a) Licensor shall use its best efforts to deliver or cause to be delivered within twenty (20) days after acceptance of Licensee's request therefor and receipt of copies of Licensee's mechanical copyright licenses, copy master tapes of those Licensed Masters then agreed to be licensed hereunder. Such copy master tapes shall be of suitable quality for use in the commercial production of records for general sale. Any Licensed Masters delivered to Licensee hereunder, shall be deemed to be technically satisfactory for the purposes hereunder, unless Licensor has been notified to the contrary within ten days (10) after receipt of the said Licensed Masters. Any such notification must contain a written technical report from the laboratory of Licensee which specifically details and describes any technical defects in the material. Upon receipt of such notification, Licensor shall attempt to have the defects corrected, at its expense, and reship the corrected Licensed Masters promptly thereafter.

  (b) Licensor shall supply to Licensee in writing the correct title of the recorded work(s), the names of the author and composer thereof, the names of the recording artists as Licensor desires to have them displayed on the label of the Album, and any other relevant copyright information available to Licensor.

11.      SUBSTITUTIONS

  (a) In the event Licensor is not reasonably able to correct the noticed defects pursuant to Clause 10 above, or in the event the Licensor's ownership of or otherwise control of the rights of any Licensed Master has become encumbered, restricted or terminated, the Licensor, in its sole discretion, reserves the right to substitute a Licensed Master.

  (b) Licensee's sole remedy, in the event of Licensor's failure to provide a substitute Licensed Masters referred to above, shall be the refund of monies paid as advances for such Licensed Master and no other.

12.          LABEL CREDIT

The labels, sleeves and inlay cards of all Records shall bear a credit to Licensor in such form as indicated on the Schedules.

13.          SAMPLES

Licensee shall provide Licensor, prior to the distribution thereof, with three
(3) sample copies of the Albums.

14.          LICENSEE'S WARRANTIES

Licensee warrants and represents that:

  (a) Licensee possesses the full right, power and authority to enter into this Agreement.

  (b) Prior to the delivery of the master tapes and prior to the manufacture of records, Licensee shall have obtained all mechanical copyright licenses relating to the musical compositions embodied on the Licensed Masters contained on such Album and shall remit copies of such mechanical licenses to Licensor. This warranty is of the essence of this Agreement.

  (c) All Albums manufactured by Licensee hereunder shall be of the highest quality and shall be consistent with the standards of the record industry.

  (d) All Albums manufactured by Licensee hereunder shall be exploited by Licensee in strict compliance with all the terms and conditions of this Agreement. In particular, but without limitation, Licensee hereby expressly warrants that no Album may be exported for sale outside the Territory nor shall Licensee knowingly sell any Album manufactured hereunder to any third party intending to resell same outside the Territory.

  (e) Neither Licensee nor anyone claiming rights through Licensee shall sell, assign, transfer, mortgage, hypothecate or subject to any lien or encumbrance the Licensed Masters or any of the above rights, and any attempt thereto shall cause the immediate termination of this Agreement and/or be deemed null and void and of no force and effect whatsoever.

15.          LICENSOR'S WARRANTIES

Licensor warrants and represents that:

  (a) Licensor possesses the full right, power and authority to enter into and to perform this Agreement.

  (b) At the time of delivery of the Licensed Masters Licensor will be the exclusive owner of or otherwise control the rights herein granted to Licensee in such Licensed Masters.

  (c) The Licensed Masters were recorded and otherwise prepared in all respects in accordance with the rules and regulations of all unions and similar associations having jurisdiction.

16.          INDEMNIFICATION

  (a) Each of the parties hereto shall indemnify, save and hold the other harmless from loss or damage arising out of or connected with any claim by a third party which is inconsistent with any of the recitals, agreements, representations or warranties herein. Either party shall reimburse the other on demand for any payment made by the demanding party at any time after the date hereof in respect of any liability or claim to which this indemnity relates and which has resulted in an adverse final judgment against the demanding party, or a settlement approved by both parties, in which it is determined that the ultimate liability is that of the indemnifying party. Prompt notice shall be given to the indemnifying party of any claim to which this indemnity relates and the indemnifying party shall have the right, at its own expense to control the defense thereof, provided that:

      (i) The demanding party shall have the right to cooperate in such defense at its own expense.

     (ii) If the indemnifying party shall not exercise its right to control the defense, then the demanding party shall, in addition to any other indemnity hereunder, be reimbursed for its reasonable expenses (including reasonable attorney's fees), if any, incurred in the defense if it shall be determined that the ultimate liability is that of the indemnifying party; and

  (b) Nothing herein is to be construed so as to permit Licensee the right to withhold royalties payable hereunder.

17.   ASSIGNMENT

Neither this Agreement nor the rights granted to Licensee hereunder may be assigned by Licensee without the written consent of Licensor. Licensor shall be entitled to assign this Agreement including its rights hereunder to any parent, affiliated or subsidiary company or corporation, or to anyone owning or acquiring substantially all of the capital stock or assets of Licensor.

18.    TERMINATION OR EXPIRATION

  (a)  Bankruptcy and Insolvency.

In the event Licensee shall be adjudged a bankrupt or in the event that any insolvency proceedings are instituted by or against Licensee and are not dismissed within thirty (30) days after the institution thereof, or in the event a trustee or receiver is appointed to take over all or a substantial part of Licensee's assets, Licensee's rights under this Agreement shall automatically terminate, and such termination shall be deemed effective as of the commencement of the event which gave rise to such termination. In the event of such termination, all monies due and unpaid by Licensee pursuant to this Agreement shall there upon become due and payable. Further, all Licensed Masters and all copies thereof, all color separations and other artwork and all other property of Licensor shall be returned to Licensor at Licensee's expense, and in no event shall the title thereto or any rights therein be acquired by or vest in any trustee, receiver or in any other party by reason of any such insolvency, bankruptcy or other such occurrence affecting Licensee.

  (b)  Breaches.

Without prejudice to any other rights or claims which Licensor may have, Licensor may, at its option, terminate this Agreement upon giving not less than fifteen (15) days written notice and period to cure to Licensee, in the event of any of the following, which shall constitute a material breach of this
Agreement:

     (i) Licensee shall fail to account and make payments hereunder or shall fail to perform any other of its material obligations required of it hereunder.

     (ii) Licensee, through act or omission, shall violate or knowingly permit the violation of any of its warranties and representations hereunder.

     (iii) Licensee utilizes or duplicates Licensor's mark in violation of the applicable terms of this Agreement.

     (iv) Licensee denies Licensor the right granted hereunder to audit Licensee's books.

  (c) Immediate Termination.

Notwithstanding Section 18(b) above, and without prejudice to any other rights or claims which Licensor may have, Licensor shall have the right to immediately terminate this license without any written notice to Licensee in the event of any of the following:

     (i) Licensee has failed to timely account and make payments hereunder a total of four (4) times, whether or not prior delinquent accountings and payments have been made.

     (ii) Licensee has willfully reported inaccurate accountings of payments due hereunder.

     (iii) Licensee knowingly exports, distributes or licenses any Licensed Master or Album outside the Territory.

  (d) Death or change in ownership.

In the event of: (i) the death of Philip Kives; or (ii) discontinuance of Philip Kives as an active senior officer or manager of Licensee; or (iii) a change in the ownership of fifty percent (50%) or more of the Licensee, Licensor may terminate this Agreement by giving the Licensee fifteen (15) days' written notice. In such event Licensee shall have a six (6) month period in which to sell off existing inventory of the Albums.

  (e) Termination/Expiration Procedure.

     (i) In the event of the termination of this Agreement, all rights herein granted by Licensor to Licensee shall immediately terminate and shall thereupon revert to Licensor, free and clear of any claims by Licensee. Licensee shall continue, nevertheless, to be responsible for accounting and payments as set forth in this Agreement, and upon notification from Licensor will return to Licensor or to Licensor's designee at Licensee's expense, all tapes, matrices, duplicate tapes, masters, mothers and stampers supplied by Licensor hereunder that are in Licensee's possession or control.

     (ii) If this Agreement expires by expiration of the Term then, at the end of the Term, all Licensed Masters, tapes or matrices supplied to Licensee and all derivatives of said tapes and matrices, including duplicate tapes, masters, mothers and stampers provided to Licensee pursuant to the License Agreement, shall at Licensor's election either be destroyed in the presence of one of Licensor's duly authorized representatives, or delivered to Licensor free of cost to Licensor.

  (f) Sell-off.

     (i) Licensee shall advise Licensor in writing, upon the expiration of the term, the quantity of Albums that are in Licensee's stock at the time of said expiration.

     (ii) Provided Licensee supplies Licensor with the aforesaid information Licensee shall be entitled to sell-off, for a period of six (6) months thereafter, all existing stocks of the applicable Album subject to the continuing obligation to account for and pay royalties on such sales in accordance with the terms hereof.

     (iii) Upon the expiration of the sell-off period Licensee shall, at its sole cost and expense, destroy all of its existing inventory of Albums and shall furnish Licensor with an affidavit of destruction executed by an officer of Licensee.

19.          NOTICES

All accounting or payment which Licensee is hereto required to give to Licensor shall be addressed to the addresses first above written. All other notices and other items from one party to the other hereunder will, unless herein indicated to the contrary, be addressed as follows;

To Licensee:               At Licensee's address as set forth on the first
                           page hereof;


To Licensor:               At Licensor's address as set forth on the first
                           page hereof, directed to the attention of:
                           Vice President, Business Affairs

or to such other address as either party shall designate in writing to the other party from time to time. Unless otherwise set forth in this Agreement, all notices shall be deemed duly given on the date of mailing.

20.          MANUFACTURING

Licensor shall be afforded the right of first refusal to manufacture all of the product which include master recordings hereunder. The right of first refusal shall be exercised within five (5) business days of receipt of a written notice of third party offer to manufacture.

21.          MISCELLANEOUS

  (a) This Agreement set forth the entire understanding between Licensor and Licensee with respect to the subject matter hereof, all prior negotiations or alleged understandings are merged herein, and no amendment to or modification of this Agreement or any provision hereof shall be binding upon Licensor and Licensee unless confirmed by a written instrument signed by an Officer of Licensee and Licensor's authorized signatory. Any process in any action, suit or proceeding arising out of or relating to this agreement may, among other methods, be served upon Licensee by delivering it or mailing it in accordance with Clause 19 above. No waiver of any provision of or default under this Agreement shall affect Licensee's or Licensor's rights, as the case may be, thereafter to enforce such provision or to exercise any right or remedy in the event of any other default, whether or not similar.

  (b) Any act or failure to act by either party shall not be construed as a waiver of any of such party's rights hereunder unless a memorandum thereof, expressing the intention to waive, signed by the party to be charged, is made and delivered to the other party. Any such waiver shall not be deemed to be a waiver of any past or future breach of the same or any other provision of this Agreement.

  (c) If any part of this Agreement shall be determined to be invalid or unenforceable by a court of competent jurisdiction or by any other legally constituted body having jurisdiction to make such determination, the remainder of this Agreement shall remain in full force and effect.

  (d) The captions herein are for convenience only, do not constitute a part of this Agreement, and are not to be used in the construction thereof.

  (e) This agreement and any arbitration conducted under paragraph (g) of this Clause 21 will be governed by and construed in accordance with the substantive, procedural and evidentiary laws and rules of the State of Minnesota.

  (f) Subject to paragraph (g) of this Clause 21, the parties hereby submit to the jurisdiction of, and waive any venue objections against, the United States District Court for the District of Minnesota and the trail courts of the State of Minnesota, in any litigation and/or arbitration arising out of this Agreement, and each party hereby consents to the personal jurisdiction of such courts for purposes of this Agreement, including entry of enforcement of any arbitration award or judgment.

  (g) Any claim, dispute, or controversy arising out of or in connection with or relating to this Agreement or the breach or alleged breach thereof shall be submitted by the parties to arbitration by the American Arbitration Association ("AAA") in the City of Minneapolis, Minnesota, under the commercial rules then in effect for the Association except as provided herein. A transcribed record shall be prepared. The AAA shall recommend three (3) arbitrators who are knowledgeable in the field in dispute. The parties shall agree upon one (1) of the three within twenty (20) days. If no arbitrator is mutually agreed upon, the AAA shall make such appointment within thirty (30) days of such failure.

Each party shall have the right to request the arbitrator to order reasonable and limited discovery. The award rendered by the arbitrator shall include costs of arbitration, reasonable attorneys' fees and reasonable costs for expert and other witnesses, but shall not include punitive damages against either party. Judgment on such award may be entered as provided in paragraph (f) of this Clause 21, provided that nothing in this paragraphs (g) shall be deemed as preventing either party from seeking relief from the courts as necessary to protect either party`s name, proprietary information, trade secrets, know-how, or any other appropriate provisional remedy.

  (h) Clause 6, 7, 8, 9, 12, 14, 16, 18(f) and 21 will survive the termination of this Agreement.

22.          DEFINITIONS

As used in this Agreement, the following terms shall have the indicated meanings:

  (a) "master recordings" - recordings which embody sound alone and are intended for reproduction in the form of records or otherwise.

  (b) "Record" or "record" means any reproduction of a master recording in the form of analog cassette tapes and compact discs.

  (c) "exploit" - shall mean the manufacture, distribution, advertising, promotion and sale of the Album pursuant to the terms hereof.

  (d) "Album" - that record (which shall contain all of the Licensed Masters) manufactured, distributed and sold by Licensee hereunder which shall contain up to one hundred and fifty (150) master recordings on one or more Records.

  (e) "Records sold", "record sales" and "sales" mean one hundred (100%) percent of those records shipped by Licensee hereunder and not returned.

  (f) "Infomercial" - shall mean a minimum of a twenty (28) eight minute television broadcast show as customary in the industry.

  (g) "Territory" - United States

  (h) "this Agreement" - shall mean this agreement and the Schedule "A" annexed hereto.


IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.



DOMINION ENTERTAINMENT, INC.                         K-TEL INTERNATIONAL, INC.



BY_______________________                       BY__________________________
    An authorized signatory                         An authorized signatory


NAME__________________________                  NAME________________________
         Please print or type                              Please print or type


TITLE_________________________                  TITLE_______________________




                                   SCHEDULE A

    Annexed to and forming part of Agreement dated _________________ , 1995


ALBUM TITLE:        HEARTBREAKER

CATALOG NUMBER:

LICENSED MASTERS:

     TITLE                                   ARTIST

RAINDROPS KEEP FALLING ON MY HEAD       B.J. THOMAS
JEAN                                    OLIVER
CRYSTAL CHANDELIERS                     VIC DANNA
I BELIEVE                               FRANKIE LAINE
JUST WALKING IN THE RAIN                JOHNNY RAY
LOVE LETTERS IN THE SAND                PAT BOONE
RED ROSES FOR A BLUE LADY               VIC DANNA
CARA MIA                                JAY BLACK
BESAME MUCHO                            TRINI LOPEZ
LOVE IS A MANY SPLENDORED THING         FOUR ACES
VENUS*                                  FRANKIE AVALON
MR. BLUE                                FLEETWOODS
YOUNG GIRL                              GARY PUCKET AND
                                             THE UNION GAP
JESAMINE                                CASUALS
HAPPY TOGETHER*                         TURTLES
LOVE IS ALL AROUND                      TROGGS
WISHING AND HOPING                      MERSEYBEATS
YOU WERE ON MY MIND                     CRISPIAN ST. PETERS
SILENCE IS GOLDEN                       TREMELOES
A GROOVY KIND OF LOVE                   WAYNE FONTANA
FERRY 'CROSS THE MERSEY                 GERRY & THE
                                             PACEMAKERS
YOU'VE GOT YOUR TROUBLES I'VE GOT MINE  FORTUNES
IF YOU GOTTA MAKE A FOOL OF SOMEBODY    FREDDY & THE
                                             DREAMERS
TRAINS & BOATS & PLANES                 BILLY J. KRAMER
REFLECTIONS OF MY LIFE                  MARMALADE
THE END OF THE WORLD                    SKEETER DAVIS
WILL YOU STILL LOVE ME TOMORROW         SHIRELLES
I WILL FOLLOW HIM                       SANDY POSEY
DOWN IN THE BOONDOCKS                   BILLY JOE ROYAL
LEADER OF THE PACK                      SHANGRI-LAS
RUNAWAY                                 DEL SHANNON
CORINNA CORINNA                         RAY PETERSEN
VENUS IN BLUE JEANS                     JIMMY CLANTON
IT'S MY PARTY                           LESLEY GORE
DEDICATED TO THE ONE I LOVE             SHIRELLES
HEY PAULA*                              PAUL & PAULA
TELL LAURA I LOVE HER                   RAY PETERSEN
TEEN ANGEL                              MARK DINING
CHAPEL OF LOVE                          DIXIE CUPS
ROSEGARDEN                              LYNN ANDERSON
HEARTACHES BY THE NUMBER                GUY MITCHELL
THE HAPPIEST GIRL IN THE WHOLE USA      DONNA FARGO
WHAT IN THE WORLD'S COME OVER YOU       JACK SCOTT
LUCKENBACH TEXAS                        JOHNNY RUSSELL
HELP ME MAKE IT THROUGH THE NIGHT       SAMMI SMITH
TENNESSEE WALTZ                         PATTI PAGE
HIGH NOON                               FRANKIE LAINE
SLIDE OFF YOUR SATIN SHEETS             JOHNNY PAYCHECK
WILL THE CIRCLE BE UNBROKEN             NED MILLER
I CAN'T STOP LOVING YOU                 KITTY WELLS
NO CHARGE                               MELBA MONTGOMERY
YOU LIGHT UP MY LIFE                    MARGO SMITH
GREEN GREEN GRASS OF HOME               PORTER WAGONER
**MY SPECIAL PRAYER                     PERCY SLEDGE
GREAT PRETENDER                         PLATTERS
MAKE THE WORLD GO AWAY                  TIMI YURO
ALL I COULD DO WAS CRY                  ETTA JAMES
**SMOKE GETS IN YOUR EYES               PLATTERS
SPANISH HARLEM                          BEN E. KING
WHEN A MAN LOVES A WOMAN                PERCY SLEDGE
WARM AND TENDER LOVE                    PERCY SLEDGE
STAND BY ME                             BEN E. KING
ONLY YOU                                PLATTERS
HURT                                    TIMI YURO
**HEY THERE LONELY GIRL                 EDDIE HOLMAN
**BRING IT ON HOME TO ME                EDDIE FLOYD
IF YOU DON'T KNOW ME BY NOW             HAROLD MELVIN &
                                             THE BLUENOTES
***SINGING THE BLUES                    GUY MITCHELL
***I'LL BE HOME                         PAT BOONE
***ROCKY                                DICKEY LEE
***OH LONESOME ME                       DON GIBSON


 (**)     --   CASSETTE/LP ONLY
(***)     --   COMPACT DISC ONLY
 (**)     --   CASSETTE/LP ONLY
(***)     --   COMPACT DISC ONLY




TERRITORY:          MEXICO

ADVANCE:            $.0

ROYALTY:            $.04 Per Licensed Master per Album

CONFIGURATION:      Audio cassettes and compact discs

RELEASE DATE:

LABEL CREDIT:       Courtesy of Dominion Entertainment, Inc.





DOMINION ENTERTAINMENT, INC.            K-5 LEISURE PRODUCTS

BY __________________________________      BY  _________________________________



                                   SCHEDULE B

    Annexed to and forming part of Agreement dated _________________ , 1995


ALBUM TITLE:        ROCK BOX

CATALOG NUMBER:

LICENSED MASTERS:


     TITLE                                   ARTIST

YAKETY YAK                                                  THE COASTERS
ALLEY OOP*                                                  HOLLYWOOD ARGYLES
MR. CUSTER*                                                 LARRY VERN
PAPA-OOM MOW MOW                                            RIVINGTONS
SEVEN LITTLE GIRLS                                          PAUL EVANS
     (SITTING IN THE BACK SEAT)
DOES YOUR CHEWING GUM LOSE ITS FLAVOR                       LONNIE DONEGAN
     ON THE BEDPOST OVERNIGHT?
THE BIRDS & THE BEES*                                       JEWEL AKENS
SURFIN' BIRD                                                TRASHMEN
MONSTER MASH                                                SHA NA NA
WILD THING                                                  THE TROGGS
HE'S SO FINE                                                CHIFFONS
KEEP A KNOCKIN'                                             LITTLE RICHARD
SHEILA                                                      TOMMY ROE
SPLISH SPLASH                                               SHA NA NA
PERSONALITY                                                 LLOYD PRICE
THE GREAT PRETENDER                                         THE PLATTERS
WILD ONE                                                    BOBBY RYDELL
HEY LITTLE GIRL (IN THE HIGH                                DEE CLARK
     SCHOOL SWEATER)
LITTLE DARLIN'                                              THE DIAMONDS
HE'S A REBEL                                                CRYSTALS
THE LETTER                                                  THE BOX TOPS
LET'S HAVE A PARTY                                          WANDA JACKSON
DA DOO RON RON                                              CRYSTALS
LONG TALL SALLY                                             LITTLE RICHARD
STAGGER LEE                                                 LLOYD PRICE
JAMBALAYA                                                   JOHNNY RUSSELL
SLOW TWISTIN'                                               CHUBBY CHECKER
RED RIVER ROCK                                              JOHNNY & THE
                                                               HURRICANES
THE STROLL                                                  THE DIAMONDS
DO YOU WANNA DANCE?                                         BOBBY FREEMAN
MASHED POTATO TIME                                          DEE DEE SHARP
PEPPERMINT TWIST                                            JOEY DEE & THE
                                                               STARLITERS
SHAKIN' ALL OVER                                            CHAD ALLEN (FORMERLY
                                                               OF THE GUESS WHO)
BRISTOL STOMP                                               DOVELLS
LUCILLE                                                     LITTLE RICHARD
LEADER OF THE PACK                                          SHANGRI-LAS
BLUE MOON                                                   THE MARCELS
AIN'T THAT A SHAME                                          PAT BOONE
CHAPEL OF LOVE                                              DIXIE CUPS
PARTY DOLL                                                  BUDDY KNOX
HIPPY HIPPY SHAKE                                           SWINGIN' BLUE JEANS
REBEL ROUSER                                                DUANE EDDY
TELL HIM                                                    THE EXCITERS
UNDER THE BOARDWALK                                         THE DRIFTERS
MY BOYFRIEND'S BACK                                         THE ANGELS
STAND BY ME                                                 BEN E. KING
GOOD GOLLY MISS MOLLY                                       LITTLE RICHARD
RUNAWAY                                                     DEL SHANNON
HEY PAULA*                                                  PAUL & PAULA
WHEN A MAN LOVES A WOMAN                                    PERCY SLEDGE
HURT                                                        TIMI YURO
THEN HE KISSED ME                                           THE CRYSTALS
SAVE THE LAST DANCE FOR ME                                  THE DRIFTERS
MY GUY                                                      MARY WELLS
ONE FINE DAY                                                THE CHIFFONS
PATCHES                                                     CLARENCE CARTER
MY TRUE LOVE                                                JACK SCOTT
GOIN OUT OF MY MIND                                         LITTLE ANTHONY
DEDICATED TO THE ONE I LOVE                                 THE SHIRELLES
MY HEART IS AN OPEN BOOK                                    CARL DOBKINS
WHISPERING GRASS                                            INK SPOTS
VENUS*                                                      FRANKIE AVALON
RAINDROPS KEEP FALLING ON MY HEAD                           B.J. THOMAS
CHARLIE BROWN                                               THE COASTERS
OH BOY                                                      WANDA JACKSON
THE HUCKLEBUCK                                              CHUBBY CHECKER
PEPINO THE ITALIAN MOUSE                                    JOEY CHEDDAR
STUPID CUPID                                                WANDA JACKSON
HATS OFF TO LARRY                                           DEL SHANNON
SUSIE DARLING                                               ROBIN LUKE
LET'S TWIST AGAIN                                           CHUBBY CHECKER
SPEEDY GONZALES                                             PAT BOONE
IF I HAD A HAMMER                                           TRINI LOPEZ
TEQUILA                                                     ACE CANNON
COME SOFTLY TO ME                                           FLEETWOODS
JUST WALKING IN THE RAIN                                    JOHNNY RAY
RHYTHM OF THE RAIN                                          CASCADES
WHAT'S A MATTER BABY                                        TIMI YURO


TERRITORY:               MEXICO

ADVANCE:            $.0

ROYALTY:            $.04 Per Licensed Master per Album

CONFIGURATION:      Audio cassettes and compact discs

RELEASE DATE:

LABEL CREDIT:       Courtesy of Dominion Entertainment, Inc.





DOMINION ENTERTAINMENT, INC.            K-5 LEISURE PRODUCTS

BY __________________________________      BY  _________________________________


                                   SCHEDULE C

 Annexed to and forming part of Agreement dated ________________________ , 1995


ALBUM TITLE:        POP HISTORY

CATALOG NUMBER:

LICENSED MASTERS:

     TITLE                                   ARTIST

SUGAR BABY LOVE                         RUBETTES
BEAUTIFUL SUNDAY                        DANIEL BOONE
LOVE GROWS WHERE MY ROSEMARIE GOES      EDISON LIGHTHOUSE
COME AND GET IT                         BADFINGER
UNDERCOVER ANGEL                        ALAN O'DAY
EVERLASTING LOVE                        ROBERT KNIGHT
HOOKED ON A FEELING                     B.J. THOMAS
*DANCING ON A SATURDAY NIGHT            BARRY BLUE
THE NIGHT CHICAGO DIED                  PAPER LACE
INDIAN RESERVATION                      DON FARDON
ARIZONA                                 MARK LINDSAY
BILLY DON'T BE A HERO                   PAPER LACE
ME AND YOU AND A DOG NAMED BOO          LOBO
SAN BERNADINO                           CHRISTIE
YELLOW RIVER                            CHRISTIE
I'D LOVE YOU TO WANT ME                 LOBO
DON'T EXPECT ME TO BE YOUR FRIEND       LOBO
IF YOU DON'T KNOW ME BY NOW             HAROLD MELVIN & THE BLUENOTES
DON'T LET THE SUN CATCH YOU CRYING      GERRY & THE PACEMAKERS
GOODBYE                                 MARY HOPKINS
MR. BOJANGLES                           GLENN YARBOROUGH
ONE TIN SOLDIER                         ORIGINAL CASTE
DO YOU WANNA MAKE LOVE?                 PETER MCCANN
DRIFT AWAY                              DOBIE GRAY
RIDE CAPTAIN RIDE                       BLUES IMAGE
SOONER OR LATER                         GRASSROOTS
PIED PIPER                              CHRISTIAN ST. PETERS
BEG STEAL OR BORROW                     NEW SEEKERS
*IT AIN'T ME BABE                       TURTLES
*ELENORE                                TURTLES
LAY DOWN                                MELANIE
OB LA DI OB LA DA                       MARMALADE
THE LETTER                              THE BOX TOPS
HERE COMES MY BABY                      TREMELOES
BUILD ME UP BUTTERCUP                   FOUNDATIONS
LADY WILLPOWER                          GARY PUCKET & THE
                                             UNION GAP
GOOD MORNING STARSHINE                  OLIVER
IN THE SUMMERTIME                       MUNGO JERRY
JUDY IN DISGUISE                        JOHN FRED & HIS
                                             PLAYBOY BAND
BABY COME BACK                          EQUALS
BEND ME SHAPE ME                        AMERICAN BREED
DIZZY                                   TOMMY ROE
**LIGHTNING STRIKES                     LOU CHRISTIE
**SATISFACTION GUARANTEED               HAROLD MELVIN & THE BLUENOTES
***SURF CITY                            JAN & DEAN
***HITCHIN' A RIDE                      VANITY FAIR




TERRITORY:               MEXICO

ADVANCE:            $.0

ROYALTY:            $.04 Per Licensed Master per Album

CONFIGURATION:      Audio cassettes and compact discs

RELEASE DATE:

LABEL CREDIT:       Courtesy of Dominion Entertainment, Inc.





DOMINION ENTERTAINMENT, INC.            K-5 LEISURE PRODUCTS


BY __________________________________      BY  _________________________________






                                                                         ANNEX B

                  STOCK TRANSFER AND LOAN REPAYMENT AGREEMENT


                                 STOCK TRANSFER
                                      AND
                            LOAN REPAYMENT AGREEMENT


     This Stock Transfer and Loan Repayment Agreement dated as of June 28, 1995 is made and entered into by and among K-5 Leisure Products, Inc., a Minnesota corporation ("K-5"), Simitar, Inc., a Minnesota corporation ("Simitar"), and Mickey Elfenbein ("Elfenbein"), a resident of Medina, Minnesota,

                                    RECITALS

     WHEREAS, Elfenbein is indebted to K-5 in an amount that, as of the Closing Date (as hereinafter defined) will be approximately $927,263 pursuant to a loan in the principal amount of $448,000 made by K-5 to Elfenbein and a loan in the principal amount of $120,575 made by National Developments Ltd. ("National Developments") to Elfenbein (National Developments' rights with respect to which were previously assigned to K-5) (collectively, the "K-5 Indebtedness"); and

     WHEREAS, the K-5 Indebtedness is in part the subject of that certain agreement (the "Debt Agreement") dated April 27, 1988 by and among Elfenbein, K-5, Qwil Resources, Inc. ("Qwil"), Bradley Investments, Inc. ("Bradley"), National Celebrity Video, Inc. ("NCV"), and Simitar Entertainment, Inc. ("Simitar Entertainment") and a related pledge agreement (the "Pledge Agreement"), of even date therewith, between Elfenbein and K-5; and

     WHEREAS, Elfenbein is the sole shareholder of Simitar, and the record and beneficial owner of 362,611 shares of the common stock of K-tel International, Inc. ("K-tel") and 430 common shares and 50 preferred shares of the capital stock of Simitar Entertainment; and

     WHEREAS, K-5 is the record and beneficial owner of 520 common shares and 50 preferred shares of the capital stock of Simitar Entertainment (collectively, the "Simitar Entertainment Shares"); and

     WHEREAS, the parties hereto desire to provide for the payment of the K-5 Indebtedness and for the exchange of the Simitar Entertainment Shares for certain common shares in K-tel and a promissory note, on the terms and subject to the conditions contained in this Agreement,

     NOW, THEREFORE, in consideration of the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. REPAYMENT OF K-5 INDEBTEDNESS. At the Closing (as hereinafter defined) and on the Closing Date (as hereinafter defined), Elfenbein shall assign, transfer and convey to K-5 231,816 shares of the common stock of K-tel (the "K-tel Repayment Shares") free and clear of any lien, claim or encumbrance of any nature whatsoever, and K-5 shall accept such shares as payment in full of all amounts owing by Elfenbein to K-5.

     2. EXCHANGE OF SIMITAR ENTERTAINMENT SHARES FOR NOTE AND K-TEL SHARES. On or prior to the Closing, Elfenbein shall assign, transfer and convey to Simitar, as a capital contribution, 118,184 common shares of K-tel (the "K-tel Exchange Shares") and all of the common and preferred shares in Simitar Entertainment held of record or beneficially by Elfenbein. At the Closing and on the Closing Date, K-5 shall assign, transfer and convey to Simitar, free and clear of any lien, claim or encumbrance of any nature whatsoever, all of the common and preferred shares in Simitar Entertainment held of record or beneficially by K-5 and, in exchange therefor, Simitar shall assign, transfer and convey to K-5, free and clear of any lien, claim or encumbrance of any nature whatsoever, the K-tel Exchange Shares and Simitar's promissory note in the form attached hereto as Exhibit A (the "Note").

     3. CLOSING DATE AND CLOSING PROCEDURES.

          (1) The Closing of the transactions contemplated herein shall take place at the offices of Kaplan, Strangis and Kaplan, P.A., 5500 Norwest Center, 90 South Seventh Street, Minneapolis, Minnesota 55402, at 10:00 a.m. on October 16, 1995, or at such other time, date or place as to which the parties hereto may mutually agree (for purposes of this Agreement, such event is referred to as the "Closing" and such date and time are referred to as the "Closing Date").

          (2) At the Closing, the parties shall take the following actions:

               (a) Elfenbein shall deliver to K-5 the certificate or certificates representing the K-tel Repayment Shares, duly endorsed for transfer;

               (b) K-5 shall execute and deliver to Elfenbein a receipt acknowledging receipt of the K-tel Repayment Shares as payment in full of all amounts owing by Elfenbein to K-5;

               (c) Elfenbein, K-5, Qwil, Bradley, NCV, Simitar Entertainment and National Developments shall execute a termination and release acknowledging termination of the Debt Agreement and the Pledge Agreement and the repayment in full of all amounts owing by Simitar Entertainment, Elfenbein, NCV and/or Bradley to National Developments, K-5 and/or Qwil and all amounts owing by NCV to Elfenbein;

               (d) K-5 shall deliver to Simitar the certificates representing the Simitar Entertainment Shares, duly endorsed for transfer;

               (e) Simitar shall deliver to K-5 the certificate or certificates representing the K-tel Exchange Shares, duly endorsed for transfer, and the Note;

               (f) Each of Elfenbein and Simitar, on the one hand, and K-5, on the other hand, shall deliver to the other a certificate stating that the representations and warranties made herein were true and correct on the date hereof and are true and correct on the Closing Date and evidencing the due authorization of their execution, delivery and performance of this Agreement by their respective boards of directors;

               (g) Philip Kives, the principal shareholder of K-5, shall submit his resignation as a director and officer of Simitar Entertainment;

               (h) K-5, Simitar and Elfenbein shall, and K-5 shall cause Philip Kives to, execute and deliver a release in the form attached hereto as Exhibit B; and

               (i) K-5 shall enter into a record license agreement with Dominion Entertainment, Inc. in the form attached hereto as Exhibit C.

     4. REPRESENTATIONS AND WARRANTIES.

          (1) Representations and Warranties of Simitar and Elfenbein. In order to induce K-5 to enter into this Agreement and to consummate the transactions contemplated herein, Simitar and Elfenbein, jointly and severally, make the following representations and warranties to K-5:

               (a) Elfenbein is the sole record and beneficial owner of the K-tel Repayment Shares and the K-tel Exchange Shares, with full right, power and authority to transfer the same as contemplated in this Agreement, free and clear of any lien, claim or encumbrance of any nature whatsoever (other than compliance with applicable securities laws). As of the Closing Date, Simitar shall be the sole record and beneficial owner of the K-tel Exchange Shares, with the full right, power and authority to transfer the same as contemplated in this Agreement, free and clear of any lien, claim or encumbrance of any nature whatsoever (other than compliance with applicable securities laws). Between the date hereof and the Closing Date, Elfenbein shall not assign, transfer, convey, pledge, mortgage, hypothecate or otherwise transfer the K-tel Repayment Shares or the K-tel Exchange Shares, or any interest in either of the foregoing, except pursuant to this Agreement.

               (b) Simitar and Elfenbein have each received or had access to all information with respect to K-tel and Simitar Entertainment that they believe is necessary or appropriate to evaluate the merits and risks of the transactions contemplated herein. Elfenbein and Simitar are each sufficiently sophisticated and experienced in financial and business matters to evaluate such merits and risks.

               (c) Simitar is acquiring the Simitar Entertainment Shares without a view to the distribution thereof, solely for Simitar's own account and not for the account of any other person or persons, and Simitar shall not sell or otherwise dispose of such shares except in compliance with all applicable securities laws.

               (d) Elfenbein does not hold or have any direct or indirect interest in any securities, options or rights to acquire debt of K-tel, except 362,611 shares of common stock of K-tel (231,816 of which constitute the K-tel Repayment Shares and 118,184 of which constitute the K-tel Exchange Shares), and except for rights arising as a result of his employment as an officer and director of K-tel.

          (2) REPRESENTATIONS AND WARRANTIES OF K-5. In order to induce Elfenbein and Simitar to enter into this Agreement and to consummate the transactions contemplated herein, K-5 represents and warrants to Elfenbein and Simitar as follows:

               (a) K-5 is the sole record and beneficial owner of the Simitar Entertainment Shares, with full right, power and authority to transfer the same as contemplated in this Agreement, free and clear of any lien, claim or encumbrance of any nature whatsoever. Between the date hereof and the Closing Date, K-5 shall not assign, transfer, convey, pledge, mortgage, hypothecate or otherwise transfer the Simitar Entertainment Shares, K-5's rights with respect to any amounts owing by Elfenbein to K-5, or any interest in either of the foregoing, except pursuant to this Agreement.

               (b) K-5 has received or had access to all information with respect to K-tel and Simitar Entertainment that it believes is necessary or appropriate to evaluate the merits and risks of the transactions contemplated herein. K-5 is sufficiently sophisticated and experienced in financial and business matters to evaluate such merits and risks.

               (c) K-5 is acquiring the K-tel Repayment Shares and the K-tel Exchange Shares without a view to the distribution thereof, solely for K-5's own account and not for the account of any other person or persons, and K-5 shall not sell or otherwise dispose of such shares except in compliance with all applicable securities laws.

               (d) Neither K-5 nor its principal shareholder, Philip Kives, holds or has any direct or indirect interest in any securities, options or rights to acquire debt of Simitar Entertainment, except the Simitar Entertainment Shares.

     5. CONDITIONS PRECEDENT. The obligation of each of the parties to close on the transactions contemplated herein is subject to the fulfillment at or prior to the Closing Date of each of the following conditions:

          (1) ACCURACY OF REPRESENTATIONS AND WARRANTIES IN COMPLIANCE WITH OBLIGATIONS. The representations and warranties of the other parties hereto contained in this Agreement shall have been true and correct at and as of the date hereof, and they shall be true and correct at and as of the Closing Date with the same force and effect as though made at and as of that time. Each of the other parties shall have performed and complied with all of their obligations required by this Agreement to be performed or complied with at or prior to the Closing Date.

          (2) PURCHASE AND SALE TRANSACTION. The closing of the transactions contemplated by that certain Agreement for Purchase and Sale of even date herewith by and among Simitar and K-tel International, Inc. shall have occurred or be occurring contemporaneously with the Closing of the transactions contemplated herein.

     6. EXPENSES. The expenses of the transactions contemplated hereunder, including legal and accounting fees, if any, shall be borne by the party incurring the expense, whether or not the transactions contemplated under this Agreement shall be consummated.

     7. FURTHER ASSURANCES. From and after the Closing, each of the parties hereto shall execute, acknowledge and deliver all such further assignments, assurances and other instruments as may be reasonably necessary to perfect the conveyances contemplated in this Agreement.

     8. ENTIRE AGREEMENT. This Agreement contains the entire Agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings among them with respect thereto. This Agreement may be amended, modified or supplemented only pursuant to a written instrument signed by each of the parties hereto.

     9. TERMINATION. This Agreement may be terminated and the transactions contemplated herein abandoned by either party hereto in the event that the Closing shall not have taken place by November 30, 1995, but any such termination shall be without prejudice to any other rights or remedies of any party hereto with respect to any breach of this Agreement occurring prior to such termination.

     10. BROKER'S COMMISSION. Each of the parties hereto shall indemnify and hold harmless the other from the commission, fee or claim of any person, firm or corporation employed or retained or claiming to be employed or retained by such party to bring about, or to represent it in, the transactions contemplated hereby.

     11. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs and legal representatives.

     12. NOTICES. Any notice, request, information or other document to be given hereunder to any of the parties by any other party shall be in writing and delivered personally, or sent by registered or certified mail or nationally recognized overnight carrier, postage prepaid, or by facsimile transmission, as follows:

        If to Simitar or                   2605 Fernbrook Lane North
          Elfenbein:                       Minneapolis, MN  55447-4736
                                           Attention:  Mickey Elfenbein
                                           Facsimile No. 612-559-6885

        with a copy to:                    Leonard, Street and Deinard
                                           150 South Fifth Street, Suite 2300
                                           Minneapolis, Minnesota  55402
                                           Attention:  Steven D. DeRuyter
                                           Facsimile No. 612-335-1657

        If to K-5:                         2605 Fernbrook Lane North
                                           Suite O
                                           Minneapolis, Minnesota  55447-4736

        with a copy to:                    Taylor McCaffrey
                                           9th Floor, 400 St. Mary Avenue
                                           Winnipeg, Manitoba
                                           Canada  R3C 4K5
                                           Attention:  Jacqueline A. Lowe
                                           Facsimile No. 204-957-0945

A notice, request, information or other document shall be deemed to have been given (i) when personally delivered, (ii) five days after having been placed in the mail, if delivered by registered or certified mail, (iii) the day after having been placed with a nationally recognized overnight carrier, if delivered by a nationally recognized overnight carrier, and (iv) when transmitted with electronic confirmation of receipt, if transmitted by facsimile. Any party may change the address to which communications hereunder are to be sent to it by giving written notice of such change of address in the manner herein provided for giving notice.

     13. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota applicable to contracts made and to be performed therein.

     IN WITNESS WHEREOF, the undersigned have executed this Stock Transfer Agreement on the date first written above.


                                   K-5 LEISURE PRODUCTS, INC.

                                   By ________________________________________
                                     Its _____________________________________


                                   /s/ Mickey Elfenbein
                                   Mickey Elfenbein


                                   SIMITAR, INC.

                                   By /s/ Mickey Elfenbein
                                      Mickey Elfenbein
                                      Its President


                                   Exhibit A

                                PROMISSORY NOTE


[See Attachment]                                        Dated:  __________, 1995
                                                         Minneapolis, Minnesota


     FOR VALUE RECEIVED, Simitar, Inc., a Minnesota corporation (the "Borrower"), K-tel International (USA), Inc., Dominion Entertainment, Inc., US Distribution Services, Inc., and Simitar Entertainment, Inc., jointly and severally, promise to pay to the order of K-5 Leisure Products, Inc., a Minnesota corporation (the "Holder"), at the Holder's principal office located at 2605 Fernbrook Lane North, Suite O, Minneapolis, Minnesota 55447-4736, or at such other place as the Holder of this Note may from time to time designate, the principal sum of [see attachment], plus interest on the principal balance remaining unpaid from time to time at the Prime Rate (as hereinafter defined) as of the date of this Note, and as adjusted on _______________ and _______________ [semi-annual adjustment dates] of each year thereafter (the "Adjustment Dates"). As used in this Note, "Prime Rate" means the rate designated as the "Prime Rate" in the "Money Rates" section (or any successor thereto) of the Wall Street Journal as of the applicable Adjustment Date (or, if the applicable Adjustment Date is not a business day, as of the business day immediately preceding the applicable Adjustment Date).

     The entire outstanding principal balance of this Note and all accrued but unpaid interest thereon shall be due and payable in full upon the first to occur of the following events (the occurrence of any such event, or other payment in full of all amounts owing under this Note, being hereinafter referred to as the "Maturity" of this Note):

     1. The completion by the Borrower, any of its subsidiaries, or any other corporation that controls all or substantially all of the issued and outstanding capital stock of the Borrower, of a registered public offering of its equity securities;

     2. The Borrower, K-tel International (USA) Inc., Dominion Entertainment, Inc. or Simitar Entertainment, Inc. becoming insolvent or any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law being commenced in respect of any of the foregoing corporations and remaining for 60 days undismissed;

     3. The Borrower or any of its subsidiaries transferring to a third party assets having a fair market value greater than $1,000,000, other than sales in the ordinary course of business, sales of the stock or any assets of Dominion Vertriebs, GmbH, K-tel International (FRANCE) SARL, and K-tel International (SPAIN) SL, and sales and other transfers of assets in connection with the Borrower's financing of its acquisition as of the date hereof of the other makers of this Note;

     4. The cumulative retained earnings of the Borrower (determined in accordance with generally accepted accounting principles consistently applied) increasing from and after the date hereof by $5,000,000 (provided that any payment of principal or interest by reason of the occurrence of the event set forth in this subparagraph 4 shall be subject to any restrictions or limitations binding upon the Borrower in favor of the Borrower's lenders or equity security holders); or

     5. Mickey Elfenbein selling or otherwise disposing of any of his shares of the capital stock of the Borrower or any interest in such shares other than:

          (a) a transfer of such shares or any interest therein to a spouse or child of Mickey Elfenbein or a trust established for the principal benefit of Mickey Elfenbein or a spouse or child of Mickey Elfenbein;

          (b) a transfer of such shares or interest to an employee of the Borrower or any of its affiliates; and

          (c) a grant of a security interest in such shares or any interest therein to any party providing financing to the Borrower or any of its affiliates;

          provided that such transfer or grant of a security interest does not result in Mickey Elfenbein being the registered and beneficial owner of less than 50 percent of the issued and outstanding shares of the capital stock of the Borrower of which he is the record and beneficial owner as of the date of this Note.

     Prior to the Maturity of this Note or the Amortization Commencement Date (as hereinafter defined), the Borrower shall pay to the Holder, as prepayments of amounts owing hereunder:

     1. an amount equal to the Profits (as hereinafter defined) of K-tel International, Inc. ("K-tel") or its affiliates up to the date hereof with respect to the product known as the "101 Country Hits", payable within 60 days of the date hereof;

     2. an amount equal to the Profits earned by the Borrower, or the Borrower's affiliates with respect to the product known as the "101 Country Hits" from and after the date hereof and prior to the Maturity of this Note, payable in installments within 60 days following the end of each calendar quarter; and

     3. an amount equal to all royalties due and owing by the Holder (excluding American Federation of Musicians' payments and other expense reimbursements and non-royalty payments, if any) prior to the maturity of this Note to Dominion Entertainment, Inc. ("Dominion") pursuant to that certain record license agreement of even date herewith between Dominion and the Holder (the "Record License Agreement"), less one cent per track and less all income and similar taxes owing by Dominion with respect thereto, payable as an offset against amounts owing by the Holder to Dominion pursuant to the Record License Agreement.

     As used in this Note, "Profits" means gross receipts from the sale of the "101 Country Hits" box set, any individual compact discs or cassette tapes with respect thereto and all "upsales" made in connection with direct response sales thereof (collectively, the "Products"), less (i) reserves for returns and bad debts with respect to the Products, determined in accordance with the methods used by Borrower to determine such reserves generally (the reserve for returns being 10 percent of shipped orders), (ii) the costs set forth on Exhibit A attached hereto and incorporated herein by reference and corresponding costs with respect to "upsales", (iii) other amounts paid to third parties in connection with the production, manufacturing, promotion, marketing, sale or distribution of the Products (excluding commissions on sales to retail outlets), and (iv) in the case of sales to retail outlets, 10 percent of the selling price.

     The Holder shall have the right to audit the books and records of the Borrower with respect to the Products, during normal business hours and on reasonable prior written notice, at anytime prior to the Amortization Commencement Date (but not more often than once per calendar quarter), for the purpose of identifying the calculation of "Profits" pursuant to the proceeding paragraph (including, without limitation, the product costs set forth on Exhibit A attached hereto); provided, however, that (i) the royalties paid by Borrower to third parties shall be assumed to have been based on a $90.00 selling price, whether or not the amounts actually paid were so based, (ii) the royalties paid to the Borrower and its subsidiaries shall be assumed to have been $.03 per track, regardless of the amount actually paid, and (iii) the freight and handling costs shall be assumed to have been $2.02 or $2.03, as shown on Exhibit A, regardless of the amount actually paid. The Holder shall maintain all information received in such audit in strict confidence, and not disclose such information to any third party or use such information for any purpose other than enforcing its rights under this Note.

     The Borrower may otherwise prepay amounts owing hereunder, in whole or in part, at any time and from time to time, without premium or penalty. All prepayments shall be applied first in reduction of the accrued but unpaid interest owing hereunder and thereafter in reduction of the principal balance hereof.

     Interest accruing hereunder from the date of this Note through the fifth anniversary hereof (the "Amortization Commencement Date"), to the extent not prepaid pursuant to the preceding paragraphs, shall be paid in annual installments on each anniversary of the date of this Note.

     The entire principal balance of this Note outstanding as of the Amortization Commencement Date, together with all interest accrued but unpaid as of such date or thereafter accruing, shall be paid in five equal annual installments, one on each of the five anniversaries of the Amortization Commencement Date.

     The Borrower hereby waives: (a) presentment, protest and demand, and (b) notice of protest, demand, dishonor and nonpayment of this Note.

     The obligation evidenced by this Note was negotiated, delivered and accepted in the State of Minnesota, the laws of which state shall in all respects be controlling in the interpretation and validity of this Note and all obligations evidenced hereby.

                                    SIMITAR, INC.


                                    By ________________________________________
                                       Mickey Elfenbein
                                       Its President

                                    K-TEL INTERNATIONAL (USA), INC.


                                    By ________________________________________
                                       Its _____________________________________

                                    DOMINION ENTERTAINMENT, INC.


                                    By ________________________________________
                                       Its _____________________________________

                                    US DISTRIBUTION SERVICES, INC.


                                    By ________________________________________
                                       Its _____________________________________



                                    SIMITAR ENTERTAINMENT, INC.


                                    By ________________________________________
                                       Its _____________________________________






                                   Exhibit A


101 COUNTRY SONGS - SET                                                   6/9/95


           101 COUNTRY SONGS
           PRODUCT #80184/80182
           INITIAL SRLP:
                  DIRECT RESPONSE:          $69.95            $89.95
                  SHIPPING & HANDLING:       $8.95             $8.95

                                                          DIRECT RESPONSE
                                                       CASS              CD
1)       FOREVER COUNTRY                              $1.67             $2.31
2)       COUNTRY SUNSHINE                             $1.66             $2.30
3)       EASY COUNTRY                                 $1.27             $1.71
4)       MELLOW COUNTRY                               $1.59             $2.19
5)       COUNTRY MEMORIES                             $1.26             $1.70
6)       TIMELESS COUNTRY                             $1.50             $2.06
7)       COUNTRY NIGHTS                               $1.41             $1.91
8)       COUNTRY ROMANCE                              $1.51             $2.07
9)       COUNTRY CLASSICS                             $1.30             $1.76
10)      COUNTRY ROADS                                $1.55             $2.13
                                                     $14.72            $20.14
         BOX                                          $0.15             $0.15
         ASSEMBLY (HANDS)                             $0.17             $0.17
         TOTAL 10 CD SET COST                        $15.04            $20.46

         PATSY CLINE                                  $1.32             $1.84
         GREATEST WESTERN THEMES                      $1.75             $2.11

         ACM ROYALTY                                  $0.70             $0.90
         EDDIE RABBITT ROYALTY                        $1.05             $1.35
         FREIGHT & HANDLING                           $2.02             $2.03
         MAILER                                       $0.15             $0.15
         TOTAL:                                      $22.03            $28.84




                                   ATTACHMENT


                         CALCULATION OF PROMISSORY NOTE
                               PRINCIPAL BALANCE





                                 Principal          Start Date             Per Diem Interest

K-5 Loan to Elfenbein             448,000        October 25, 1995       $98.19 (8%/annum)


National Development, Ltd.        118,376        December 12, 1994      $14.28 (8%/annum on $65,169)
Loan to Elfenbein


K-5 Letter of                     140,000        December 31, 1994      $30.68 (8%/annum)
Credit Expenses


Original principal amount of loan will be sum of principal balances plus per diems from the respective start dates to the closing date.




                                                                       Exhibit B

                                 MUTUAL RELEASE


                                   EXHIBIT B


                                 MUTUAL RELEASE


      This instrument is made and entered into as of the ____ day of __________, 1995 by and among K-5 Leisure Products, Inc. ("K-5"), a Minnesota corporation, Simitar, Inc. ("Simitar"), a Minnesota corporation, Mickey Elfenbein ("Elfenbein"), a resident of Medina, Minnesota, and Philip Kives ("Kives"), a resident of Winnepeg, Manitoba pursuant to that certain stock transfer and loan payment agreement dated _______________, 1995 by and among K-5, Simitar and Elfenbein (the "Stock Transfer Agreement"). Capitalized terms used but not otherwise defined in this instrument are used in this instrument as defined in the Stock Transfer Agreement.

      A. KNOW ALL MEN BY THESE PRESENTS that Simitar and Elfenbein (collectively, the "Elfenbein Parties"), for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, for themselves and for their heirs, predecessors, successors and assigns, do hereby remise, release and forever discharge K-5 and Kives (collective, the "Kives Parties") and their heirs, predecessors, successors and assigns of and from any and all manner of actions, suits, claims, demands, advances, indemnifications, damages, judgments, levies, and executions, whether known or unknown, suspected or unsuspected, liquidated or unliquidated, fixed or contingent, direct or indirect, at law or in equity, that any one or more of the Elfenbein Parties, or their heirs, predecessors, successors or assigns, ever had, has or ever can, shall or may have or claim to have against any one or more of the Kives Parties for, upon, or by reason of any matter, fact or thing prior to the date of these presents relating to or arising out of the debt agreement, the pledge agreement, or the business of K-5, Simitar, Qwil, Bradley, NCV, or Simitar Entertainment, other than claims arising out of the Stock Transfer Agreement, that certain agreement for purchase and sale dated ___________, 1995 between Simitar and K-tel International, Inc., and any promissory note, certificate, agreement or other instrument issued pursuant to or in connection with either of the foregoing.

      B. KNOW ALL MEN BY THESE PRESENTS that the Kives Parties, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, for themselves and for their heirs, predecessors, successors and assigns, do hereby remise, release and forever discharge the Elfenbein Parties and their heirs, predecessors, successors and assigns of and from any and all manner of actions, suits, claims, demands, advances, indemnifications, damages, judgments, levies, and executions, whether known or unknown, suspected or unsuspected, liquidated or unliquidated, fixed or contingent, direct or indirect, at law or in equity, that any one or more of the Kives Parties, or their heirs, predecessors, successors or assigns, ever had, has or ever can, shall or may have or claim to have against any one or more of the Elfenbein Parties for, upon, or by reason of any matter, fact or thing prior to the date of these presents relating to or arising out of the debt agreement, the pledge agreement, or the business of K-5, Simitar, Qwil, Bradley, NCV, or Simitar Entertainment, other than claims arising out of the Stock Transfer Agreement, that certain agreement for purchase and sale dated ___________, 1995 between Simitar and K-tel International, Inc., and any promissory note, certificate, agreement or other instrument issued pursuant to or in connection with either of the foregoing.

      C. The undersigned, by execution hereof, state that they have been duly represented by counsel of their own selection in the premises, and that this Mutual Release has been read by the undersigned and their counsel, and that the undersigned understand and fully agree to each, all and every provision hereof, hereby acknowledging receipt of a copy hereof.


                                                K-5 LEISURE PRODUCTS, INC.


Dated:  ___________, 1995                       By _____________________________
                                                   Its _________________________


                                                SIMITAR, INC.


Dated:  ___________, 1995                       By _____________________________
                                                   Its _________________________



Dated:  ___________, 1995                       ________________________________
                                                Mickey Elfenbein



Dated:  ___________, 1995                       ________________________________
                                                Philip Kives


                                   EXHIBIT C


                            RECORD LICENSE AGREEMENT

                  Dated as of the ___ day of ___________, 1995

Between                                   And

DOMINION ENTERTAINMENT, INC.             K-TEL INTERNATIONAL, INC.
2605 Fernbrook Lane North                2605 Fernbrook Lane North
Minneapolis, MN 55447                    Suite O
(the "Licensor")                         Minneapolis, MN 55447
                                         (the "Licensee")

                              W I T N E S S E T H

          In consideration of the mutual promises and covenants herein contained, the parties hereby agree as follows:

    GRANT AND SCOPE OF RIGHTS

  (a) Subject to all limitations contained herein, Licensor hereby grants to Licensee for the Term (as defined in Clause 4) and in the Territory (as defined in Clause 22) the non-exclusive right to use master recordings contained in the Dominion re-record catalog which have been approved in writing by Licensor (hereinafter called the "Licensed Masters") in connection with the exploitation of one Album for sale by Licensee via infomercials.

  (b) The rights hereby granted by Licensor to Licensee include the following:

     (i) The right to exploit the Album through television infomercial sales only.

     (ii) The right to use the approved name likeness and biography of each artist whose performance is embodied in the said Licensed Masters in connection with the advertising, publicizing or sale of the Albums.

     (iii) The right, subject to Clause 9(c) hereof and to the extent permitted by the applicable laws of the Territory, to perform publicly or to permit the public performance by means of radio or television broadcast or otherwise of records manufactured from the said Licensed Masters for the purposes only of advertising the sale of the Albums.

     (iv) The right to use and control the use of the said Licensed Masters the matrices, mothers, stampers or other copies or derivatives and records manufactured from the master recordings and the performance(s) embodied therein for the purposes hereof only.

2.           LIMITATIONS OF RIGHTS

  (a)  Notwithstanding anything to the contrary contained herein:

     (i) Licensee shall only embody the Licensed Masters on the said Albums and shall not make any second or other use thereof.

     (ii) It is acknowledged that all Licensed Masters hereunder are not the original recordings but rather a re-recorded version of the original recording and Licensee shall clearly designate such Licensed Masters as re-recordings on all Album jackets, sleeves, inlay cards, and any packaging related thereto. The obligation to so designate such Licensed Masters is of the essence of this Agreement.

     (iii) The rights herein granted to Licensee shall be limited to the extent that Licensor owns or controls such rights, and Licensor specifically states that it does not own or control the exclusive rights in the Territory to each and every Licensed Master comprising the Albums.

  (b) Except as described in paragraph (c) of this Clause 2, Licensor reserves exclusively to itself and its successors, licensees and assigns all rights and uses in and to the Licensed Masters whether now or hereafter known or in existence, except the limited use expressly licensed hereunder. By way of illustration and not of limitation, Licensee shall not:

     (i) Exploit the Album hereunder at any price other than in the so-called "full-priced" category.

     (ii) Use the Licensed Masters or dispose of or use in any way records or tapes manufactured therefrom except for commercial manufacture and sale of the records as herein provided.

     (iii) [Intentionally Deleted]

     (iv) Edit or alter the Licensed Masters. Licensee shall only employ the Licensed Masters in the manner and for the purpose originally recorded by or for Licensor.

     (v) Sub-license or otherwise convey any rights under this Agreement.

     (vi) Exploit the Album in any retail channels of trade either directly or indirectly.

     (vii) Undertake or knowingly permit the manufacture, advertising, distribution or sale of any Licensed Master or the Album outside the Territory.

3.           RESERVATION OF RIGHTS

  (a)  The following shall be and remain the property of Licensor:

     (i) The Licensed Masters supplied by Licensor under this Agreement as well as all mothers and stampers produced therefrom by or for Licensee;

     (ii) Licensor's copyright and other property rights under statutory and/or common law in the Licensed Masters, tapes, matrices, and mothers and stampers;

     (iii) Any and all copyrights, trademarks or other similar rights or other property rights which may otherwise accrue to Licensee or to any of its distributors, agents or representatives by reason of the exercise of the rights granted by this Agreement;

     (iv) The exclusive right to use or license the Licensed Masters or the performance embodied thereon for use in connection with the synchronization of said performance with television productions and/or motion pictures, including any soundtrack albums derived therefrom, whether produced in the Territory or otherwise.

  (b) Licensee will, upon request, execute or cause to be executed, and will deliver to Licensor, all documents necessary to establish and effectuate Licensor's unencumbered ownership of all such rights.

  (c) Licensee shall take all precautions necessary, including but not limited to placing the appropriate "P" line credit on all Album jackets, sleeves, labels or inlay cards, to preserve and protect the copyright in the Licensed Masters in Licensor's name and to prevent same from falling into the public domain.

  (d) All records manufactured under the authority of this Agreement shall be distributed in packaging materials bearing a Universal Product Code (UPC) that will enable retail stores equipped with devices that identify bar codes at the point of sale to report the number of records sold to SoundScan, Inc. for tabulation if applicable.

4.           TERM

The Term of this Agreement shall be for a period of five (5) years commencing with the Closing Date of the agreement or when otherwise terminated under
Section 18 below. Each year of the Term may hereinafter be referred to as a "Contract Year".

5.           ADVANCES

         [Intentionally deleted]

6.           ROYALTIES

In consideration of the license and rights herein granted to Licensee, Licensee hereby agrees to pay all of the following to Licensor:

  (a) A royalty of eight (8%) percent based on the actual selling price to the consumer, such royalty being accruable on one hundred percent (100%) of all copies of the Albums which are exploited hereunder which amount shall in no event be less than US $.04 per master recording on cassettes and US $.06 per master recording on compact disc. Royalties on "bonus" or "free" records shall be US $.04 per master recording on cassettes and US $.06 per master recording on compact disc.

  (b) In computing the number of Albums manufactured and sold hereunder Licensee shall have the right to deduct returns and credits on account of defective merchandise, errors in billing and errors in shipment.



7.           ACCOUNTING STATEMENTS

  (a) During the Term of this Agreement and thereafter as long as Licensee continues to sell the Album hereunder, Licensee agrees to keep all usual and proper records and books of account and make all usual and proper entries therein relating to the exploitation of the Album.

  (b) Licensee shall deliver to Licensor within thirty (30) days following the last day of March, June, September and December of each year detailed written statements, showing sales of records hereunder during such period. Licensee shall in said statements advise Licensor in writing of the identity of each Album manufactured hereunder and identify each Licensed Master embodied thereon. Such statements shall include the following information:

     (i) The number of copies of the Album sold within the Territory during the accounting period; and

     (ii) The amount of royalties and other payments due to Licensor pursuant to this Agreement.

  (c) Simultaneously with the delivery of the accounting statements referred to above, Licensee shall pay to Licensor, at the above written address, all sums shown to be due to Licensor by such statements. All payments shall be made in United States Dollars (where applicable computed at the rate of exchange existing on the date the payments are required to be made pursuant to the terms of this Agreement).

  (d) In the event Licensee does not pay to Licensor the amount shown to be due by any accounting statement on the date the payment is required to be made pursuant to the terms of this Agreement then:

     (i) Licensor may at its election terminate this Agreement hereunder pursuant to Clause 18(b) or (c) below; and/or

      (ii) Licensor may charge interest at the rate of three percent (3%) above the then current Prime Lending Rate to and payable by Licensee for the period commencing upon the date such payment was due until the date such payment is made.

  (e) In the event that Licensee is unable because of governmental restrictions to make payment in the manner described in this Clause and if Licensor agrees to accept payment in a currency other than United States Dollars, Licensee shall deposit (at Licensee's expense) to Licensor's credit or account or to such other account as Licensor may from time to time designate, in a depository selected by Licensor, all sums payable to Licensor hereunder. Notwithstanding, in the event that Licensee in unable because of governmental restrictions to make payment to Licensor in the United States or in United States Dollars, Licensor shall have the right to terminate this Agreement upon thirty (30) days written notice, without prejudice to Licensor's rights.

8.           INSPECTION

  (a) Licensee shall permit Licensor or its duly authorized representative to inspect, audit, abstract and copy such of Licensee's books and records as reasonably relate to the subject matter of this Agreement. Such inspection shall be allowed twice during each calendar year for as long as Licensee continues to distribute or sell the Album, and twice in each of the two (2) years thereafter, upon thirty (30) days written notice, and may be conducted at Licensee's regular place of business in the United States or where books and records are maintained.

In the event calculation of royalty payments is determined by a computer based system, Licensor shall be permitted to examine the machine sensible data utilized by such system and the related documentation describing such system and Licensee agrees to retain such data for at least two (2) years after the expiration of this Agreement.

  (b) Any inspection undertaken by Licensor shall be at Licensor's expense provided, however, that if an underpayment equal to or in excess of five (5%) percent of the royalties properly due and payable to Licensor is discovered, Licensee shall reimburse Licensor for the expense of such inspection in addition to remitting the amount determined to be properly due plus accrued interest at the rate of three percent (3%) above the then current Prime Lending Rate.

  (c) This Clause shall survive the termination of this Agreement or any subsequent agreement between the parties hereto covering generally the subject matters covered herein.

9.           THIRD PARTY PAYMENTS

  (a) With respect to royalties payable to copyright proprietors by reason of Licensee's exercise of its rights hereunder, Licensee agrees to secure licenses from such copyright proprietors or their agents in the Territory and to make payments directly to such proprietors or agents. No rights to manufacture and exploit the Licensed Masters are granted hereunder until Licensee secures such copyright licenses.

  (b) Licensee shall be responsible for the payment of any sums that may be payable to the Special Payments Fund and the Music Performance Trust Fund of the American Federation of Musicians (the "AFofM") or any other union or guild (including AFTRA) based upon the manufacture and sale of the Licensed Masters as contained on the Albums. Licensee shall pay to Licensor an additional royalty of one (1%) percent of the actual selling price to the consumer for the "AFofM" royalty, said royalty being payable by Licensee to Licensor in accordance with paragraph 7 herein.

  (c) Licensee shall be responsible for any amounts properly becoming due to any union or guild having jurisdiction in the nature of so-called "re-use" fees arising as a result of Licensee's use of the performances embodied on the Masters hereunder, including but not limited to commercial advertisements for the sale of the Licensed Masters as contained on the Albums.

  (d) Subject to subsections (a), (b), and (c) above, Licensor shall pay all other royalties and payments, if any, which may become due to artists, producers and other contributors to the performances embodied on the Licensed Masters.

  (e) Within thirty (30) days of receipt of Licensor's invoice Licensee shall pay to Licensor costs incurred by Licensor relating to copying, packaging and shipping of the Licensed Masters, negatives, advertising, promotional, display and any other materials supplied or caused to be supplied by Licensor.

10.          DELIVERY AND QUALITY OF LICENSED MASTERS

  (a) Licensor shall use its best efforts to deliver or cause to be delivered within twenty (20) days after acceptance of Licensee's request therefor and receipt of copies of Licensee's mechanical copyright licenses, copy master tapes of those Licensed Masters then agreed to be licensed hereunder. Such copy master tapes shall be of suitable quality for use in the commercial production of records for general sale. Any Licensed Masters delivered to Licensee hereunder, shall be deemed to be technically satisfactory for the purposes hereunder, unless Licensor has been notified to the contrary within ten days (10) after receipt of the said Licensed Masters. Any such notification must contain a written technical report from the laboratory of Licensee which specifically details and describes any technical defects in the material. Upon receipt of such notification, Licensor shall attempt to have the defects corrected, at its expense, and reship the corrected Licensed Masters promptly thereafter.

  (b) Licensor shall supply to Licensee in writing the correct title of the recorded work(s), the names of the author and composer thereof, the names of the recording artists as Licensor desires to have them displayed on the label of the Album, and any other relevant copyright information available to Licensor.

11.      SUBSTITUTIONS

  (a) In the event Licensor is not reasonably able to correct the noticed defects pursuant to Clause 10 above, or in the event the Licensor's ownership of or otherwise control of the rights of any Licensed Master has become encumbered, restricted or terminated, the Licensor, in its sole discretion, reserves the right to substitute a Licensed Master.

  (b) Licensee's sole remedy, in the event of Licensor's failure to provide a substitute Licensed Masters referred to above, shall be the refund of monies paid as advances for such Licensed Master and no other.

12.          LABEL CREDIT

The labels, sleeves and inlay cards of all Records shall bear a credit to Licensor in such form as indicated on the Schedules.

13.          SAMPLES

Licensee shall provide Licensor, prior to the distribution thereof, with three
(3) sample copies of the Albums.

14.          LICENSEE'S WARRANTIES

Licensee warrants and represents that:

  (a) Licensee possesses the full right, power and authority to enter into this Agreement.

  (b) Prior to the delivery of the master tapes and prior to the manufacture of records, Licensee shall have obtained all mechanical copyright licenses relating to the musical compositions embodied on the Licensed Masters contained on such Album and shall remit copies of such mechanical licenses to Licensor. This warranty is of the essence of this Agreement.

  (c) All Albums manufactured by Licensee hereunder shall be of the highest quality and shall be consistent with the standards of the record industry.

  (d) All Albums manufactured by Licensee hereunder shall be exploited by Licensee in strict compliance with all the terms and conditions of this Agreement. In particular, but without limitation, Licensee hereby expressly warrants that no Album may be exported for sale outside the Territory nor shall Licensee knowingly sell any Album manufactured hereunder to any third party intending to resell same outside the Territory.

  (e) Neither Licensee nor anyone claiming rights through Licensee shall sell, assign, transfer, mortgage, hypothecate or subject to any lien or encumbrance the Licensed Masters or any of the above rights, and any attempt thereto shall cause the immediate termination of this Agreement and/or be deemed null and void and of no force and effect whatsoever.

15.          LICENSOR'S WARRANTIES

Licensor warrants and represents that:

  (a) Licensor possesses the full right, power and authority to enter into and to perform this Agreement.

  (b) At the time of delivery of the Licensed Masters Licensor will be the exclusive owner of or otherwise control the rights herein granted to Licensee in such Licensed Masters.

  (c) The Licensed Masters were recorded and otherwise prepared in all respects in accordance with the rules and regulations of all unions and similar associations having jurisdiction.

16.          INDEMNIFICATION

  (a) Each of the parties hereto shall indemnify, save and hold the other harmless from loss or damage arising out of or connected with any claim by a third party which is inconsistent with any of the recitals, agreements, representations or warranties herein. Either party shall reimburse the other on demand for any payment made by the demanding party at any time after the date hereof in respect of any liability or claim to which this indemnity relates and which has resulted in an adverse final judgment against the demanding party, or a settlement approved by both parties, in which it is determined that the ultimate liability is that of the indemnifying party. Prompt notice shall be given to the indemnifying party of any claim to which this indemnity relates and the indemnifying party shall have the right, at its own expense to control the defense thereof, provided that:

      (i) The demanding party shall have the right to cooperate in such defense at its own expense.

     (ii) If the indemnifying party shall not exercise its right to control the defense, then the demanding party shall, in addition to any other indemnity hereunder, be reimbursed for its reasonable expenses (including reasonable attorney's fees), if any, incurred in the defense if it shall be determined that the ultimate liability is that of the indemnifying party; and

  (b) Nothing herein is to be construed so as to permit Licensee the right to withhold royalties payable hereunder.

17.   ASSIGNMENT

Neither this Agreement nor the rights granted to Licensee hereunder may be assigned by Licensee without the written consent of Licensor. Licensor shall be entitled to assign this Agreement including its rights hereunder to any parent, affiliated or subsidiary company or corporation, or to anyone owning or acquiring substantially all of the capital stock or assets of Licensor.

18.    TERMINATION OR EXPIRATION

  (a)  Bankruptcy and Insolvency.

In the event Licensee shall be adjudged a bankrupt or in the event that any insolvency proceedings are instituted by or against Licensee and are not dismissed within thirty (30) days after the institution thereof, or in the event a trustee or receiver is appointed to take over all or a substantial part of Licensee's assets, Licensee's rights under this Agreement shall automatically terminate, and such termination shall be deemed effective as of the commencement of the event which gave rise to such termination. In the event of such termination, all monies due and unpaid by Licensee pursuant to this Agreement shall there upon become due and payable. Further, all Licensed Masters and all copies thereof, all color separations and other artwork and all other property of Licensor shall be returned to Licensor at Licensee's expense, and in no event shall the title thereto or any rights therein be acquired by or vest in any trustee, receiver or in any other party by reason of any such insolvency, bankruptcy or other such occurrence affecting Licensee.

  (b)  Breaches.

Without prejudice to any other rights or claims which Licensor may have, Licensor may, at its option, terminate this Agreement upon giving not less than fifteen (15) days written notice and period to cure to Licensee, in the event of any of the following, which shall constitute a material breach of this
Agreement:

     (i) Licensee shall fail to account and make payments hereunder or shall fail to perform any other of its material obligations required of it hereunder.

     (ii) Licensee, through act or omission, shall violate or knowingly permit the violation of any of its warranties and representations hereunder.

     (iii) Licensee utilizes or duplicates Licensor's mark in violation of the applicable terms of this Agreement.

     (iv) Licensee denies Licensor the right granted hereunder to audit Licensee's books.

  (c) Immediate Termination.

Notwithstanding Section 18(b) above, and without prejudice to any other rights or claims which Licensor may have, Licensor shall have the right to immediately terminate this license without any written notice to Licensee in the event of any of the following:

     (i) Licensee has failed to timely account and make payments hereunder a total of four (4) times, whether or not prior delinquent accountings and payments have been made.

     (ii) Licensee has willfully reported inaccurate accountings of payments due hereunder.

     (iii) Licensee knowingly exports, distributes or licenses any Licensed Master or Album outside the Territory.

  (d) Death or change in ownership.

In the event of: (i) the death of Philip Kives; or (ii) discontinuance of Philip Kives as an active senior officer or manager of Licensee; or (iii) a change in the ownership of fifty percent (50%) or more of the Licensee, Licensor may terminate this Agreement by giving the Licensee fifteen (15) days' written notice. In such event Licensee shall have a six (6) month period in which to sell off existing inventory of the Albums.

  (e) Termination/Expiration Procedure.

     (i) In the event of the termination of this Agreement, all rights herein granted by Licensor to Licensee shall immediately terminate and shall thereupon revert to Licensor, free and clear of any claims by Licensee. Licensee shall continue, nevertheless, to be responsible for accounting and payments as set forth in this Agreement, and upon notification from Licensor will return to Licensor or to Licensor's designee at Licensee's expense, all tapes, matrices, duplicate tapes, masters, mothers and stampers supplied by Licensor hereunder that are in Licensee's possession or control.

     (ii) If this Agreement expires by expiration of the Term then, at the end of the Term, all Licensed Masters, tapes or matrices supplied to Licensee and all derivatives of said tapes and matrices, including duplicate tapes, masters, mothers and stampers provided to Licensee pursuant to the License Agreement, shall at Licensor's election either be destroyed in the presence of one of Licensor's duly authorized representatives, or delivered to Licensor free of cost to Licensor.

  (f) Sell-off.

     (i) Licensee shall advise Licensor in writing, upon the expiration of the term, the quantity of Albums that are in Licensee's stock at the time of said expiration.

     (ii) Provided Licensee supplies Licensor with the aforesaid information Licensee shall be entitled to sell-off, for a period of six (6) months thereafter, all existing stocks of the applicable Album subject to the continuing obligation to account for and pay royalties on such sales in accordance with the terms hereof.

     (iii) Upon the expiration of the sell-off period Licensee shall, at its sole cost and expense, destroy all of its existing inventory of Albums and shall furnish Licensor with an affidavit of destruction executed by an officer of Licensee.

19.          NOTICES

All accounting or payment which Licensee is hereto required to give to Licensor shall be addressed to the addresses first above written. All other notices and other items from one party to the other hereunder will, unless herein indicated to the contrary, be addressed as follows;

To Licensee:               At Licensee's address as set forth on the first
                           page hereof;


To Licensor:               At Licensor's address as set forth on the first
                           page hereof, directed to the attention of:
                           Vice President, Business Affairs

or to such other address as either party shall designate in writing to the other party from time to time. Unless otherwise set forth in this Agreement, all notices shall be deemed duly given on the date of mailing.

20.          MANUFACTURING

Licensor shall be afforded the right of first refusal to manufacture all of the product which include master recordings hereunder. The right of first refusal shall be exercised within five (5) business days of receipt of a written notice of third party offer to manufacture.

21.          MISCELLANEOUS

  (a) This Agreement set forth the entire understanding between Licensor and Licensee with respect to the subject matter hereof, all prior negotiations or alleged understandings are merged herein, and no amendment to or modification of this Agreement or any provision hereof shall be binding upon Licensor and Licensee unless confirmed by a written instrument signed by an Officer of Licensee and Licensor's authorized signatory. Any process in any action, suit or proceeding arising out of or relating to this agreement may, among other methods, be served upon Licensee by delivering it or mailing it in accordance with Clause 19 above. No waiver of any provision of or default under this Agreement shall affect Licensee's or Licensor's rights, as the case may be, thereafter to enforce such provision or to exercise any right or remedy in the event of any other default, whether or not similar.

  (b) Any act or failure to act by either party shall not be construed as a waiver of any of such party's rights hereunder unless a memorandum thereof, expressing the intention to waive, signed by the party to be charged, is made and delivered to the other party. Any such waiver shall not be deemed to be a waiver of any past or future breach of the same or any other provision of this Agreement.

  (c) If any part of this Agreement shall be determined to be invalid or unenforceable by a court of competent jurisdiction or by any other legally constituted body having jurisdiction to make such determination, the remainder of this Agreement shall remain in full force and effect.

  (d) The captions herein are for convenience only, do not constitute a part of this Agreement, and are not to be used in the construction thereof.

  (e) This agreement and any arbitration conducted under paragraph (g) of this Clause 21 will be governed by and construed in accordance with the substantive, procedural and evidentiary laws and rules of the State of Minnesota.

  (f) Subject to paragraph (g) of this Clause 21, the parties hereby submit to the jurisdiction of, and waive any venue objections against, the United States District Court for the District of Minnesota and the trail courts of the State of Minnesota, in any litigation and/or arbitration arising out of this Agreement, and each party hereby consents to the personal jurisdiction of such courts for purposes of this Agreement, including entry of enforcement of any arbitration award or judgment.

  (g) Any claim, dispute, or controversy arising out of or in connection with or relating to this Agreement or the breach or alleged breach thereof shall be submitted by the parties to arbitration by the American Arbitration Association ("AAA") in the City of Minneapolis, Minnesota, under the commercial rules then in effect for the Association except as provided herein. A transcribed record shall be prepared. The AAA shall recommend three (3) arbitrators who are knowledgeable in the field in dispute. The parties shall agree upon one (1) of the three within twenty (20) days. If no arbitrator is mutually agreed upon, the AAA shall make such appointment within thirty (30) days of such failure.

Each party shall have the right to request the arbitrator to order reasonable and limited discovery. The award rendered by the arbitrator shall include costs of arbitration, reasonable attorneys' fees and reasonable costs for expert and other witnesses, but shall not include punitive damages against either party. Judgment on such award may be entered as provided in paragraph (f) of this Clause 21, provided that nothing in this paragraphs (g) shall be deemed as preventing either party from seeking relief from the courts as necessary to protect either party`s name, proprietary information, trade secrets, know-how, or any other appropriate provisional remedy.

  (h) Clause 6, 7, 8, 9, 12, 14, 16, 18(f) and 21 will survive the termination of this Agreement.

22.          DEFINITIONS

As used in this Agreement, the following terms shall have the indicated meanings:

  (a) "master recordings" - recordings which embody sound alone and are intended for reproduction in the form of records or otherwise.

  (b) "Record" or "record" means any reproduction of a master recording in the form of analog cassette tapes and compact discs.

  (c) "exploit" - shall mean the manufacture, distribution, advertising, promotion and sale of the Album pursuant to the terms hereof.

  (d) "Album" - that record (which shall contain all of the Licensed Masters) manufactured, distributed and sold by Licensee hereunder which shall contain up to one hundred and fifty (150) master recordings on one or more Records.

  (e) "Records sold", "record sales" and "sales" mean one hundred (100%) percent of those records shipped by Licensee hereunder and not returned.

  (f) "Infomercial" - shall mean a minimum of a twenty (28) eight minute television broadcast show as customary in the industry.

  (g) "Territory" - United States

  (h) "this Agreement" - shall mean this agreement and the Schedule "A" annexed hereto.


IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.



DOMINION ENTERTAINMENT, INC.                         K-TEL INTERNATIONAL, INC.



BY_______________________                       BY__________________________
    An authorized signatory                         An authorized signatory


NAME__________________________                  NAME________________________
         Please print or type                              Please print or type


TITLE_________________________                  TITLE_______________________



                                   SCHEDULE A

    Annexed to and forming part of Agreement dated _________________ , 1995


ALBUM TITLE:        HEARTBREAKER

CATALOG NUMBER:

LICENSED MASTERS:

     TITLE                                   ARTIST

RAINDROPS KEEP FALLING ON MY HEAD       B.J. THOMAS
JEAN                                    OLIVER
CRYSTAL CHANDELIERS                     VIC DANNA
I BELIEVE                               FRANKIE LAINE
JUST WALKING IN THE RAIN                JOHNNY RAY
LOVE LETTERS IN THE SAND                PAT BOONE
RED ROSES FOR A BLUE LADY               VIC DANNA
CARA MIA                                JAY BLACK
BESAME MUCHO                            TRINI LOPEZ
LOVE IS A MANY SPLENDORED THING         FOUR ACES
VENUS*                                  FRANKIE AVALON
MR. BLUE                                FLEETWOODS
YOUNG GIRL                              GARY PUCKET AND
                                             THE UNION GAP
JESAMINE                                CASUALS
HAPPY TOGETHER*                         TURTLES
LOVE IS ALL AROUND                      TROGGS
WISHING AND HOPING                      MERSEYBEATS
YOU WERE ON MY MIND                     CRISPIAN ST. PETERS
SILENCE IS GOLDEN                       TREMELOES
A GROOVY KIND OF LOVE                   WAYNE FONTANA
FERRY 'CROSS THE MERSEY                 GERRY & THE
                                             PACEMAKERS
YOU'VE GOT YOUR TROUBLES I'VE GOT MINE  FORTUNES
IF YOU GOTTA MAKE A FOOL OF SOMEBODY    FREDDY & THE
                                             DREAMERS
TRAINS & BOATS & PLANES                 BILLY J. KRAMER
REFLECTIONS OF MY LIFE                  MARMALADE
THE END OF THE WORLD                    SKEETER DAVIS
WILL YOU STILL LOVE ME TOMORROW         SHIRELLES
I WILL FOLLOW HIM                       SANDY POSEY
DOWN IN THE BOONDOCKS                   BILLY JOE ROYAL
LEADER OF THE PACK                      SHANGRI-LAS
RUNAWAY                                 DEL SHANNON
CORINNA CORINNA                         RAY PETERSEN
VENUS IN BLUE JEANS                     JIMMY CLANTON
IT'S MY PARTY                           LESLEY GORE
DEDICATED TO THE ONE I LOVE             SHIRELLES
HEY PAULA*                              PAUL & PAULA
TELL LAURA I LOVE HER                   RAY PETERSEN
TEEN ANGEL                              MARK DINING
CHAPEL OF LOVE                          DIXIE CUPS
ROSEGARDEN                              LYNN ANDERSON
HEARTACHES BY THE NUMBER                GUY MITCHELL
THE HAPPIEST GIRL IN THE WHOLE USA      DONNA FARGO
WHAT IN THE WORLD'S COME OVER YOU       JACK SCOTT
LUCKENBACH TEXAS                        JOHNNY RUSSELL
HELP ME MAKE IT THROUGH THE NIGHT       SAMMI SMITH
TENNESSEE WALTZ                         PATTI PAGE
HIGH NOON                               FRANKIE LAINE
SLIDE OFF YOUR SATIN SHEETS             JOHNNY PAYCHECK
WILL THE CIRCLE BE UNBROKEN             NED MILLER
I CAN'T STOP LOVING YOU                 KITTY WELLS
NO CHARGE                               MELBA MONTGOMERY
YOU LIGHT UP MY LIFE                    MARGO SMITH
GREEN GREEN GRASS OF HOME               PORTER WAGONER
**MY SPECIAL PRAYER                     PERCY SLEDGE
GREAT PRETENDER                         PLATTERS
MAKE THE WORLD GO AWAY                  TIMI YURO
ALL I COULD DO WAS CRY                  ETTA JAMES
**SMOKE GETS IN YOUR EYES               PLATTERS
SPANISH HARLEM                          BEN E. KING
WHEN A MAN LOVES A WOMAN                PERCY SLEDGE
WARM AND TENDER LOVE                    PERCY SLEDGE
STAND BY ME                             BEN E. KING
ONLY YOU                                PLATTERS
HURT                                    TIMI YURO
**HEY THERE LONELY GIRL                 EDDIE HOLMAN
**BRING IT ON HOME TO ME                EDDIE FLOYD
IF YOU DON'T KNOW ME BY NOW             HAROLD MELVIN &
                                             THE BLUENOTES
***SINGING THE BLUES                    GUY MITCHELL
***I'LL BE HOME                         PAT BOONE
***ROCKY                                DICKEY LEE
***OH LONESOME ME                       DON GIBSON


 (**)     --   CASSETTE/LP ONLY
(***)     --   COMPACT DISC ONLY
 (**)     --   CASSETTE/LP ONLY
(***)     --   COMPACT DISC ONLY




TERRITORY:          MEXICO

ADVANCE:            $.0

ROYALTY:            $.04 Per Licensed Master per Album

CONFIGURATION:      Audio cassettes and compact discs

RELEASE DATE:

LABEL CREDIT:       Courtesy of Dominion Entertainment, Inc.





DOMINION ENTERTAINMENT, INC.            K-5 LEISURE PRODUCTS

BY __________________________________      BY  _________________________________



                                   SCHEDULE B

    Annexed to and forming part of Agreement dated _________________ , 1995


ALBUM TITLE:        ROCK BOX

CATALOG NUMBER:

LICENSED MASTERS:


     TITLE                                   ARTIST

YAKETY YAK                                                  THE COASTERS
ALLEY OOP*                                                  HOLLYWOOD ARGYLES
MR. CUSTER*                                                 LARRY VERN
PAPA-OOM MOW MOW                                            RIVINGTONS
SEVEN LITTLE GIRLS                                          PAUL EVANS
     (SITTING IN THE BACK SEAT)
DOES YOUR CHEWING GUM LOSE ITS FLAVOR                       LONNIE DONEGAN
     ON THE BEDPOST OVERNIGHT?
THE BIRDS & THE BEES*                                       JEWEL AKENS
SURFIN' BIRD                                                TRASHMEN
MONSTER MASH                                                SHA NA NA
WILD THING                                                  THE TROGGS
HE'S SO FINE                                                CHIFFONS
KEEP A KNOCKIN'                                             LITTLE RICHARD
SHEILA                                                      TOMMY ROE
SPLISH SPLASH                                               SHA NA NA
PERSONALITY                                                 LLOYD PRICE
THE GREAT PRETENDER                                         THE PLATTERS
WILD ONE                                                    BOBBY RYDELL
HEY LITTLE GIRL (IN THE HIGH                                DEE CLARK
     SCHOOL SWEATER)
LITTLE DARLIN'                                              THE DIAMONDS
HE'S A REBEL                                                CRYSTALS
THE LETTER                                                  THE BOX TOPS
LET'S HAVE A PARTY                                          WANDA JACKSON
DA DOO RON RON                                              CRYSTALS
LONG TALL SALLY                                             LITTLE RICHARD
STAGGER LEE                                                 LLOYD PRICE
JAMBALAYA                                                   JOHNNY RUSSELL
SLOW TWISTIN'                                               CHUBBY CHECKER
RED RIVER ROCK                                              JOHNNY & THE
                                                               HURRICANES
THE STROLL                                                  THE DIAMONDS
DO YOU WANNA DANCE?                                         BOBBY FREEMAN
MASHED POTATO TIME                                          DEE DEE SHARP
PEPPERMINT TWIST                                            JOEY DEE & THE
                                                               STARLITERS
SHAKIN' ALL OVER                                            CHAD ALLEN (FORMERLY
                                                               OF THE GUESS WHO)
BRISTOL STOMP                                               DOVELLS
LUCILLE                                                     LITTLE RICHARD
LEADER OF THE PACK                                          SHANGRI-LAS
BLUE MOON                                                   THE MARCELS
AIN'T THAT A SHAME                                          PAT BOONE
CHAPEL OF LOVE                                              DIXIE CUPS
PARTY DOLL                                                  BUDDY KNOX
HIPPY HIPPY SHAKE                                           SWINGIN' BLUE JEANS
REBEL ROUSER                                                DUANE EDDY
TELL HIM                                                    THE EXCITERS
UNDER THE BOARDWALK                                         THE DRIFTERS
MY BOYFRIEND'S BACK                                         THE ANGELS
STAND BY ME                                                 BEN E. KING
GOOD GOLLY MISS MOLLY                                       LITTLE RICHARD
RUNAWAY                                                     DEL SHANNON
HEY PAULA*                                                  PAUL & PAULA
WHEN A MAN LOVES A WOMAN                                    PERCY SLEDGE
HURT                                                        TIMI YURO
THEN HE KISSED ME                                           THE CRYSTALS
SAVE THE LAST DANCE FOR ME                                  THE DRIFTERS
MY GUY                                                      MARY WELLS
ONE FINE DAY                                                THE CHIFFONS
PATCHES                                                     CLARENCE CARTER
MY TRUE LOVE                                                JACK SCOTT
GOIN OUT OF MY MIND                                         LITTLE ANTHONY
DEDICATED TO THE ONE I LOVE                                 THE SHIRELLES
MY HEART IS AN OPEN BOOK                                    CARL DOBKINS
WHISPERING GRASS                                            INK SPOTS
VENUS*                                                      FRANKIE AVALON
RAINDROPS KEEP FALLING ON MY HEAD                           B.J. THOMAS
CHARLIE BROWN                                               THE COASTERS
OH BOY                                                      WANDA JACKSON
THE HUCKLEBUCK                                              CHUBBY CHECKER
PEPINO THE ITALIAN MOUSE                                    JOEY CHEDDAR
STUPID CUPID                                                WANDA JACKSON
HATS OFF TO LARRY                                           DEL SHANNON
SUSIE DARLING                                               ROBIN LUKE
LET'S TWIST AGAIN                                           CHUBBY CHECKER
SPEEDY GONZALES                                             PAT BOONE
IF I HAD A HAMMER                                           TRINI LOPEZ
TEQUILA                                                     ACE CANNON
COME SOFTLY TO ME                                           FLEETWOODS
JUST WALKING IN THE RAIN                                    JOHNNY RAY
RHYTHM OF THE RAIN                                          CASCADES
WHAT'S A MATTER BABY                                        TIMI YURO


TERRITORY:               MEXICO

ADVANCE:            $.0

ROYALTY:            $.04 Per Licensed Master per Album

CONFIGURATION:      Audio cassettes and compact discs

RELEASE DATE:

LABEL CREDIT:       Courtesy of Dominion Entertainment, Inc.





DOMINION ENTERTAINMENT, INC.            K-5 LEISURE PRODUCTS

BY __________________________________      BY  _________________________________


                                   SCHEDULE C

 Annexed to and forming part of Agreement dated ________________________ , 1995


ALBUM TITLE:        POP HISTORY

CATALOG NUMBER:

LICENSED MASTERS:

     TITLE                                   ARTIST

SUGAR BABY LOVE                         RUBETTES
BEAUTIFUL SUNDAY                        DANIEL BOONE
LOVE GROWS WHERE MY ROSEMARIE GOES      EDISON LIGHTHOUSE
COME AND GET IT                         BADFINGER
UNDERCOVER ANGEL                        ALAN O'DAY
EVERLASTING LOVE                        ROBERT KNIGHT
HOOKED ON A FEELING                     B.J. THOMAS
*DANCING ON A SATURDAY NIGHT            BARRY BLUE
THE NIGHT CHICAGO DIED                  PAPER LACE
INDIAN RESERVATION                      DON FARDON
ARIZONA                                 MARK LINDSAY
BILLY DON'T BE A HERO                   PAPER LACE
ME AND YOU AND A DOG NAMED BOO          LOBO
SAN BERNADINO                           CHRISTIE
YELLOW RIVER                            CHRISTIE
I'D LOVE YOU TO WANT ME                 LOBO
DON'T EXPECT ME TO BE YOUR FRIEND       LOBO
IF YOU DON'T KNOW ME BY NOW             HAROLD MELVIN & THE BLUENOTES
DON'T LET THE SUN CATCH YOU CRYING      GERRY & THE PACEMAKERS
GOODBYE                                 MARY HOPKINS
MR. BOJANGLES                           GLENN YARBOROUGH
ONE TIN SOLDIER                         ORIGINAL CASTE
DO YOU WANNA MAKE LOVE?                 PETER MCCANN
DRIFT AWAY                              DOBIE GRAY
RIDE CAPTAIN RIDE                       BLUES IMAGE
SOONER OR LATER                         GRASSROOTS
PIED PIPER                              CHRISTIAN ST. PETERS
BEG STEAL OR BORROW                     NEW SEEKERS
*IT AIN'T ME BABE                       TURTLES
*ELENORE                                TURTLES
LAY DOWN                                MELANIE
OB LA DI OB LA DA                       MARMALADE
THE LETTER                              THE BOX TOPS
HERE COMES MY BABY                      TREMELOES
BUILD ME UP BUTTERCUP                   FOUNDATIONS
LADY WILLPOWER                          GARY PUCKET & THE
                                             UNION GAP
GOOD MORNING STARSHINE                  OLIVER
IN THE SUMMERTIME                       MUNGO JERRY
JUDY IN DISGUISE                        JOHN FRED & HIS
                                             PLAYBOY BAND
BABY COME BACK                          EQUALS
BEND ME SHAPE ME                        AMERICAN BREED
DIZZY                                   TOMMY ROE
**LIGHTNING STRIKES                     LOU CHRISTIE
**SATISFACTION GUARANTEED               HAROLD MELVIN & THE BLUENOTES
***SURF CITY                            JAN & DEAN
***HITCHIN' A RIDE                      VANITY FAIR




TERRITORY:               MEXICO

ADVANCE:            $.0

ROYALTY:            $.04 Per Licensed Master per Album

CONFIGURATION:      Audio cassettes and compact discs

RELEASE DATE:

LABEL CREDIT:       Courtesy of Dominion Entertainment, Inc.





DOMINION ENTERTAINMENT, INC.            K-5 LEISURE PRODUCTS


BY __________________________________      BY  _________________________________




                                                                         Annex C

Sections 302A.471 and 302A.473. Minnesota Business Corporation Act

302A.471.  RIGHTS OF DISSENTING SHAREHOLDERS

     SUBDIVISION 1. ACTIONS CREATING RIGHTS. A shareholder of a corporation may dissent from, and obtain payment for the fair value of the shareholder's shares in the event of, any of the following corporate actions:

          (a) an amendment of the articles that materially and adversely affects the rights or preferences of the shares of the dissenting shareholder in that it:

               (1) alters or abolishes a preferential right of the shares;

               (2) creates, alters, or abolishes a right in respect of the redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

               (3) alters or abolishes a preemptive right of the holder of the shares to acquire shares, securities other than shares, or rights to purchase shares or securities other than shares;

               (4) excludes or limits the right of a shareholder to vote on a matter, or to cumulate votes, except as the right may be excluded or limited through the authorization or issuance of securities of an existing or new class or series with similar or different voting rights; except that an amendment to the articles of an issuing public corporation that provides that section 302A.671 does not apply to a control share acquisition does not give rise to the right to obtain payment under this section;

          (b) A sale, lease, transfer, or other disposition of all or substantially all of the property and assets of the corporation, but not including a transaction permitted without shareholder approval in section 302A.661, subdivision 1, or a disposition in dissolution described in section 302A.725, subdivision 2, or a disposition pursuant to an order of a court, or a disposition for cash on terms requiring that all or substantially all of the net proceeds of disposition be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition;

          (c) A plan of merger, whether under this chapter or under chapter 322B, to which the corporation is a party, except as provided in subdivision 3;

          (d) A plan of exchange, whether under this chapter or under chapter 322B, to which the corporation is a party as the corporation whose shares will be acquired by the acquiring corporation, if the shares of the shareholder are entitled to be voted on the plan; or

          (e) Any other corporate action taken pursuant to a shareholder vote with respect to which the articles, the bylaws, or a resolution approved by the board directs that dissenting shareholders may obtain payment for their shares.

     SUBDIVISION 2. BENEFICIAL OWNERS. (a) A shareholder shall not assert dissenters' rights as to less than all of the shares registered in the name of the shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. In that event, the rights of the dissenter shall be determined as if the shares as to which the shareholder has dissented and the other shares were registered in the names of different shareholders.

     (b) The beneficial owner of shares who is not the shareholder may assert dissenters' rights with respect to shares held on behalf of the beneficial owner, and shall be treated as a dissenting shareholder under the terms of this section and section 302A.473, if the beneficial owner submits to the corporation at the time of or before the assertion of the rights a written consent of the shareholder.

     SUBDIVISION 3. RIGHTS NOT TO APPLY. Unless the articles, the bylaws, or a resolution approved by the board otherwise provide, the right to obtain payment under this section does not apply to a shareholder of the surviving corporation in a merger, if the shares of the shareholder are not entitled to be voted on the merger.

     SUBDIVISION 4. OTHER RIGHTS. The shareholders of a corporation who have a right under this section to obtain payment for their shares do not have a right at law or in equity to have a corporate action described in subdivision 1 set aside or rescinded, except when the corporate action is fraudulent with regard to the complaining shareholder or the corporation.

302A.473.  PROCEDURES FOR ASSERTING DISSENTERS' RIGHTS

     SUBDIVISION 1. DEFINITIONS. (a) For purposes of this section, the terms defined in this subdivision have the meanings given them.

          (b) "Corporation" means the issuer of the shares held by a dissenter before the corporate action referred to in section 302A.471, subdivision 1 or the successor by merger of that issuer.

          (c) "Fair value of the shares" means the value of the shares of a corporation immediately before the effective date of the corporate action referred to in section 302A.471, subdivision 1.

          (d) "Interest" means interest commencing five days after the effective date of the corporate action referred to in section 302A.471, subdivision 1, up to and including the date of payment, calculated at the rate provided in section 549.09 for interest on verdicts and judgments.

     SUBDIVISION 2. NOTICE OF ACTION. If a corporation calls a shareholder meeting at which any action described in section 302A.471, subdivision 1 is to be voted upon, the notice of the meeting shall inform each shareholder of the right to dissent and shall include a copy of section 302A.471 and this section and a brief description of the procedure to be followed under these sections.

     SUBDIVISION 3. NOTICE OF DISSENT. If the proposed action must be approved by the shareholders, a shareholder who wishes to exercise dissenters' rights must file with the corporation before the vote on the proposed action a written notice of intent to demand the fair value of the shares owned by the shareholder and must not vote the shares in favor of the proposed action.

     SUBDIVISION 4. NOTICE OF PROCEDURE; DEPOSIT OF SHARES. (a) After the proposed action has been approved by the board and, if necessary, the shareholders, the corporation shall send to all shareholders who have complied with subdivision 3 and to all shareholders entitled to dissent if no shareholder vote was required, a notice that contains:

               (1) The address to which a demand for payment and certificates of certificated shares must be sent in order to obtain payment and the date by which they must be received;

               (2) Any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

               (3) A form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and

               (4) A copy of section 302A.471 and this section and a brief description of the procedures to be followed under these sections.

          (b) In order to receive the fair value of the shares, a dissenting shareholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice required by paragraph (a) was given, but the dissenter retains all other rights of a shareholder until the proposed action takes effect.

     SUBDIVISION 5. PAYMENT; RETURN OF SHARES. (a) After the corporate action takes effect, or after the corporation receives a valid demand for payment, whichever is later, the corporation shall remit to each dissenting shareholder who has complied with subdivisions 3 and 4 the amount the corporation estimates to be the fair value of the shares, plus interest, accompanied by:

               (1) The corporation's closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the corporate action, together with the latest available interim financial statements;

               (2) An estimate by the corporation of the fair value of the shares and a brief description of the method used to reach the estimate; and

               (3) A copy of section 302A.471 and this section, and a brief description of the procedure to be followed in demanding supplemental payment.

          (b) The corporation may withhold the remittance described in paragraph
     (a) from a person who was not a shareholder on the date the action dissented from was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If the dissenter has complied with subdivisions 3 and 4, the corporation shall forward to the dissenter the materials described in paragraph (a), a statement of the reason for withholding the remittance, and an offer to pay to the dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction. The dissenter may decline the offer and demand payment under subdivision 6. Failure to do so entitles the dissenter only to the amount offered. If the dissenter makes demand, subdivisions 7 and 8 apply.

          (c) If the corporation fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited certificates and cancel all transfer restrictions. However, the corporation may again give notice under subdivision 4 and require deposit or restrict transfer at a later time.

     SUBDIVISION 6. SUPPLEMENTAL PAYMENT; DEMAND. If a dissenter believes that the amount remitted under subdivision 5 is less than the fair value of the shares plus interest, the dissenter may give written notice to the corporation of the dissenter's own estimate of the fair value of the shares, plus interest, within 30 days after the corporation mails the remittance under subdivision 5, and demand payment of the difference. Otherwise, a dissenter is entitled only to the amount remitted by the corporation.

     SUBDIVISION 7. PETITION; DETERMINATION. If the corporation receives a demand under subdivision 6, it shall, within 60 days after receiving the demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with the corporation or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition shall be filed in the county in which the registered office of the corporation is located, except that a surviving foreign corporation that receives a demand relating to the shares of a constituent domestic corporation shall file the petition in the county in this state in which the last registered office of the constituent corporation was located. The petition shall name as parties all dissenters who have demanded payment under subdivision 6 and who have not reached agreement with the corporation. The corporation shall, after filing the petition, serve all parties with a summons and copy of the petition under the rules of civil procedure. Nonresidents of this state may be served by registered or certified mail or by publication as provided by law. Except as otherwise provided, the rules of civil procedure apply to this proceeding. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court shall determine whether the shareholder or shareholders in question have fully complied with the requirements of this section, and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by the corporation or by a dissenter. The fair value of the shares as determined by the court is binding on all shareholders, wherever located. A dissenter is entitled to judgment in cash for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted under subdivision 5, but shall not be liable to the corporation for the amount, if any, by which the amount, if any, remitted to the dissenter under subdivision 5 exceeds the fair value of the shares as determined by the court, plus interest.

     SUBDIVISION 8. COSTS; FEES; EXPENSES. (a) The court shall determine the costs and expenses of a proceeding under subdivision 7, including the reasonable expenses and compensation of any appraiser as appointed by the court, and shall assess those costs and expenses against the corporation, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment under subdivision 6 is found to be arbitrary, vexatious, or not in good faith.

          (b) If the court finds that the corporation has failed to comply substantially with this section, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.

          (c) The court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.


                                                                         Annex D

                        Opinion of Van Kasper & Company


                         [LOGO OF VAN KASPER & COMPANY]
                              VAN KASPER & COMPANY

                               Investment Bankers
       11661 San Vicente Blvd., Suite 709, Los Angeles, California 90049


                                August 31, 1995


Board of Directors
K-tel International, Inc.
2605 Fernbrook Lane North
Minneapolis, MN 55447-4736

Gentlemen:

     You have requested that we render our opinion as to the fairness, from a financial point of view, to the shareholders of K-tel International, Inc., a Minnesota corporation ("K-tel" or the "Company"), of a proposed acquisition (the "Transaction") by Simitar, Inc., a Minnesota corporation ("Simitar") of all of the issued and outstanding stock of the following subsidiaries of the Company:
K-tel International (USA), Inc.; Dominion Entertainment, Inc.; U.S. Distribution Services; K-tel Entertainment (CAN) Inc.; K-tel International Finland OY; K-tel International (FRANCE) SARL; Dominion Vertriebs, GmbH; K-tel Ireland, Ltd.; K-tel International (SPAIN) SL; K-tel Entertainment (UK), Ltd.; K-tel International (Sweden) A; K-tel Ireland (Exports), Ltd.; and K-tel International GmbH (collectively the "Acquired Subsidiaries"). The Transaction will be effected pursuant to the terms and conditions of that certain Agreement for Purchase and Sale, dated June 28, 1995, between Simitar and K-tel (the "Purchase and Sale Agreement").

     The Transaction will be structured as a purchase by Simitar of all of the issued and outstanding stock of the Acquired Subsidiaries (with the possible exception of certain director's qualifying shares) in consideration of the payment to the Company of $25 Million (subject to adjustment and offset as provided in the Purchase and Sale Agreement). The Company is expected to retain certain consolidated net operating loss carryforwards, and the parties will elect to have the Transaction taxed as a sale of assets. We also underatand that the Transaction is subject to Simitar obtaining satisfactory financing by a date agreed to between the parties, and to the repayment by the parties of certain outstanding credit obligations of K-tel, all as more fully set forth in the Purchase and Sale Agreement.

     In connection with our opinion, among other things, we have (i) held extensive discussions with the management of K-tel and certain members of the management of Simitar, (ii) reviewed an executed copy of the Purchase and Sale Agreement and the Stock Transfer and Loan Repayment Agreement among K-5 Leisure Products, Inc., Simitar and Mickey Elfenbein, each in the form provided to us by K-tel, and each dated June 28, 1995; (iii) reviewed certain publicly available documents for K-tel; (iv) reviewed internal budgets and projections, marketing materials and press releases provided to us by K-tel; (v) reviewed publicly available data and information for companies which we have determined to be comparable; (vi) reviewed the historical stock prices for K-tel and other companies which we have determined to be comparable; (vii) reviewed available research reports for K-tel and other companies which we have determined to be comparable; (viii) reviewed the financial terms of other recent business combinations; and (ix) conducted such other financial analysis as we have determined, based upon our judgement as investment bankers, to be appropriate for purposes of this opinion.

     In our review we have assumed, with your permission, that the documents to be prepared, used and signed by the parties to formally effect the Transaction, including the proxy or other disclosure material to be delivered to the shareholders of K-tel to elicit any necessary consents to the Transaction, will effect the Transaction on the terms set forth in the Purchase and Sale Agreement without material alteration.

     We have not been requested to, and did not, solicit third party indications of interest in acquiring all or any part of K-tel or investing in K-tel. We have also been advised that the management of K-tel has not solicited any additional bidders for the sale of all or any part of K-tel, including the Acquired Subsidiaries. Furthermore, we have not negotiated the Transaction, provided any legal advice or advised you with respect to alternatives to the Transaction. Although we have performed a valuation of the Acquired Subsidiaries using a number of commonly accepted methodologies, we have not made an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of these K-tel assets.

     In rendering this opinion, we have relied, without independent verification, on the accuracy and completeness of all of the financial and other information that was publicly available or furnished or otherwise communicated to us by the Company. With respect to financial projections of the Acquired Subsidiaries provided to us, we have reviewed those projections in light of discussions we have conducted with industry sources, and have made certain adjustments where we have determined it was appropriate to do so. Independent of the for going, we have assumed that the projections were reasonably prepared, based upon assumptions reflecting the best currently available estimates and good faith judgments of management as to the future performance of the Acquired Subsidiaries and that neither the management of K-tel, nor the management of Simitar, has any information or beliefs that would make the projections misleading.

     In addition, we call to your attention that (i) Simitar is controlled by Mickey Elfenbein who is the President, Chief Executive Officer and a director of K-tel and will, after the closing of the Transaction, employ Mr. Elfenbein and other management personnel of K-tel, including the current Chief Financial Officer of K-tel, and (ii) the consolidating financial statements for the eleven months ended May 31, 1995, and the estimates given to us for the month ending June 30, 1995 (our having been advised that the auditied financial statements of K-tel for its 1995 fiscal year were not available) were prepared on a consolidated basis as to all of the subsidiaries of K-tel, and the consolidating data provided to us with respect to the Acquired Subsidiaries (which do not constitute all of the subsidiaries) was derived from the financial statements by the management of K-tel. In rendering our opinion we have assumed the accuracy and completeness of all of the financial and other information that was provided to us by the current Chief Financial Officer, including, without limitation, the accuracy and completeness of the consolidating data derived from the financial statements of K-tel.

     Our opinion is based upon analysis of the foregoing factors in light of our assessment of general economic, financial and market conditions as they exist and as they can be evaluated by us as of the date hereof.

     Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Transaction is fair to the shareholders of K-tel from a financial point of view.

                                          Very truly yours,



                                          /s/ Van Kasper & Company
                                          VAN KASPER & COMPANY